As filed with the Securities and Exchange Commission on December 9, 2020.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Infobird Co., Ltd

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 12A05, Block A, Boya International Center, Building 2, No. 1 Courtyard, Lize Zhongyi Road

Chaoyang District, Beijing, China 100102

86-010-52411819

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Clayton E. Parker, Esq.

Matthew L. Ogurick, Esq.

Hillary O’Rourke, Esq.

K&L Gates LLP

Southeast Financial Center, Suite 3900

200 South Biscayne Boulevard

Miami, Florida 33131-2399

Telephone: 305-539-3300

Fax: 305-358-7095

Lawrence S. Venick, Esq. Loeb & Loeb LLP 21st Floor, CCB Tower 3 Connaught Road Central Hong Kong SAR Telephone: 852-3923-1111 Fax: 852-3923-1100

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Ordinary shares, par value $0.001 per share(2)(3)	7,187,500	$4.00	$28,750,000.00	$3,136.63
Representative’s Warrants(4)	-	-	-	-
Ordinary shares underlying Representative’s Warrants(4)	718,750	$4.40	$3,162,500.00	$345.03
Total	7,906,250	$-	$31,912,500.00	$3,481.66

(1)	Includes additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(4)	We have agreed to issue, on the closing date of this offering, warrants, or the representative’s warrants, to the representative of the underwriters, ViewTrade Securities, Inc., in an amount equal to 10% of the aggregate number of ordinary shares sold by us in this offering. The exercise price of the representative’s warrants is equal to 110% of the price of our ordinary shares offered hereby. The representative’s warrants are exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, DATED DECEMBER 9, 2020

PRELIMINARY PROSPECTUS

6,250,000 Ordinary Shares

Infobird Co., Ltd

We are offering 6,250,000 ordinary shares. This is the initial public offering of ordinary shares of Infobird Co., Ltd. The offering price of our ordinary shares in this offering is expected to be $4.00 per share. Prior to this offering, there has been no public market for our ordinary shares.

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “BIRD.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 10 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1) We have agreed to issue, on the closing date of this offering, warrants, or the representative’s warrants, to the representative of the underwriters, ViewTrade Securities, Inc., in an amount equal to 10% of the aggregate number of ordinary shares sold by us in this offering. For a description of other terms of the representative’s warrants and a description of the other compensation to be received by the underwriters, see “Underwriting” beginning on page 102.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $669,769, exclusive of the above discounts and commissions. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our ordinary shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $2,012,500 based on an assumed initial public offering price of $4.00 per ordinary share, and the total gross proceeds to us, before underwriting discounts and commissions and expenses, will be $28,750,000. If we complete this offering, net proceeds will be delivered to us on the closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures which require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Market Regulation, and the State Administration of Foreign Exchange. See remittance procedures in the section titled “Use of Proceeds” beginning on page 38.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about     , 2020.

VIEWTRADE SECURITIES, INC.	GF SECURITIES (HONG KONG) BROKERAGE LIMITED

The date of this prospectus is      , 2020.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our ordinary shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ordinary shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including       , 2020 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms the “Company,” “we,” “us” and “our” refer to Infobird Co., Ltd and its subsidiaries, its variable interest entity and the subsidiaries of its variable interest entity.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this prospectus, Taiwan, Hong Kong and Macau. “RMB” or “Renminbi” refers to the legal currency of China. “$” or “U.S. dollars” refers to the legal currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option and no exercise of the representative’s warrants.

Our functional currency is RMB. Our consolidated financial statements are presented in U.S. dollars. We use U.S. dollars as the reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities are translated into U.S. dollars at the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York as of the balance sheet dates, the statements of income are translated using the average rate of exchange in effect during the reporting periods, and the equity accounts are translated at historical exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The balance sheet amounts, with the exception of equity at June 30, 2020 and December 31, 2019, were translated at RMB 7.0651 and RMB 6.9618, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the six months ended June 30, 2020 and 2019 were RMB 7.0322 and RMB 6.7836 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, unless otherwise stated, all translations from RMB to U.S. dollars were made at RMB 7.0651 to $1.00, the noon buying rate on June 30, 2020, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

ii

PROSPECTUS SUMMARY

 The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our ordinary shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

We are a software-as-a-service, or SaaS, provider of innovative AI-powered, or artificial intelligence enabled, customer engagement solutions in China. Leveraging self-developed cloud computing structure, AI and machine learning capabilities, patented Voice over Internet Protocol or VoIP, application technologies, no-code development platform, and in-depth industry expertise, we primarily provide holistic software solutions to help our corporate clients proactively deliver and manage end-to-end customer engagement activities at all stages of the sales process including pre-sales and sales activities and post-sales customer support. We also offer AI-powered cloud-based sales force management software including intelligent quality inspection and intelligent training software to help our clients monitor, benchmark and improve the performances of agents. We empower our clients with our business value-driven solutions to increase revenue, reduce cost, and enhance customer service quality and customer satisfaction. We currently specialize in serving corporate clients in the finance industry and also cover a broad array of other industries, including the education, public services, healthcare and consumer products industries. We believe we are one of the leading and long-standing domestic SaaS providers in serving large enterprises in the finance industry in customer engagement with over 10 years of experience. We offer a comprehensive portfolio of customer engagement SaaS solutions that are highly intelligent, customizable and with proof of stability and security at scale with concurrence of over 10,000 agents. We continue to innovate by developing technologies that enable us to deliver a series of solutions and services which address the evolving and changing needs of our corporate clientele.

According to the Report on the Industry Trend of SaaS in China published by Business Partner Consulting in March 2020, the SaaS industry is a fast-growing market in China, surging from approximately $2.3 billion in 2019 to $3.3 billion in 2020, and is expected to grow to approximately $6.9 billion in 2022. We believe the growth of the SaaS industry is driven by the digital transformation in the business world, in particular domestic PRC markets, and in particular, we believe that companies are investing significantly in SaaS during such digital transformation. We also believe AI-powered customer engagement SaaS is disrupting traditional customer engagement tools. The former proactively extracts, consolidates, analyzes, and predicts customer interactions in an omni-channel environment with the assistance of AI, while the latter passively receives, records, reacts to, and reports on customer data without the assistance of AI. We believe that a combination of industry expertise on SaaS and novel technologies, such as AI and machine learning capabilities, is the progressing trend in the customer engagement industry.

We rely on the following self-developed novel technologies to deliver customizable, high-quality, scalable, configurable, secure, and steady customer engagement solutions:

•	Cloud computing structure. We use a cloud computing structure as the basic infrastructure for our software, which empowers us with flexible scale-out capabilities and high tolerance of failures and default, and supports ultra-large-scale concurrence capabilities.
•	AI and machine learning capabilities. We incorporate our self-developed natural language processing, or NLP, licensed automatic speech recognition, or ASR, and text to speech, or TTS, to empower our software to have the capability of conducting multiple rounds of free conversations with customers, referring to the context for better understanding, automatically capturing key words, recognizing the intentions of customers and accurately converting voice to text or vice versa.
•	Patented VoIP technologies. Our patented VoIP technologies ensure high-quality telecommunications through intelligent routing, multi-voice coding support, and multi-endpoint access support. The intelligent routing and multi-voice coding support enable us to provide optimal voice transmission quality by monitoring network fluctuation to deploy voice routing notes and adjusting voice coding based on the latest status of network bandwidth.
•	No-code development platform. We developed a no-code development platform that is flexible by design, enabling us to deploy pre-coded microservice modules and packages to quickly respond and adjust to customer requirements, and we can also combine microservice modules into customized end-to-end solutions, and thus, significantly reduce the time required for our software engineers to program customized services and products for our clients. Our software developed through the no-code development platform also supports open application programming interface, or API, and software development kit, or SDK, and therefore allows easy integration with our clients’ call centers, websites, and software.

Our customer engagement services are founded on a series of our customer engagement software, and each may be used on an individual and/or integrated basis. The following are the primary types of our fundamental software:

AI Customer Engagement Software

•	Cloud call center – proprietary technologies that ensure scalable, steady, secure, and flexible access to accounts and also support functions which can automatically initiate outbound calls by taking into account available agents, anticipated talk time, and anticipated wait time, and then distribute the answered calls to the agents.
•	Intelligent telemarketing – automatically initiate calls in batch files, which are files often used to help load programs, run multiple processes at a time, perform common or repetitive tasks, support AI voice Chatbot and collect information from interactions between sales representatives and customers to create labels for each customer and to analyze and predict customer behaviors.
•	Intelligent omni-channel customer service – integrate interactions through telephone calls, videos, emails, social media platforms, websites, and text messages, and provide tickets that can promote business flows across different departments.
•	AI voice Chatbot and AI text Chatbot – multiple rounds of free conversation with customers, referring to the context for better understanding, and recognizing the intentions of customers.

AI Sales Force Management Software

•	Intelligent quality inspection – monitoring and benchmarking performances of sales and customer service representatives, and aiding in the fulfillment of obligations under compliance regulations.
•	Intelligent training – interactive training sessions and tests with computers for sales and customer service representatives.

We value our proprietary technologies and strong research and development capabilities, which we believe differentiate us from other software companies in the customer engagement industry. As of September 30, 2020, we had an intellectual property portfolio consisting of 19 patents, 13 patents in various stages of the registration application process, 51 software copyrights, 1 artwork copyright in the registration application process, 39 registered trademarks, 5 trademark applications and 27 domain names in the PRC and 3 registered trademarks outside of the PRC.

We design our software to be easy to use, customizable and self-operated. We allow our clients to incorporate their business needs and/or approach to customer management in our software by using our self-developed no-code programming technology. Clients may also configure certain parameters and scripts for agents. Our software also allows easy integration with our clients’ call centers, websites and software. Through years of experience serving our clients and analyzing the interactions between our clients and their customers, we have accumulated valuable vertical knowledge and know-how of our clients’ industries. We continually strive to understand the objectives of our clients at different stages of their businesses to further our understanding on their operating industries. We have integrated this knowledge with our technology to develop software that provides a comprehensive customer experience.

Industry Background

The SaaS industry has been growing rapidly in China driven by the digital transformation in the business world and the favorable government policies. According to the Report on the Industry Trend of SaaS in China published by Business Partner Consulting in March 2020, the market size of the SaaS industry in China was approximately $2.3 billion in 2019 and grew to approximately $3.3 billion in 2020 at a compound annual growth rate of 43.5%. It is further estimated that the growth rate of SaaS industry will remain high in the next two years and market size will grow to approximately $6.9 billion in 2022. The report also states that the industry trend of SaaS is (i) to become more intelligent with artificial intelligence, or AI, and big data technologies; and (ii) to incorporate industry expertise and vertically grow to penetrate markets in other industries including the finance, healthcare, education, transportation, public services and retail industries.

The PRC government has emphasized development and application of cloud computing, such as SaaS, and issued several supporting policy documents not only on the big-picture level but also on the industry specific level. In July 2018, the Ministry of Industry and Information Technology of the PRC, or the MIIT, issued the Three-year Action Plan for Expanding and Upgrading Information Consumption of Enterprises (2018-2020) and the Guidelines for Promoting Enterprises to Move Business to Cloud Platforms (2018-2020). The former requires an increase on the scale of information consumption to reach approximately RMB 6.0 trillion (approximately $849.2 billion) by 2020, while the latter requires an additional one million enterprises in China to initiate digital transformation and conduct business on cloud computing services in China by 2020. Regarding a specific industry, for instance, the finance industry, People’s Bank of China issued the Development Plan for Financial Technology (FinTech) (2019-2021) in August 2019, which stated the mission to upgrade the technologies applied in the finance industry, including cloud computing, AI, and big data by 2021.

Businesses have been investing heavily in digital transformation, with customer engagement as one of the largest areas of investment. AI-powered customer engagement SaaS is disrupting the traditional customer engagement tools as the latter fails to satisfy the evolving needs of a dynamic digital economy. The AI-powered customer engagement SaaS optimizes customers’ experiences and creates business value by proactively extracting, consolidating, analyzing, and predicting customer interactions from an omni-channel environment. Conversely, the traditional customer engagement tools passively receive, record, react to, and report on customer data. We believe that a combination of industry expertise on SaaS and novel technologies, such as AI and machine learning capabilities, is the progressing trend in the customer engagement industry.

The finance industry has significant market potential in information technology, or IT, services, which includes SaaS. According to the industry report released by Northeastern Securities in November 2019, the market potentials of IT services in the banking and insurance sectors in 2018 were approximately RMB 111.7 billion (approximately $15.8 billion) and RMB 24.4 billion (approximately $3.5 billion), respectively, and are expected to maintain an annual growth rate of over 20% in the next five years. International Data Corporation, or IDC, predicted in 2019 that the total expenditures of Chinese financial institutions on IT will exceed $21.5 billion in 2020.

Artificial Intelligence Industry in China

According to the Baidu Brain Leadership White Paper jointly released by International Data Corporation, or IDC, and Baidu AI Industry Research Center, as of March 2019, artificial intelligence technology is expected to penetrate various applications and business scenarios of enterprises, which in turn is expected to inevitably change the traditional human resource structure, business processes and industry structure of enterprises in China. IDC predicts that China’s AI market will reach $9.84 billion by 2022.

IDC tracked approximately 70 industry application scenarios and found that intelligent customer service was the most widely used service in various industries. Furthermore, IDC found that automatic speech recognition technology and natural language understanding technology were the two crucial AI technologies for intelligent customer service, which are also incorporated in our products. We believe our AI technologies have great market potential and applications and are likely to increase the appeal of our SaaS products.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and will continue to contribute to our success:

•	Advanced and Proprietary Technologies. Our products and services are highly adaptable, scalable and supported by our flexible technology infrastructures, enabling us to efficiently address the needs of our clients.

•	Innovative No-code Development Platform. Our self-developed cloud-based no-code development platform significantly reduces the software development period and allows us to quickly customize and package our SaaS to meet market demand.

•	Specialization in Serving Large Enterprises in the Finance Industry. We believe we are one of the leading and long-standing domestic SaaS providers in serving large enterprises in the finance industry with over 10 years of experience. We offer a comprehensive portfolio of customer engagement SaaS services that are highly intelligent, customizable and we ensure stability and security under large volume of services of concurrence of over 10,000 agents.

•	Strong Relationships with Clients, Industry Expertise and Diverse Client Base. We value our in-depth vertical knowledge in our clients’ industries, which we believe enables us to better understand and predict the needs of our clients and their end users. Our clients include enterprises across a broad range of industries.

•	Strong Research and Development Capabilities. We have invested significant resources in research and development. We have built a strong research and development team and, as of September 30, 2020, we had a robust intellectual property portfolio consisting of 19 patents, 13 patents in various stages of the registration application process, 51 software copyrights, 1 artwork copyright in the registration application process, 39 registered trademarks, 5 trademark applications and 27 domain names in the PRC and 3 registered trademarks outside of the PRC.

•	Award-winning and Recognized Company. We believe we have built a trusted brand with a history of delivering value to our clients. We have received numerous industry, trade association and governmental awards relating to our business and operations, which we believe serve to enhance our brand and reputation.

•	Visionary and Experienced management team. We have a visionary and experienced management team with strong execution capability. We believe that the extensive experience, service and product knowledge, strategic vision and execution capabilities of our management team will allow us to continue to execute our growth strategies to achieve a high level of success.

Our Strategy

Our goal is to become one of the leading customer engagement SaaS solutions providers in China. We aim to achieve this goal by implementing the following strategies:

•	Expand client base in the finance industry with enhanced sales and marketing and solutions.

•	Penetrate other mature industries.

•	Strengthen sales and marketing.
o	Improve clients’ lifecycle management.
o	Expand sales team.
o	Deploy further indirect sales channels.
o	Increase brand awareness.

•	Continue to invest in research and development to deploy further AI and machine learning capabilities.

Corporate History and Structure

Infobird Co., Ltd, or Infobird Cayman, is a holding company incorporated on March 26, 2020 under the laws of the Cayman Islands. We have no substantive operations other than holding all of the outstanding share capital of Infobird International Limited, or Infobird HK, which was established in Hong Kong on April 21, 2020. Infobird HK is also a holding company holding all of the outstanding equity of Infobird Digital Technology (Beijing) Co., Ltd, or Infobird WFOE, which was established on May 20, 2020 under the laws of the PRC.

We, through our variable interest entity, or VIE, Beijing Infobird Software Co., Ltd, or Infobird Beijing, a PRC limited liability company, and through its subsidiaries, principally engage in developing and providing customer engagement cloud-based services.

Beijing Infobird Software Co., Ltd, a limited liability company, was established on October 26, 2001 under the laws of the PRC. On October 17, 2013, Infobird Beijing established a 90.18% owned subsidiary, Guiyang Infobird Cloud Computing Co., Ltd, or Infobird Guiyang, a PRC limited liability company, while Shengmin Wu, the brother of Yimin Wu, owns 0.82% and Lanlan Luo, an unrelated third party, owns 9.00% of the noncontrolling interests in Infobird Guiyang. On June 20, 2012, Infobird Beijing established a 99.95% owned subsidiary, Anhui Infobird Software Information Technology Co., Ltd, or Infobird Anhui, a PRC limited liability company, while Ji Meng, a shareholder of Infobird Beijing and a shareholder of one of our principal shareholders, CRExperience Limited, owns 0.05% of the noncontrolling interests in Infobird Anhui. Infobird Guiyang engages in software development and mainly provides business process outsourcing, or BPO, services to customers, and Infobird Anhui engages in software development and mainly provides cloud services and technology solutions to customers.

Reorganization

On May 27, 2020, Infobird Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of Infobird Cayman prior to the reorganization. Infobird Cayman and Infobird HK were established as the holding companies of Infobird WFOE. Infobird WFOE is the primary beneficiary of Infobird Beijing and its subsidiaries. All of these entities are under common control which results in the consolidation of Infobird Beijing and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements of Infobird Cayman. The sale of Infobird Cayman’s securities in March 2020 was in the same proportion as the ownership of Infobird Beijing prior to the reorganization. To our knowledge, such investors still currently own their same interests in Infobird Beijing.

The charts below summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries as of the date of this prospectus and upon completion of this offering:

Name	Background	Ownership
Infobird International Limited	· A Hong Kong company · Incorporated on April 21, 2020 · A holding company	100% owned by Infobird Co., Ltd
Infobird Digital Technology (Beijing) Co., Ltd	· A PRC limited liability company and deemed a wholly foreign owned enterprise, or WFOE · Incorporated on May 20, 2020 · Registered capital of $15,000,000 (RMB 106,392,000) · A holding company	100% owned by Infobird International Limited
Beijing Infobird Software Co., Ltd	· A PRC limited liability company · Incorporated on October 26, 2001 · Registered capital of $2,417,947 (RMB 16,624,597)	VIE of Infobird Digital Technology (Beijing) Co., Ltd
Guiyang Infobird Cloud Computing Co., Ltd	· A PRC limited liability company · Incorporated on October 17, 2013 · Registered capital of $1,777,645 (RMB 12,222,200)	90.18% owned by Beijing Infobird Software Co., Ltd
Anhui Infobird Software Information Technology Co., Ltd	· A PRC limited liability company · Incorporated on June 20, 2012 · Registered capital of $1,454,440 (RMB 10,000,000)	99.95% owned by Beijing Infobird Software Co., Ltd

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of information technology in China, including cloud computing and big data analytics, we operate our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. Neither we nor our subsidiaries own any equity interest in Infobird Beijing. As such, Infobird Beijing is controlled through contractual arrangements in lieu of direct equity ownership by Infobird Cayman or any of its subsidiaries. Such contractual arrangements consist of a series of three agreements, along with shareholders’ powers of attorney, or POAs, and spousal consent letters, or collectively the Contractual Arrangements, which were signed on May 27, 2020.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Infobird WFOE and Infobird Beijing, Infobird WFOE has the exclusive right to provide Infobird Beijing with technical support services, consulting services and other services, including technical support and training, business management consultation, consultation, collection and research of technology and market information, marketing and promotion services, customer order management and customer services, lease equipment or properties, provide legitimate rights to use software license, provide deployment, maintenances and upgrade of software, design installation, daily management, maintenance and updating network system, hardware and database, and other services requested by Infobird Beijing from time to time to the extent permitted under PRC law. In exchange, Infobird WFOE is entitled to a service fee that equals to all of the consolidated net income. The service fee may be adjusted by Infobird WFOE based on the actual scope of services rendered by Infobird WFOE and the operational needs and expanding demands of Infobird Beijing. Pursuant to the exclusive business cooperation agreement, the service fees may be adjusted based on the actual scope of services rendered by Infobird WFOE and the operational needs of Infobird Beijing.

The exclusive business cooperation agreement remains in effect unless terminated in accordance with the following provision of the agreement or terminated in writing by Infobird WFOE.

During the term of the exclusive business cooperation agreement, Infobird WFOE and Infobird Beijing shall renew the operation term prior to the expiration thereof so as to enable the exclusive business cooperation agreement to remain effective. The exclusive business cooperation agreement shall be terminated upon the expiration of the operation term of either Infobird WFOE or Infobird Beijing if the application for renewal of the operation term is not approved by relevant government authorities. If an application for renewal of the operation term is not approved, according to the PRC Company Law, the expiration of the operation term may lead to the dissolution and cancellation of such PRC company.

Exclusive Option Agreements

Pursuant to the exclusive option agreements among Infobird WFOE, Infobird Beijing and the shareholders who collectively owned all of Infobird Beijing, such shareholders jointly and severally grant Infobird WFOE an option to purchase their equity interests in Infobird Beijing. The purchase price shall be the lowest price then permitted under applicable PRC laws. Infobird WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Infobird Beijing until it has acquired all equity interests of Infobird Beijing, which is irrevocable during the term of the agreements.

The exclusive option agreements remain in effect until all equity interest held by shareholders in Infobird Beijing has been transferred or assigned to Infobird WFOE and/or any other person designated by the Infobird WFOE in accordance with such agreement.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among Infobird WFOE, Infobird Beijing, and the shareholders who collectively owned all of Infobird Beijing, such shareholders pledge all of the equity interests in Infobird Beijing to Infobird WFOE as collateral to secure the obligations of Infobird Beijing under the exclusive business cooperation agreement and exclusive option agreements. These shareholders are prohibited from transferring the pledged equity interests without the prior consent of Infobird WFOE unless transferring the equity interests to Infobird WFOE or its designated person in accordance to the exclusive option agreements.

The equity interest pledge agreements shall come into force the date on which the pledged interests are recorded, which is within three (3) days after signing of the agreements on May 27, 2020, under Infobird Beijing’s register of shareholders and are registered with the competent Administration for Market Regulation of Infobird Beijing until all of the obligations to Infobird WFOE have been fulfilled completely by Infobird Beijing. We intend to register the pledges of equity interest of shareholders with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Infobird Beijing give Infobird WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Infobird Beijing and to exercise all of their rights as shareholders of Infobird Beijing, including the (i) right to attend shareholders meeting; (ii) to exercise voting rights and all of the other rights including but not limited to the sale or transfer or pledge or disposition of the shares held in part or in whole; and (iii) designate and appoint on behalf of the shareholder the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Infobird Beijing, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements. The shareholders’ POAs shall remain in effect while the shareholders of Infobird Beijing hold the equity interests in Infobird Beijing.

Spousal Consent Letters

Pursuant to the spousal consent letters, the spouses of the shareholders of Infobird Beijing commit that they have no right to make any assertions in connection with the equity interests of Infobird Beijing, which are held by the shareholders. In the event that the spouses obtain any equity interests of Infobird Beijing, which are held by the shareholders, for any reasons, the spouses of the shareholders shall be bound by the exclusive option agreement, the equity interest pledge agreement, the shareholder POA and the exclusive business cooperation agreement and comply with the obligations thereunder as a shareholder of Infobird Beijing. The letters are irrevocable and shall not be withdrawn without the consent of Infobird WFOE.

Based on the foregoing contractual arrangements, which grant Infobird WFOE effective control of Infobird Beijing and subsidiaries and enable Infobird WFOE to receive all of their expected residual returns, we account for Infobird Beijing as a VIE. Accordingly, we consolidate the accounts of Infobird Beijing and subsidiaries for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and Accounting Standards Codification, or ASC, 810-10, Consolidation.

Risks Associated with Our Business

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our ordinary shares. These risks are discussed more fully in “Risk Factors” beginning on page 10. These risks include, but are not limited to, the following:

•	We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership.
•	We face risks related to natural disasters, health epidemics and other outbreaks, specifically the coronavirus, which could significantly disrupt our operations.
•

We have a limited operating history. There is no assurance that our future operations will be profitable. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

•

We generate a significant portion of our revenues primarily from a single major customer, China Guangfa Bank, which accounted for 75.5% and 77.3% of our total revenues for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively, and loss of business from such customer could reduce our revenues and significantly harm our business.

•	We operate in highly competitive markets and the size and resources of many of our competitors may allow them to compete more effectively than we can, preventing us from achieving profitability.

•	Our future growth depends in part on new products and new technology innovation, and failure to invent and innovate could materially and adversely impact our business prospects.

•	Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

•	If we are not able to adequately protect our proprietary intellectual property and information, and protect against third party claims that we are infringing on their intellectual property rights, our results of operations could be adversely affected.

•	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

•	Uncertainties with respect to China’s legal system could materially and adversely affect us.

•	Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China and may have a material adverse effect on our business.

As of the date of this prospectus, our directors, officers and principal shareholders holding 5% or more of our ordinary shares, collectively, control approximately 67.13% of our ordinary shares. After this offering, it is expected that our directors, officers and principal shareholders holding 5% or more of our ordinary shares, collectively, will hold a controlling interest in our ordinary shares as they will hold approximately 50.51% of our outstanding ordinary shares. As a result, these shareholders, if they act together, will be able to control the management and affairs of our company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

 We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, or Nasdaq, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•

Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providinge current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

•	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

•	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq's Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Island requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Corporate Information

Our principal executive office is located at Room 12A05, Block A, Boya International Center, Building 2, No. 1 Courtyard, Lize Zhongyi Road, Chaoyang District, Beijing, China 100102. Our telephone number is 86-010-52411819. Our registered office in the Cayman Islands is located at the office of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Ave., Suite 204, Newark, DE 19711. Our website is located at http://www.infobird.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

The Offering(1)

Securities being offered:	6,250,000 ordinary shares on a firm commitment basis (or 7,187,500 ordinary shares, if the underwriters exercise their over-allotment option in full).

Initial public offering price:	We estimate the initial public offering price will be $4.00 per ordinary share.

Number of ordinary shares outstanding before this offering:	19,000,000 ordinary shares.

Number of ordinary shares outstanding after this offering:	25,250,000 ordinary shares (or 26,187,500 ordinary shares if the underwriters exercise their over-allotment option in full).
Underwriters’ over-allotment option:	We have granted the underwriters an option for a period of up to 45 days after the date of this prospectus to purchase up to 937,500 additional ordinary shares.

Use of proceeds:	We intend to use approximately 50% of the net proceeds of this offering for strengthening sales and marketing, approximately 24% for research and development, and the remainder for working capital and general corporate purposes, including for future capital expenditures, such as the construction of the cloud computing facility in Guiyang, China, and increasing our liquidity, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. For more information on the use of proceeds, see “Use of Proceeds” on page 38.

Lock-up:	All of our directors, officers and principal shareholders (defined as owners of 5% or more of our ordinary shares, provided that the representative of the underwriters may in its discretion require a lower percentage threshold) have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of twelve (12) months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Indemnification escrow:	Net proceeds of this offering in the amount of $600,000 shall be used to fund an escrow account for a period of twenty-four (24) months following the closing date of this offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters.

Representative’s warrants:	Upon the closing of this offering, we will issue to ViewTrade Securities, Inc., as representative of the underwriters, the representative’s warrants entitling the representative to purchase 10% of the aggregate number of ordinary shares issued in this offering. The representative’s warrants will be exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part and may be exercised on a cash or cashless basis.

Proposed Nasdaq symbol:	We have applied to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “BIRD”.

Risk factors:	Investing in our ordinary shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10.

(1) Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters’ over-allotment option or the representative’s warrants and is based on 19,000,000 ordinary shares outstanding as of June 30, 2020 and as of the date of this prospectus.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income and comprehensive income for the six months ended June 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018 and the summary consolidated balance sheet data as of June 30, 2020, December 31, 2019 and 2018 are derived from our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Exchange Rate Information” and our consolidated financial statements included elsewhere in this prospectus.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018
	$	$	$	$
	(Unaudited)	(Unaudited)
Consolidated Statements of Income and Comprehensive Income:
Revenues	6,232,741	9,356,638	18,248,289	18,789,550
Cost of revenues	2,165,643	4,556,874	7,987,146	9,303,803
Gross profit	4,067,098	4,799,764	10,261,143	9,485,747
Operating expenses	2,315,061	2,503,060	4,222,263	6,418,079
Income from operations	1,752,037	2,296,704	6,038,880	3,067,668
Other expense, net	69,678	247,016	264,018	480,030
Provision for income taxes	109,818	95,261	673,034	145,263
Net income	1,572,541	1,954,427	5,101,828	2,442,375
Earnings per share, basic and diluted	0.08	0.10	0.26	0.14
Weighted average number of ordinary shares outstanding*	19,000,000	19,000,000	19,000,000	19,000,000

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

	June 30, 2020	December 31, 2019	December 31, 2018
	$	$	$
	(Unaudited)
Consolidated Balance Sheet Data:
Current assets	6,115,689	5,944,254	6,608,143
Total assets	12,013,367	11,139,226	10,369,927
Current liabilities	6,645,631	7,343,064	10,003,872
Total liabilities	6,906,145	7,544,671	10,058,604
Total equity	5,107,222	3,594,555	311,323

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our ordinary shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history. There is no assurance that our future operations will be profitable. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

Given the limited operating history of Infobird Cayman, there can be no assurance that we can maintain our business such that we can continuously earn a significant profit or any profit at all. The future of our business will depend upon our ability to obtain and retain customers and when needed, obtain sufficient financing and support from creditors, while we strive to achieve and maintain profitable operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we undertake. There is no history upon which to base any assumption that our business will prove to be successful, and there is significant risk that we will not be able to generate the sales volumes and revenues necessary to achieve profitable operations. To the extent that we cannot achieve our plans and generate revenues which exceed expenses on a consistent basis, our business, results of operations, financial condition and prospects will be materially adversely affected.

Our management team has limited public company experience. We have never operated as a public company in the United States and several of our senior management positions are currently held by employees who have been with us for a short period of time. Our entire management team, as well as other company personnel, will need to devote substantial time to compliance, and may not effectively or efficiently manage our transition into a public company. If we are unable to effectively comply with the regulations applicable to public companies or if we are unable to produce accurate and timely financial statements, which may result in material misstatements in our consolidated financial statements or possible restatement of financial results, our stock price may be materially and adversely affected, and we may be unable to maintain compliance with the listing requirements of Nasdaq. Any such failures could also result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, harm to our reputation and diversion of financial and management resources from the operation of our business, any of which could materially and adversely affect our business, financial condition, results of operations and growth prospects. Additionally, the failure of a key employee to perform in his or her current position could result in our inability to continue to grow our business or to implement our business strategy.

The growth and success of our business depends on our ability to develop new services and enhance existing services in order to keep pace with rapid changes in technology.

The market for our services is characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. Our future growth and success depends significantly on our ability to anticipate developments in technologies, and develop and offer new services to meet our customers’ evolving needs. We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the services or technologies we develop may not be successful in the marketplace. The development of some of the services and technologies may involve significant upfront investments and the failure of these services and technologies may result in our being unable to recover these investments, in part or in full. Further, services or technologies that are developed by our competitors may render our services uncompetitive or obsolete. In addition, new technologies may be developed that allow our customers to more cost-effectively perform the services that we provide, thereby reducing demand for our services. Should we fail to adapt to the rapidly changing technologies or if we fail to develop suitable services to meet the evolving and increasingly sophisticated requirements of our customers in a timely manner, our business and results of operations may be materially and adversely affected.

We may be forced to reduce the prices of our services due to increased competition and reduced bargaining power with our customers, which could lead to reduced revenues and profitability.

The customer engagement industry in China is developing rapidly and related technology trends are constantly evolving. This results in the frequent introduction of new services and significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and or reductions in our costs. Furthermore, we may be forced to reduce the prices of our services in response to offerings made by our competitors. Finally, we may not have the same level of bargaining power we have enjoyed in the past when it comes to negotiating for the prices of our services, all of which may lead to reduced revenues and profitability.

We generate a significant portion of our revenues primarily from a single major customer, China Guangfa Bank, which accounted for 75.5% and 77.3% of our total revenues for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively, and loss of business from such customer could reduce our revenues and significantly harm our business.

We generate a significant portion of our revenues primarily from a single major customer, China Guangfa Bank, and loss of business from such customer could reduce our revenues and significantly harm our business. We believe that in the foreseeable future we will continue to derive a significant portion of our revenues from a small number of major customers.

For the six months ended June 30, 2020 and 2019, one customer, China Guangfa Bank, accounted for 75.5% and 81.0% of our total revenues, respectively, and as of June 30, 2020, the same one customer, China Guangfa Bank, accounted for 91.5% of the total balance of our accounts receivable. For the year ended December 31, 2019, one customer, China Guangfa Bank, accounted for 77.3% of our total revenues and the same one customer, China Guangfa Bank, accounted for 77.6% and another customer accounted for 10.4%, respectively, of the total balance of our accounts receivable. For the year ended December 31, 2018, one customer, China Guangfa Bank, accounted for 76.7% of our total revenues and the same one customer, China Guangfa Bank, accounted for 88.4% of the total balance of our accounts receivable. The decline in customized cloud-based services revenue, which is attributed to China Guangfa Bank, for the six months ended June 30, 2020 was due to the impact of COVID-19.Aside from the impact of COVID-19, China Guangfa Bank also changed its internal strategy of telemarketing, which resulted in a decrease in the number of paid user accounts subscribed by China Guangfa Bank in the second half of 2020 as compared to prior periods. Due to the impact of COVID-19 and China Guangfa Bank’s change in internal strategy of telemarketing, our customized cloud-based services revenue in the fiscal year 2020 will be lower compared to that in the fiscal year 2019. We expect such revenue to continue declining in the fiscal year 2021 mainly due to China Guangfa Bank’s decrease in its demand for, and usage of, our corresponding products and services. We have been actively communicating with China Guangfa Bank to explore cooperative opportunities involving our standard cloud-based services in other business lines. In addition, our latest services contract with China Guangfa Bank was effective on April 1, 2019 for a service period of fifteen months. The termination of the latest contract required mutual written consent from us and China Guangfa Bank. We are to provide China Guangfa Bank access to the customized SaaS, which includes telecommunications services, such as telephone calls and messaging, and technical support. We are currently only operating under oral arrangements with China Guangfa Bank regarding customized cloud-based services. In addition, we have entered into a separate services contract with China Guangfa Bank for the provision of data analysis and research services. The contract has a three-year term from January 1, 2018. China Guangfa Bank may terminate this contract at any time.

Our ability to maintain close relationships with major customers, specifically China Guangfa Bank, is essential to the growth and profitability of our business. However, the volume of work performed for a specific customer is likely to vary from year to year, in particular since we are generally not our customers’ exclusive technology services provider and we do not have long-term commitments from any of our customer to purchase our services. A major customer in one year may not provide the same level of revenues for us in any subsequent year. The services we provide to our customers, and the revenues and income from those services, may decline or vary as the type and quantity of services we provide changes over time. In addition, our reliance on any individual customer for a significant portion of our revenues may give that customer a certain degree of pricing leverage against us when negotiating contracts and terms of service. In addition, a number of factors other than our performance could cause the loss of or reduction in business or revenues from a customer, and these factors are not predictable. These factors may include organization restructuring, pricing pressure, changes to its technology strategy, switching to another services provider or returning work in-house. The loss of any of our major customers could adversely affect our financial condition and results of operations.

We primarily rely on a limited number of vendors, and the loss of any such vendor could harm our business.

For the six months ended June 30, 2020, two vendors accounted for 11.8% and 11.4%, respectively, of our total purchases, and also accounted for 37.5% and 11.0%, respectively, of the total balance of our accounts payable. For the year ended December 31, 2019, three vendors accounted for 16.0%, 13.1% and 10.3%, respectively, of our total purchases, and also accounted for 18.6%, 12.9% and 12.3%, respectively, of the total balance of our accounts payable. For the year ended December 31, 2018, three vendors accounted for 21.6%, 12.4% and 11.2%, respectively, of our total purchases, and also accounted for 27.3%, 23.8% and 12.5%, respectively, of the total balance of our accounts payable. Such vendors are telecommunications carriers and our purchases from such vendors are value-added telecommunications services, such as voice lines and research services. We enter into agreements with vendors in the ordinary course of our business. Such agreements generally have initial terms ranging from two to three years and typically contain automatic renewal provisions. Any difficulty in replacing such vendors could negatively affect our performance. If we are prevented or delayed in obtaining services, products, or components for products, due to political, civil, labor or other factors beyond our control that affect our vendors, including natural disasters or pandemics, our operations may be substantially disrupted, potentially for a significant period of time. Such delays may significantly reduce our revenues and profitability and harm our business while alternative sources of supply are secured.

We operate in highly competitive markets and the size and resources of many of our competitors may allow them to compete more effectively than we can, preventing us from achieving profitability.

The markets we compete in are highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow our market share, any of which could substantially harm its business and results of operations. We compete for customers primarily on the basis of our brand name, price and the range of products and services that we offer. Across our business, we face competitors who are constantly seeking ideas which will appeal to customers and introducing new products that compete with our products. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, less-costly production, more established relationships with a broader set of suppliers and customers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. We cannot assure that we will be able to successfully compete against new or existing competitors. If we fail to maintain our reputation and competitiveness, customers demand for our products may decline.

In addition to existing competitors, new participants with a popular product or service idea could gain access to customers and become a significant source of competition in a short period of time. These existing and new competitors may be able to respond more rapidly than us to changes in customer preferences. Our competitors’ products may achieve greater market acceptance than our products and potentially reduce demand for our products, lower our revenues and lower our profitability.

Our future growth depends in part on new products and new technology innovation, and failure to invent and innovate could materially and adversely impact our business prospects.

Our future growth depends in part on maintaining our current products in new and existing markets, as well as our ability to develop new products and technologies to serve such markets. To the extent that competitors develop competitive products and technologies, or new products or technologies that achieve higher customer satisfaction, our business prospects may be materially and adversely impacted. In addition, regulatory approvals for new products or technologies may be required, these approvals may not be obtained in a timely or cost effective manner, which may also materially and adversely impact our business prospects.

If we fail to increase our brand recognition, we may face difficulty in obtaining new customers.

Although we believe our brand is reputable in the PRC customer engagement industry, we still believe that maintaining and enhancing our brand recognition in a cost-effective manner outside of that market is critical to achieving widespread acceptance of our current and future products and services and is an important element in our effort to increase our customer base. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially and adversely affected.

Any failure to offer high-quality customer support may materially and adversely affect our relationships with our customers.

Our ability to retain existing customers and attract new customers depends on our ability to maintain a consistently high level of customer service and technical support. Our customers depend on our service support team to assist them in utilizing our services effectively and to help them to resolve issues quickly and to provide ongoing support. If we are unable to hire and train sufficient support resources or are otherwise unsuccessful in assisting our customers effectively, it may materially and adversely affect our ability to retain existing customers and could prevent prospective customers from adopting to our services. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase our costs and adversely affect our business, results of operations and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, may materially and adversely affect our reputation, business, results of operations and financial condition.

Incorrect or improper implementation or use of our services could result in customer dissatisfaction and negatively affect our business, results of operations, financial condition, and growth prospects.

Our services are deployed in a wide variety of increasingly complex technology environments, including on premises, in the cloud or in hybrid environments. We believe our future success will depend on our ability to increase sales of our services for use in such deployments. We must often assist our customers in achieving successful implementations of our services, which we do through our professional consulting and technical support services. If our customers are unable to implement our services successfully, or unable to do so in a timely manner, customer perceptions of our services may be harmed, our reputation and brand may suffer, and customers may choose to cease usage of our services or not to expand their use of our services. Our customers may need training in the proper use of and the variety of benefits that can be derived from our services to maximize their benefits. If our services are not effectively implemented or used correctly or as intended, or if we fail to adequately train customers on how to efficiently and effectively use our services, our customers may not be able to achieve satisfactory outcomes. This could result in negative publicity and legal claims against us, which may cause us to generate fewer sales to new customers and reductions in renewals or expansions of the use of our services with existing customers, any of which would harm our business and results of operations.

Failure to adhere to regulations that govern our customers’ businesses could result in breaches of contracts with our customers. Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services.

Our customers’ business operations are subject to certain rules and regulations in China or elsewhere. Our customers may contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in such manner could result in breaches of contract with our customers and, in some limited circumstances, civil fines and criminal penalties for us.

In addition, the internet industry in China is highly regulated, and we are required under various Chinese laws to obtain and maintain permits and licenses to conduct our business.

Pursuant to the PRC Regulations on Telecommunications, in order to engage in value-added telecommunications services, or VATS, a services provider must obtain a value-added telecommunications business operating license, or VATS License, from the MIIT or its provincial level counterparts. For example, pursuant to the Catalogue of Telecommunications Business, the call center business refers to the provision of business consultation, information consultation and data query services to users, with the entrustment of enterprises or institutions, based on the call center system and database technology connected to public communication network or the internet and the information database established by information collection, processing and storage. Therefore, a VATS License with the business scope of “Nationwide Domestic Call Center Services” is required for the provision of call center services all over China. As of September 30, 2020, Infobird Guiyang has obtained a VATS License with the business scope of “Domestic Call Center Services in Guizhou Province only” while a broader scope covering national service is required. In addition, Infobird Beijing has obtained a VATS License with the business scope of “Nationwide Domestic Call Center Services”. We are currently in the process of switching the counterparty on our relevant existing agreements with customers from Infobird Guiyang to Infobird Beijing in order to be compliant with such restrictions. If the relevant PRC government authority decides that we are operating without the proper license, we may be subject to penalties such as confiscation of the revenues that were generated through the unlicensed activities, the imposition of fines and the discontinuation of our operations.

As of September 30, 2020, we have not been subject to any material penalties from the relevant government authorities for failure to obtain any license for our business operations in the past. We cannot assure you, however, that the government authorities will not do so in the future. If we do not obtain, hold or maintain our licenses or other qualifications to provide our services, we may not be able to provide services to existing customers or be able to attract new customers and could lose revenues, and we may also be subject to penalties, which could have a material and adverse effect on our business and results of operations.

Failure to disclose the outsourcing of our BPO services to customers or reach an agreement on the outsourcing with customers could result in breaches and terminations of contracts with our customers, and may substantially harm our business and results of operations.

We provide BPO services partially through outsourced service providers, in which event the BPO services are actually provided by the outsourced service providers to our customers. However, we do not disclose the outsourcing to our customers, nor do we reach an agreement with our customers on the outsourcing in the BPO services contracts signed between our customers and us. Such failure could result in breaches and terminations of BPO services contracts, and we may also be subject to liabilities for breach of contracts, which may have a material adverse effect on our business and results of operations.

If our new enhancements to our services do not achieve sufficient market acceptance, our financial results and competitive position will suffer.

We spend substantial amounts of time and money to research and develop new enhancements of our services to incorporate additional features, improve functionality or other enhancements in order to meet our customers’ rapidly evolving demands. When we develop an enhancement to our services, we typically incur expenses and expend resources upfront to develop, market and promote the new enhancements. Therefore, when we develop and introduce new enhancements to our services, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. If our new enhancements to our services do not garner widespread market adoption and implementations, our business, business prospects, future financial results and competitive position may be materially and adversely affected.

If we cause disruptions to our customers’ businesses or provide inadequate service, our customers may have claims for substantial damages against us, and as a result our profits may be substantially reduced.

If we make errors in the course of delivering services to our customers or fail to consistently meet service requirements of a customer, these errors or failures could disrupt the customer’s business, which could result in a reduction in our net revenues or a claim for substantial damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business.

The services we provide are often critical to our customers’ businesses. We generally provide customer support after our customized application is delivered. Certain of our customer contracts require us to comply with security obligations including maintaining system security, ensuring our system is virus-free, maintaining business continuity procedures, and verifying the integrity of employees that work with our customers by conducting background checks. Any failure in a customer’s system or breach of security relating to the services we provide to the customer could damage our reputation or result in a claim for substantial damages against us. Any significant failure of our systems could impede our ability to provide services to our customers, have a negative impact on our reputation, which may materially and adversely affect our business, financial conditional and results of operations.

Interruptions or performance problems associated with our technology and infrastructure may materially and adversely affect our business, results of operations, and financial condition.

Our continued growth depends in part on the ability of our existing customers and new customers to access our SaaS services, at any time and within an acceptable amount of time. We may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors or capacity constraints. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance as our SaaS services become more complex. If our services are unavailable or if our customers are unable to access features of our services within a reasonable amount of time or at all, our business, results of operations, and financial condition may be materially and adversely affected would be negatively affected.

We currently provide our SaaS services via designated data centers. We expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In addition, if our security, or that of our data center providers, is compromised, our services are unavailable or our customers are unable to use our services within a reasonable amount of time or at all, then our business, results of operations and financial condition may be materially and adversely affected. In some instances, we expect that we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our service performance, in particular during peak usage times, as the features of our services become more complex and the usage of our services increases. Any of the above circumstances or events may harm our reputation, cause customers to stop using our services, or impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, our business, results of operations, and financial condition may be materially and adversely affected.

Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.

Our business involves the collection, storage, processing and transmission of customers’ business data. An increasing number of organizations, including large merchants and businesses, other large technology companies, financial institutions and government institutions, have disclosed breaches of their information technology systems, some of which have involved sophisticated and highly targeted cybersecurity attacks, including on portions of their websites or infrastructure. We may also be subjected to breaches of cybersecurity by hackers. Threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Concerns about cybersecurity are increased when we transmit information. Electronic transmissions can also be subjected to cybersecurity attacks, interception or loss. Also, computer viruses and malware can be distributed and spread rapidly over the internet and could infiltrate our systems or those of our associated participants, which can impact the confidentiality, integrity and availability of information, and the integrity and availability of our products, services and systems, among other effects. Denial of service or other cybersecurity attacks could be targeted against us for a variety of purposes, including interfering with our products and services or creating a diversion for other malicious activities. These types of actions and attacks could disrupt our delivery of products and services or make them unavailable, which could damage our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liabilities, subject us to lawsuits, fines or sanctions, distract our management or increase our costs of doing business.

Our encryption of data and other protective measures may not prevent unauthorized access or use of sensitive data. A breach of our system or that of one of our associated participants may subject us to material losses or liability. A misuse of such data or a cybersecurity breach could harm our reputation and deter customers from using our products and services, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liabilities, increase our risk of regulatory scrutiny, subject us to lawsuits, result in the imposition of material penalties and fines under applying laws or regulations.

We cannot assure that there are written agreements in place with every associated participant or that such written agreements will prevent the unauthorized use, modification, destruction or disclosure of data or enable us or our customers to obtain reimbursement in the event we should suffer incidents resulting in unauthorized use, modification, destruction or disclosure of data. Any unauthorized use, modification, destruction or disclosure of data could result in protracted and costly litigation, which could have a material and adverse effect on our business, financial condition and results of operations.

Cybersecurity attack incidents are increasing in frequency and evolving in nature and include, but are not limited to, installation of malicious software, unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. Given the unpredictability of the timing, nature and scope of information technology disruptions, there can be no assurance that the procedures and controls we employ will be sufficient to prevent security breaches from occurring and we could be subject to manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material and adverse effect on our business, financial condition and results of operations.

The PRC Cyber Security Law, effective on June 1, 2017, stipulates that a network operator must adopt technical measures and other necessary measures in accordance with applicable laws and regulations as well as compulsory national and industrial standards to safeguard the safety and stability of network operations, effectively respond to network security incidents, prevent illegal and criminal activities, maintain the integrity, confidentiality and availability of network data. We are making efforts to comply with the applicable laws, regulations and standards, but there can be no assurance that our measures will be effective and sufficient under the PRC Cyber Security Law. If we were found by the regulatory authorities to have failed to comply with the PRC Cyber Security Law, we would be subject to warning, fines, confiscation of illegal revenue, revocation of licenses, cancellation of filings, shutdown of our platform or even criminal liability and our business, results of operations and financial condition would also be adversely affected. In addition, in light of the evolving regulatory framework of China for the protection of information in cyberspace, we may be subject to uncertainties of and adjustments to our business practices, which may incur additional operating expenses and adversely affect our results of operations and financial condition.

We face intense competition from onshore and offshore customer engagement service providers, and, if we are unable to compete effectively, we may lose customers and our revenues may decline.

The market for customer engagement services is highly competitive and we expect competition to persist and intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of technology infrastructure and price. In the customer engagement market, customers tend to engage multiple service providers instead of using an exclusive service provider, which could reduce our revenues to the extent that customers obtain similar or substituted services from other competing providers. Our ability to compete also depends in part on a number of factors beyond our control, including the ability of our competitors to recruit, train, develop and retain highly skilled employees, in particular research and development employees, the price at which our competitors offer comparable services and our competitors’ responsiveness to customer needs and market trends. Therefore, we cannot assure you that we will be able to retain our customers while competing against such competitors. Increased competition, our inability to compete successfully against competitors, pricing pressures or loss of market share may materially and adversely affect our business, financial condition and results of operations.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial condition and results of operations.

We have entered into a number of transactions with related parties. See “Certain Relationships and Related Party Transactions” for further details on related party transactions. We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests.

Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of our shareholders. Although we believe that these transactions were in our best interests, we cannot assure you that these transactions were entered into on terms as favorable to us as those that could have been obtained in an arms-length transaction. We may also engage in transactions with related parties in the future. Conflicts of interests may arise when we transact business with related parties. These transactions, individually or in the aggregate, may have a material and adverse effect on our business, financial condition and results of operations or may result in litigation.

Changes in demand for our products and business relationships with key customers and vendors may materially and adversely affect operating results.

To achieve our objectives, we must develop and sell products that are subject to the demands of our customers. This is dependent on several factors, including managing and maintaining relationships with key customers, responding to the rapid pace of technological change and obsolescence, which may require increased investment by us or result in greater pressure to commercialize developments rapidly or at prices that may not fully recover the associated investment, and the effect on demand resulting from customers’ research and development, capital expenditure plans and capacity utilization. If we are unable to keep up with our customers’ demands, our sales, earnings and operating results may be materially and adversely affected.

Our future success depends in part on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive team listed in the section entitled “Management” located elsewhere in this prospectus, the loss of whose services may materially and adversely impact the achievement of our objectives. Recruiting and retaining other qualified employees for our business, including technical personnel, will also be critical to our success. Competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous companies for individuals with similar skill sets. The inability to recruit or loss of the services of any executive or key employee may materially and adversely affect our business.

We may need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of September 30, 2020, we had 296 employees, all of whom were full-time employees and were located in China. As our company continues to grow, we also expect to expand our employee base. In addition, we intend to grow by expanding our business, increasing market penetration of our existing products and developing new products. Future growth would impose significant additional responsibilities on our management, including the need to develop and improve our existing administrative and operational systems and our financial and management controls and to identify, recruit, maintain, motivate, train, manage and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and grow revenue could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to effectively manage any future growth.

Failure of beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

The State Administration of Foreign Exchange, or SAFE, has promulgated regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents' Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular 37, and its appendices. These regulations require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents' legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a "special purpose vehicle", or SPV. The term "control" under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore SPVs by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the SPV, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a SPV fails to fulfill the required SAFE registration, the PRC subsidiaries of that SPV may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the SPV may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and there remains uncertainty with respect to its implementation. We cannot assure you that these direct or indirect shareholders of our company who are PRC residents will be able to successfully update the registration of their direct and indirect equity interest as required in the future. If they fail to update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiaries. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected. In addition, non-U.S. shareholders may experience unfavorable tax consequences if such non-U.S. shareholders are determined to be a resident enterprise for PRC tax purposes. See “Regulations - Regulations on Tax in the PRC” and “Material Income Tax Considerations - PRC Taxation” for further information.

As of the date of this prospectus, to our knowledge, all of our shareholders had registered according to SAFE Circular 37.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. As of September 30, 2020, we have not made adequate employee benefit payments in strict compliance with the relevant PRC regulations for and on behalf of our employees. Our failure in making contributions to various employee benefits plans in strict compliance with applicable PRC labor-related laws and regulations may subject us to late payment penalties, and we could also be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We do not have business insurance coverage. Any future business liability, disruption or litigation we experience might divert management focus from our business and could significantly impact our financial results.

Availability of business insurance products and coverage in China is limited, and most such products are expensive in relation to the coverage offered. We have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurances on commercially reasonable terms make it impractical for us to maintain such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Accordingly, a business disruption, litigation or natural disaster may result in substantial costs and divert management’s attention from our business, which would have an adverse effect on our results of operations and financial condition.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

In addition to the proceeds to be raised in this offering, we may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity financing may result in dilution to the holders of our outstanding ordinary shares. Additional debt financing may impose affirmative and negative covenants that restrict our freedom to operate our business. We cannot guaranty that we will be able to raise proceeds in this offering or obtain additional financing on terms that are acceptable to us, or any financing at all, and the failure to obtain sufficient financing could materially and adversely affect our business operations.

We are subject to risks relating to our leased properties, which in turn could materially and adversely affect our business, results of operations and financial condition.

Currently, all of our offices are located on leased premises. As of September 30, 2020, some of the lessors of our leased properties in China have not provided us with their property ownership certificates. If our lessors are not the owners of the properties, or if they have not obtained the proper authorization from the legal owners of the properties, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. Although we may seek damages from such lessors, such leases may be void and we may be forced to relocate. Any relocation would require us to locate and secure additional facilities, expenditures of additional funds in connection with the relocation and preparation of replacement facilities. This could affect our ability to provide uninterrupted services to our customers and harm our reputation, which in turn could materially and adversely affect our business, results of operations and financial condition.

Risks Related to Intellectual Property

If we are not able to adequately protect our proprietary intellectual property and information, and protect against third party claims that we are infringing on their intellectual property rights, our results of operations could be adversely affected.

The value of our business depends in part on our ability to protect our intellectual property and information, including our patents, copyrights, trademarks, trade secrets, and rights under agreements with third parties, in China and around the world, as well as our customer, employee, and customer data. Third parties may try to challenge our ownership of our intellectual property in China and around the world. In addition, intellectual property rights and protections in China may be insufficient to protect material intellectual property rights in China. Further, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. The steps we have taken may not prevent unauthorized use of our intellectual property. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. If we fail to protect our proprietary intellectual property and information, including with respect to any successful challenge to our ownership of intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

If we are unable to adequately protect our intellectual property rights, or if we are accused of infringing on the intellectual property rights of others, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

Our commercial success will depend in part on our success in obtaining and maintaining patents, copyrights, trademarks, trade secrets and other intellectual property rights in China and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We cannot make any assurances that our core trademarks include a scope sufficient to protect our services and products. For example, our key trademarks “” (Infobird), “” (Xun Niao), “” (Yun Tong Bao) and “” (Qi Tong Bao) are not registered under the category “Software as a Service (SaaS)” in Class 42, in which event third parties would be able to use such logos under category “Software as a Service (SaaS)” in Class 42 without our authorization, and we may even be subjected to claims by third parties for infringement by using such logos. In addition, we did not enter into a trademark transfer agreement with the transferor on trademark “” in 2012, in which event the transferor may claim that the historical transfer of the trademark is flawed and file a claim against the ownership of the transferred trademark.

We cannot make any assurances that the protection of our copyrights are sufficient. For example, our core technology, our no-code development platform, is not registered as a software copyright, which makes the technology vulnerable to the risk of third party’s infringement. Even though we intend to submit an application for copyright registration for our no-code development platform, we cannot assure you when the application will be submitted or the registration will be completed, if at all, and whether the application will be rejected by the National Copyright Administration of the PRC once submitted.

We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our products, any additional features we develop for our products or any new products. Other parties may have developed technologies that may be related or competitive to our system, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. Our patent position may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our products.

Though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our patents, or develop and obtain patent protection for more effective technologies, designs or methods. We may be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor's or potential competitor's product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, or if a court found that valid, enforceable patents held by third parties covered one or more of our products, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	any of our patents, or any of our pending patent applications, if issued, will include claims having a scope sufficient to protect our products;

•	any of our pending patent applications will be issued as patents;

•	we will be able to successfully commercialize our products on a substantial scale, if approved, before our relevant patents we may have expire;

•	we were the first to make the inventions covered by each of our patents and pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not develop similar or alternative technologies that do not infringe our patents; any of our patents will be found to ultimately be valid and enforceable;

•	any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or products that are separately patentable; or

•	our commercial activities or products will not infringe upon the patents of others.

We rely, in part, upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or affect our stock price.

Our commercial success will depend in part on not infringing the patents or copyrights, or otherwise violating the other proprietary rights, of others. Significant litigation regarding patent rights and copyright rights occur in our industry. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of patents issued to third parties. In addition, patent applications in China and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. These applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products. Third parties may, in the future, assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect. As we continue to commercialize our products in their current or updated forms, launch new products and enter new markets, we expect competitors may claim that one or more of our products infringe their intellectual property rights as part of business strategies designed to impede our successful commercialization and entry into new markets. The large number of patents, the rapid rate of new patent applications and issuances, the complexities of the technology involved, and the uncertainty of litigation may increase the risk of business resources and management's attention being diverted to patent litigation. We have, and we may in the future, receive letters or other threats or claims from third parties inviting us to take licenses under, or alleging that we infringe, their patents.

Moreover, we may become party to future adversarial proceedings regarding our patent portfolio or the patents of third parties. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.

Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop making, selling or using products or technologies that allegedly infringe the asserted intellectual property;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others; incur significant legal expenses;

•	pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing;

•	pay the attorney's fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing;

•	redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and infeasible; and

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all, or from third parties who may attempt to license rights that they do not have.

Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If we are found to infringe the intellectual property rights of third parties, we could be required to pay substantial damages (which may be increased up to three times of awarded damages) and/or substantial royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe the intellectual property rights of others. We could encounter delays in product introductions while we attempt to develop alternative methods or products. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

We rely on copyright, patent, trade secret, and trademark protection as well as confidentiality agreements with our employees, consultants and third parties, and we may in the future rely on additional intellectual property protection, to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our business and competitive position could be harmed.

Third parties may assert ownership or commercial rights to inventions we develop, which could have a material adverse effect on our business.

Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. Any infringement claims or lawsuits, even if not meritorious, could be expensive and time consuming to defend, divert management’s attention and resources, require us to redesign our products and services, if feasible, require us to pay royalties or enter into licensing agreements in order to obtain the right to use necessary technologies, and/or may materially disrupt the conduct of our business.

In addition, we may face claims by third parties that our agreements with employees, contractors or third parties obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such intellectual property. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property or may lose our exclusive rights in that intellectual property. Either outcome could harm our business and competitive position.

Third parties may assert that our employees or contractors have wrongfully used or disclosed confidential information or misappropriated trade secrets, which could result in litigation.

We may employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or contractors have inadvertently or otherwise used or disclosed intellectual property or personal data, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Our computer systems and operations may be vulnerable to security breaches, which could materially and adversely affect our business.

We believe the safety of our computer network and our secure transmission of information over the internet will be essential to our operations and our services. Our network and our computer infrastructure are potentially vulnerable to physical breaches or to the introduction of computer viruses, abuse of use and similar disruptive problems and security breaches that could cause loss (both economic and otherwise), interruptions, delays or loss of services to our users. It is possible that advances in computer capabilities or new technologies could result in a compromise or breach of the technology we use to protect user transaction data. A party that is able to circumvent our security systems could misappropriate proprietary information, cause interruptions in our operations or utilize our network without authorization. Security breaches also could damage our reputation and expose us to a risk of loss, litigation and possible liability. We cannot guarantee you that our security measures will prevent security breaches.

Risks Related to Our Corporate Structure

We depend upon the Contractual Arrangements in conducting our business in China, which may not be as effective as direct ownership.

Our affiliation with Infobird Beijing is managed through the Contractual Arrangements, which agreements may not be as effective in providing us with control over Infobird Beijing as direct ownership in controlling entities organized in the PRC, which often hold the licenses necessary to conduct business in the PRC. The Contractual Arrangements are governed by and would be interpreted in accordance with the laws of the PRC. If Infobird Beijing fails to perform the obligations under the Contractual Arrangements, we may have to rely on legal remedies under the laws of the PRC, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies. The legal environment in the PRC is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Contractual Arrangements, or could affect the validity of the Contractual Arrangements.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially and adversely affect our operating results and financial condition.

Our business is conducted through Infobird Beijing, which is considered a VIE for accounting purposes, and we, through Infobird WFOE, are considered the primary beneficiary, thus enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for accounting purposes. If such entity’s financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the Contractual Arrangements for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and all of our business operations are conducted through the Contractual Arrangements. Although Infobird Beijing does not have termination rights pursuant to the Contractual Arrangements, it could terminate, or refuse to perform under, the Contractual Arrangements. Because neither we, nor our subsidiaries, own equity interests of Infobird Beijing, the termination or non-performance of the Contractual Arrangements would sever our ability to receive payments from Infobird Beijing under our current holding company structure. While we are currently not aware of any event or reason that may cause the Contractual Arrangements to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Contractual Arrangements are terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, would affect the value of your investment.

Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIE in the form of a transfer pricing adjustment. The PRC tax authorities could effectively disregard our VIE structure, resulting in increased tax liabilities. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIE for PRC tax purposes, which could in turn increase tax liabilities without reducing our tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIE for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIE’s tax liabilities increase or if it is required to pay late payment fees and other penalties.

We conduct our business through Infobird Beijing by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including the laws, rules and regulations governing the validity and enforcement of the Contractual Arrangements between Infobird WFOE and Infobird Beijing. We have been advised by our PRC counsel, Fangda Partners, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements with Infobird WFOE, Infobird Beijing and its shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among Infobird WFOE and Infobird Beijing and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel. Therefore, the Contractual Arrangements may be determined by PRC authorities to be inconsistent with the laws and regulations of the PRC, including those related to foreign investment in certain industries.

If any of our PRC entities or their ownership structure or the Contractual Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses;

•	discontinuing or restricting the operations;

•	imposing conditions or requirements with which the PRC entities may not be able to comply;

•	requiring us and our PRC entities to restructure the relevant ownership structure or operations, including termination of the contractual agreements with our VIE and deregistering the equity pledge of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control our VIE;

•	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business; or

•	imposing fines or confiscating the income from our PRC subsidiaries or our VIE.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

The shareholders of our VIE may have actual or potential conflicts of interest with us and as a result may refuse to perform, or may breach, the Contractual Arrangements, which may materially and adversely affect our business and financial condition.

The shareholders of our VIE may have actual or potential conflicts of interest with us. These shareholders may refuse to perform or sign or may breach, or cause our VIE to breach, or refuse to renew, the existing Contractual Arrangements, which would have a material and adverse effect on our ability to effectively control our VIE and receive economic benefits from it. As a result, control over, and funds due from, our VIE may be jeopardized if the shareholders of our VIE breach, or refuse to renew, the Contractual Arrangements. For example, the shareholders may be able to cause our agreements with our VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Any failure by our VIE or its shareholders to perform their obligations under the Contractual Arrangements, or any unauthorized use of indicia of corporate power or authority, would have a material adverse effect on our business.

If our VIE or its shareholders fail to perform their respective obligations under the Contractual Arrangements or if any physical instruments, such as chops and seals, or other indicia of corporate power or authority, are used without our authorization, we may have to incur substantial costs and expend additional resources to seek legal remedies under PRC laws, including specific performance or injunctive relief, and/or claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of our VIE were to refuse to transfer their equity interest in the VIEs to us or our designee if we exercise the purchase option pursuant to the Contractual Arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal action to compel them to perform their contractual obligations.

The Contractual Arrangements are governed by PRC laws. Accordingly, any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce the Contractual Arrangements or could affect the validity of the Contractual Arrangements, and as a result we may not be able to exert effective control over our VIE, and our ability to conduct our business may therefore be materially adversely affected.

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, uncertainties exist in relation to its interpretation and its implementation rules that are yet to be issued. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council of the PRC, or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. Therefore, there can be no assurance that our control over our VIE through contractual arrangements will not be deemed as foreign investment in the future.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list”. The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If our control over our VIE through contractual arrangements are deemed as foreign investment in the future, and any business of our VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operations.

Furthermore, if future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through our Contractual Arrangements. As part of these arrangements, substantially all of our assets that are significant to the operation of our business are held by our affiliated entities. If any of these entities becomes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our ordinary shares.

Risks Related to Doing Business in China

We face risks related to natural disasters, health epidemics and other outbreaks, specifically the coronavirus, which could significantly disrupt our operations.

In recent years, there have been outbreaks of epidemics in various countries, including China. Recently, there was an outbreak of a novel strain of coronavirus (COVID-19) in China, which has spread rapidly to several parts of the world. COVID-19 has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities throughout China and several other parts of the world. In March 2020, the World Health Organization declared COVID-19 a pandemic.

Substantially all of our revenues and our workforce are concentrated in China. Consequently, our results of operations will likely be adversely, and may be materially, affected, to the extent that the COVID-19 pandemic or any other epidemic harms the Chinese and global economy in general. Any potential impact to our results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by government authorities and other entities to contain the COVID-19 pandemic or treat its impact, almost all of which are beyond our control. Current and potential impacts include, but are not limited to, the following:

• We temporarily closed our offices and implemented a work-from-home policy beginning in February 2020, as required by relevant PRC regulatory authorities. We reopened our offices in April 2020;

• Due to the nature of our business, the impact of the closure on our operational capabilities was insignificant, as most of our work force continued working offsite during such office closures;

• Our customers could potentially be negatively impacted by COVID-19, which may reduce their budgets for customer services in 2020 and beyond. We experienced a decrease in revenue in the first half of 2020, and although revenue was back to our expected level in June 2020, our overall revenue, gross profit and net income may be negatively impacted in 2020; and

• The situation may worsen if the COVID-19 pandemic continues. We have not yet experienced significant late payments from our customers, but we may if the situation worsens. We will continue to closely monitor our payment collections throughout 2020 and beyond.

Because of the uncertainty surrounding the COVID-19 pandemic, the financial impact related to COVID-19 cannot be reasonably estimated at this time. Although our consolidated results for the first half of 2020 have been adversely affected, we expect our total revenues in the fiscal year 2021 to increase as compared to the majority of 2020 due to demand for our standard cloud-based services, but there is no guarantee that our total revenues for the fiscal year 2021 will grow or remain at a similar level compared to the fiscal year 2019 and such results of operations for the fiscal year 2021 may still be adversely impacted by the COVID-19 pandemic compared to the fiscal year 2019 and the majority of 2020.

In general, our business could be adversely affected by the effects of epidemics, including, but not limited to, COVID-19, avian influenza, severe acute respiratory syndrome (SARS), the influenza A virus, Ebola virus, severe weather conditions such as a snowstorm, flood or hazardous air pollution, or other outbreaks. In response to an epidemic, severe weather conditions, or other outbreaks, government and other organizations may adopt regulations and policies that could lead to severe disruption to our daily operations, including temporary closure of our offices and other facilities. These severe conditions may cause us and/or our partners to make internal adjustments, including but not limited to, temporarily closing down business, limiting business hours, and setting restrictions on travel and/or visits with clients and partners for a prolonged period of time. Various impacts arising from severe conditions may cause business disruption, resulting in material, adverse impact to our financial condition and results of operations.

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and therefore by the significant discretion of Chinese governmental authorities. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. The increased global focus on environmental and social issues and China’s potential adoption of more stringent standards in these areas may adversely impact the operations of China-based issuers, including us.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could materially and adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may materially and adversely affect our business and operating results.

If we become subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our ordinary shares, in particular if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed China-based companies has decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our business operations will be severely hindered and your investment in our ordinary shares could be rendered worthless.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China's state secrecy laws, which broadly define the scope of "state secrets" to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, particularly those entities that are located within China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the Unities States have not been efficient in the absence of mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law, which became effective in March 2020, or Article 177, the securities regulatory authority of the State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not allowed to carry out investigation and evidence collection directly within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council.

Our principal business operations are conducted in the PRC. In the event that the U.S. regulators carry out investigations on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC. However, there is no assurance that the U.S. regulators could succeed in establishing such cross-border cooperation in a specific case or could establish the cooperation in a timely manner. If U.S. regulators are unable to conduct such investigations, such U.S. regulators may determine to suspend and ultimately delist our ordinary shares from the Nasdaq Capital Market or choose to suspend or de-register our SEC registration.

Uncertainties with respect to China’s legal system could materially and adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, PRC law still restricts certain foreign investments in China, and such laws are continually evolving, as more fully described under “Regulation - Regulations Relating to Foreign Investment”. China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual arrangements and rights, including under the Contractual Arrangements, or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Further, such evolving laws and regulations and the inconsistent enforcement thereof could also lead to failure to obtain or maintain licenses and permits to do business in China, which would adversely affect us.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China and may have a material adverse effect on our business.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, service providers, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business. Tariffs could increase the cost of the goods and products which could affect customers’ spending levels. In addition, political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence, which could materially and adversely affect our business. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take several months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any shareholder loan or additional capital contribution are subject to PRC regulations. For example, loans by us or making additional capital contribution to our subsidiaries in China, which are FIEs, to finance their activities cannot exceed statutory limits, while the shareholder loan must be also registered with the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company.

To remit the proceeds of this offering, we must take the steps legally required under the PRC laws. In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and our ordinary shares.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, including those obtained in the U.S., or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a holding company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior employees reside within China for a significant portion of the time and most are PRC residents. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside mainland China, including our management. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions, including the U.S., in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including for services of any debt we may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to its respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of our PRC subsidiaries as a FIE is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to the approval of the Ministry of Commerce of the PRC, or the MOFCOM, or its local branches and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches, and (b) our PRC subsidiaries may not procure loans which exceed the statutory amount as approved by the MOFCOM or its local branches. Any medium-or long- term loan to be provided by us to our PRC subsidiaries must be approved by the National Development and Reform Commission, or NDRC and the SAFE or its local branches. We may not obtain these government approvals or complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by FIEs of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capitals in foreign currency of FIEs may only be used for purposes within the business scopes approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within China unless otherwise permitted by PRC law. In addition, the SAFE strengthened its oversight of the flow and use of Renminbi capital converted from registered capital in foreign currency of FIEs. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. On July 4, 2014, SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched the pilot reform of administration regarding conversion of foreign currency registered capitals of FIEs in 16 pilot areas. According to SAFE Circular 36, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of an ordinary FIE in the pilot areas, and such FIE is permitted to use Renminbi converted from its foreign-currency registered capital to make equity investments in the PRC within and in accordance with the authorized business scope of such FIEs, subject to certain registration and settlement procedure as set forth in SAFE Circular 36. On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015 and superseded SAFE Circular 36 and SAFE Circular 142 on the same date. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, providing entrusted loans or repaying loans between non-financial enterprises. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish variable interest entities in the PRC, which may materially and adversely affect our business, financial condition and results of operations. In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary registration or obtain the necessary approval on a timely basis, or at all. If we fail to complete the necessary registration or obtain the necessary approval, our ability to make loans or equity contributions to our PRC subsidiaries may be negatively affected, which could materially and adversely affect our PRC subsidiaries’ liquidity and its ability to fund its working capital and expansion projects and meet its obligations and commitments.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the Renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material and adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency into or out of China, which essentially may restrict the ability to transfer funds into or out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore SPVs will be required to register such investments with the SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of a SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

We cannot assure you that all of our shareholders that may be subject to SAFE regulations have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37, and we cannot assure you that these individuals may continue to make required filings or updates on a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with the SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may materially and adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

As of the date of this prospectus, to our knowledge, all of our shareholders had registered according to SAFE Circular 37.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation of the PRC, or the SAT, issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 1, 2017 and December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which was partially revised. SAT Bulletin 37 came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Additional factors outside of our control related to doing business in China could negatively affect our business.

Additional factors that could negatively affect our business include a potential significant revaluation of the Renminbi, which may result in an increase in the cost of producing products in China, labor shortages and increases in labor costs in China as well as difficulties in moving products manufactured in China out of the country, whether due to port congestion, labor disputes, slowdowns, product regulations and/or inspections or other factors. Prolonged disputes or slowdowns can negatively impact both the time and cost of transporting goods. Natural disasters or health pandemics impacting China can also have a significant negative impact on our business. Further, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with, China, could significantly increase our cost of products exported outside of China and harm our business.

The recent joint statement by the SEC and the Public Company Accounting Oversight Board, or the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Risks Related to our Ordinary Shares and this Offering

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as well as other control deficiencies. As defined in standards established by the Public Company Accounting Oversight Board (United States), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of independent directors, an audit committee and internal audit function to establish formal risk assessment process and internal control framework; and (iii) the absence of policies and procedures and related risk mitigations surrounding our IT policies and procedures and the access to system and data. We are seeking to remediate these material weaknesses by actively seeking qualified independent directors who possess U.S. GAAP and SEC reporting knowledge, hiring more qualified accounting personnel and we have started the process of preparing a systematic policies and procedures manual for our IT processes. We have hired external financial consultants proficient in U.S. GAAP and SEC reporting to assist us with financial reporting. In addition, our board of directors is currently composed of a majority of independent directors and we have established an audit committee of our board of directors which will have the responsibilities and authority necessary to comply with applicable Nasdaq and SEC rules. Our audit committee is chaired by Harry D. Schulman who has extensive experience in accounting and other senior management roles including chief financial officer of a NYSE-listed company. We also intend to form an internal audit function and have plans to hire internal auditors to strengthen our overall governance. All internal auditors will be independent of our operations and will report directly to the audit committee.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our first required annual report for the prior fiscal year after completion of this offering. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our consolidated financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, and harm our results of operations. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

There has been no prior public market for our ordinary shares and an active trading market may never develop or be sustained.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may never develop following completion of this offering or, if developed, may not be sustained. The lack of an active trading market may impair the value of your shares and your ability to sell your shares at the time you wish to sell them. An inactive trading market may also impair our ability to raise capital by selling our ordinary shares and entering into strategic partnerships or acquiring other complementary products, technologies or businesses by using our ordinary shares as consideration. In addition, if we fail to satisfy exchange listing standards, we could be delisted, which would have a negative effect on the price of our ordinary shares.

We expect that the price of our ordinary shares will fluctuate substantially and you may not be able to sell the shares you purchase in this offering at or above the initial public offering price.

The initial public offering price for our ordinary shares sold in this offering is determined by negotiation between the representative of the underwriters and us. This price may not reflect the market price of our ordinary shares following this offering. In addition, the market price of our ordinary shares is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	the volume and timing of sales of our products;

•	the introduction of new products or product enhancements by us or others in our industry;

•	disputes or other developments with respect to our or others’ intellectual property rights;

•	our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

•	product liability claims or other litigation;

•	quarterly variations in our results of operations or those of others in our industry;

•	media exposure of our products or of those of others in our industry;

•	changes in governmental regulations or in reimbursement;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our ordinary shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our ordinary shares shortly following this offering. If the market price of our ordinary shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management's attention and resources from our business.

Our stock is expected to initially trade under $5.00 per ordinary share and thus would be known as a penny stock. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our ordinary shares.

Our stock is expected to initially trade below $5.00 per share. As a result, our stock would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our ordinary shares could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our ordinary shares, and may negatively affect the ability of holders of shares of our ordinary shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

If we fail to meet applicable listing requirements, Nasdaq may delist our ordinary shares from trading, in which case the liquidity and market price of our ordinary shares could decline.

Assuming our ordinary shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our ordinary shares, we and our shareholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for our ordinary shares;

•	reduced liquidity for our ordinary shares;

•	a determination that our ordinary shares are “penny stock”, which would require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•	a limited amount of news about us and analyst coverage of us; and

•	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our ordinary shares will be listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our ordinary shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $3.03 per share, representing the difference between our assumed initial public offering price of $4.00 per share and our pro forma as adjusted net tangible book value per share as of June 30, 2020. For more information on the dilution you may experience as a result of investing in this offering, see “Dilution.”

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our ordinary shares in the public market could occur at any time. These sales, or the perception in the market that these sales may occur, could result in a decrease in the market price of our ordinary shares. Immediately after this offering, we will have 25,250,000 outstanding ordinary shares, based on the number of ordinary shares outstanding as of June 30, 2020, assuming no exercise of the underwriters' over-allotment option. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing shareholders. Of that amount, 19,000,000 shares are currently restricted as a result of securities laws and/or lock-up agreements, but will be able to be sold after the closing of this offering, subject to securities laws and/or lock-up agreements. If held by one of our affiliates, the resale of those securities will be subject to volume limitations under Rule 144 of the Securities Act. See "Shares Eligible for Future Sale."

Our directors, officers and principal shareholders have significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, our directors, officers and principal shareholders holding 5% or more of our ordinary shares, collectively, control approximately 67.13% of our ordinary shares. After this offering, our directors, officers and principal shareholders holding 5% or more of our ordinary shares, collectively, will control approximately 50.51% of our outstanding ordinary shares. As a result, these shareholders, if they act together, will be able to control the management and affairs of our Company and most matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. The interests of these shareholders may not be the same as or may even conflict with your interests. For example, these shareholders could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale of us or our assets, and might affect the prevailing market price of our ordinary shares due to investors' perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

We will have broad discretion in the use of proceeds of this offering designated for working capital and general corporate purposes.

We intend to use the net proceeds from this offering for strengthening sales and marketing, research and development, and working capital and general corporate purposes, including future capital expenditures, such as the construction of the cloud computing facility in Guiyang, China, and increasing our liquidity. Within those categories, we have not determined the specific allocation of the net proceeds of this offering. Our management will have broad discretion over the use and investment of the net proceeds of this offering within those categories. Accordingly, investors in this offering have only limited information concerning management's specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds.

We expect to incur significant additional costs as a result of being a public company, which may materially and adversely affect our business, financial condition and results of operations.

Upon completion of this offering, we expect to incur costs associated with corporate governance requirements that will become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Exchange Act, as well as the rules of the Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming. We also expect these rules and regulations to make it more expensive for us to obtain and maintain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Accordingly, increases in costs incurred as a result of becoming a publicly traded company may materially and adversely affect our business, financial condition and results of operations.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.

If a trading market for our ordinary shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our ordinary shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under PRC law.

The M&A Rules purport to require offshore SPVs that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a SPV seeking CSRC approval of its overseas listings. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal counsel has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ordinary shares on Nasdaq because (i) we established our WFOE by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules; and (ii) no provision in the M&A Rules classifies the contractual arrangements under the Contractual Arrangements as a type of acquisition transaction falling under the M&A Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ordinary shares. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ordinary shares offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ordinary shares.

Recently introduced economic substance legislation of the Cayman Islands may impact us and our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, has recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Law, 2018, or the Substance Law, and issued Regulations and Guidance Notes came into force in the Cayman Islands introducing certain economic substance requirements for “relevant entities” which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019 and onwards. A “relevant entity” includes an exempted company incorporated in the Cayman Islands, as is Infobird Cayman; however, it does not include an entity that is tax resident outside of the Cayman Islands. Accordingly, for so long as Infobird Cayman is a tax resident outside of the Cayman Islands, we are not required to satisfy the economic substance test set out in the Substance Law. Although it is presently anticipated that the Substance Law will have little material impact on us and our operations, as the legislation is new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on us and our operations.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Moreover, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders. Accordingly, our controlling shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our amended and restated memorandum and articles of association, or our post-offering memorandum and articles of association, will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. It is expected that our directors will have discretion under our post-offering memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital and Governing Documents — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to "opt out" of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of "passive" income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ordinary shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation— Passive Foreign Investment Company Consequences.”

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•	timing of the development of future business;

•	capabilities of our business operations;

•	expected future economic performance;

•	competition in our market;

•	continued market acceptance of our services and products;

•	protection of our intellectual property rights;

•	changes in the laws that affect our operations;

•	inflation and fluctuations in foreign currency exchange rates;

•	our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	continued development of a public trading market for our securities;

•	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

•	managing our growth effectively;

•	projections of revenue, earnings, capital structure and other financial items;

•	fluctuations in operating results;

•	dependence on our senior management and key employees; and

•	other factors set forth under “Risk Factors.”

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 6,250,000 ordinary shares in this offering will be approximately $22,330,231 after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us, based on the assumed initial public offering price of $4.00 per ordinary share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $25,817,731, after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) the net proceeds to us from this offering by $5,750,000, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of ordinary shares we are offering would increase (decrease) the net proceeds to us from this offering by $3,680,000, assuming the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately 50% for strengthening sales and marketing;

•	approximately 24% for research and development; and

•	the remainder for working capital and general corporate purposes, including future capital expenditures, such as the construction of the cloud computing facility in Guiyang, China, and increasing our liquidity.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and we reserve the right to change the use of proceeds that we presently anticipate and describe herein.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments.

We have agreed with the underwriters in this offering to establish an escrow account in the United States and to fund such account with $600,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during a twenty-four (24) month period following the closing of this offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors” for further information.

DIVIDEND POLICY

We have never declared or paid a dividend, and we do not anticipate declaring or paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in the PRC for our cash requirements, including any payment of dividends to our shareholders. PRC and Hong Kong regulations may restrict the ability of our PRC and Hong Kong subsidiaries to pay dividends to us.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020 on:

•	an actual basis; and

•	a pro forma as adjusted basis to give effect to the sale of 6,250,000 ordinary shares in this offering at the assumed initial public offering price of $4.00 per ordinary share after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Exchange Rate Information,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2020
	Actual	Pro Forma As Adjusted (1)
	(Unaudited)
Ordinary shares, $0.001 par value per share: 50,000,000 shares authorized; 19,000,000 shares issued and outstanding; 25,250,000 shares issued and outstanding pro forma	$19,000	$25,250
Additional paid-in capital	5,852,089	28,176,070
Statutory reserves	107,735	107,735
Accumulated deficit	(1,080,715)	(1,080,715)
Accumulated other comprehensive loss	(29,281)	(29,281)
Total equity attributable to Infobird Co., Ltd	4,868,828	27,199,059
Noncontrolling interests	238,394	238,394
Total equity	5,107,222	27,437,453
Total capitalization	$5,107,222	$27,437,453

(1) Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of $4.00 per share, and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and commissions (7%), non-accountable expense allowance (1%) and estimated offering expenses payable by us ($669,769). We estimate that such net proceeds will be approximately $22,330,231. For an itemization of an estimation of the total offering expenses payable by us, see “Expenses Related to this Offering”.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $5,750,000, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,680,000, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of June 30, 2020, we had a historical net tangible book value of $2,208,833, or $0.12 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of ordinary shares outstanding as of June 30, 2020

After giving effect to the sale of ordinary shares in this offering at the assumed initial public offering price of $4.00 per ordinary share, we will have 25,250,000 ordinary shares outstanding, and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2020 would have been $24,539,064, or $0.97 per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.85 per ordinary share to existing investors and immediate dilution of $3.03 per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing ordinary shares in this offering:

	Post- Offering (1)	Full Exercise of Over- allotment Option(2)
Assumed initial public offering price per ordinary share	$4.00	$4.00
Net tangible book value per ordinary share as of June 30, 2020	$0.12	$0.12
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing ordinary shares in this offering	$0.85	$0.95
Pro forma as adjusted net tangible book value per ordinary share after this offering	$0.97	$1.07
Dilution per ordinary share to new investors in this offering	$3.03	$2.93

(1)	Assumes gross proceeds from the offering of 6,250,000 ordinary shares, and assumes that the underwriters’ over-allotment option has not been exercised.

(2)	Assumes gross proceeds from the offering of 7,187,500 ordinary shares, and assumes that the underwriters’ over-allotment option has been exercised in full.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2020 after this offering by approximately $0.23 per ordinary share, and would increase (decrease) dilution to new investors by $0.77 per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million ordinary shares in the number of ordinary shares we are offering would decrease (increase) our pro forma as adjusted net tangible book value as of June 30, 2020 after this offering by approximately $0.11 per ordinary share, and would increase (decrease) dilution to new investors by approximately $0.11 per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts and commissions, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after this offering would be $1.07, the increase in net tangible book value per ordinary share to existing shareholders would be $0.95, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $2.93.

The table and discussion above is based on 19,000,000 ordinary shares outstanding as of June 30, 2020.

To the extent that we issue additional ordinary shares in the future, there will be further dilution to new investors participating in this offering.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and the financial records of our subsidiaries in China are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting and functional currency; therefore, reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our consolidated financial statements have been translated into U.S. dollars in accordance with ASC Topic 830, “Foreign Currency Matters.” The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to statements of income. Equity accounts are translated at their historical exchange rates when the equity transactions occurred. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. The balance sheet amounts, with the exception of equity at June 30, 2020 and December 31, 2019, were translated at RMB 7.0651 and RMB 6.9618, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the six months ended June 30, 2020 and 2019 were RMB 7.0322 and RMB 6.7836 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, unless otherwise stated, all translations from RMB to U.S. dollars were made at RMB 7.0651 to $1.00, the noon buying rate on June 30, 2020, as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

CORPORATE HISTORY AND STRUCTURE

Corporate History and Structure

Infobird Co., Ltd, or Infobird Cayman, is a holding company incorporated on March 26, 2020 under the laws of the Cayman Islands. We have no substantive operations other than holding all of the outstanding share capital of Infobird International Limited, or Infobird HK, which was established in Hong Kong on April 21, 2020. Infobird HK is also a holding company holding all of the outstanding equity of Infobird Digital Technology (Beijing) Co., Ltd, or Infobird WFOE, which was established on May 20, 2020 under the laws of the PRC.

We, through our variable interest entity, or VIE, Beijing Infobird Software Co., Ltd, or Infobird Beijing, a PRC limited liability company, and through its subsidiaries, principally engage in developing and providing customer management cloud-based services.

Beijing Infobird Software Co., Ltd, a limited liability company, was established on October 26, 2001 under the laws of the PRC. On October 17, 2013, Infobird Beijing established a 90.18% owned subsidiary, Guiyang Infobird Cloud Computing Co., Ltd, or Infobird Guiyang, a PRC limited liability company, while Shengmin Wu, the brother of Yimin Wu, owns 0.82% and Lanlan Luo, an unrelated third party, owns 9.00% of the noncontrolling interests in Infobird Guiyang. On June 20, 2012, Infobird Beijing established a 99.95% owned subsidiary, Anhui Infobird Software Information Technology Co., Ltd, or Infobird Anhui, a PRC limited liability company, while Ji Meng, a shareholder of Infobird Beijing and a shareholder of one of our principal shareholders, CRExperience Limited, owns 0.05% of the noncontrolling interests in Infobird Anhui. Infobird Guiyang engages in software development and mainly provides business process outsourcing, or BPO, services to customers, and Infobird Anhui engages in software development and mainly provides cloud services and technology solutions to customers.

Reorganization

On May 27, 2020, Infobird Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of Infobird Cayman prior to the reorganization. Infobird Cayman and Infobird HK were established as the holding companies of Infobird WFOE. Infobird WFOE is the primary beneficiary of Infobird Beijing and its subsidiaries. All of these entities are under common control which results in the consolidation of Infobird Beijing and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements of Infobird Cayman. The sale of Infobird Cayman’s securities in March 2020 was in the same proportion as the ownership of Infobird Beijing prior to the reorganization. To our knowledge, such investors still currently own their same interests in Infobird Beijing.

The charts below summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries as of the date of this prospectus and upon completion of this offering:

Name	Background	Ownership
Infobird HK	· A Hong Kong company · Incorporated on April 21, 2020 · A holding company	100% owned by Infobird Cayman
Infobird WFOE	· A PRC limited liability company and deemed a wholly foreign owned enterprise, or WFOE · Incorporated on May 20, 2020 · Registered capital of $15,000,000 (RMB 106,392,000) · A holding company	100% owned by Infobird HK
Beijing Infobird Software Co., Ltd	· A PRC limited liability company · Incorporated on October 26, 2001 · Registered capital of $2,417,947 (RMB 16,624,597)	VIE of Infobird WFOE
Guiyang Infobird Cloud Computing Co., Ltd	· A PRC limited liability company · Incorporated on October 17, 2013 · Registered capital of $1,777,645 (RMB 12,222,200)	90.18% owned by Infobird Beijing
Anhui Infobird Software Information Technology Co., Ltd	· A PRC limited liability company · Incorporated on June 20, 2012 · Registered capital of $1,454,440 (RMB 10,000,000)	99.95% owned by Infobird Beijing

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of information technology in China, including cloud computing and big data analytics, we operates our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. Neither we nor our subsidiaries own any equity interest in Infobird Beijing. As such, Infobird Beijing is controlled through contractual arrangements in lieu of direct equity ownership by Infobird Cayman or any of its subsidiaries. Such contractual arrangements consist of a series of three agreements, along with shareholders’ powers of attorney, or POAs, and spousal consent letters, or collectively the Contractual Arrangements, which were signed on May 27, 2020.

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Infobird WFOE and Infobird Beijing, Infobird WFOE has the exclusive right to provide Infobird Beijing with technical support services, consulting services and other services, including technical support and training, business management consultation, consultation, collection and research of technology and market information, marketing and promotion services, customer order management and customer services, lease equipment or properties, provide legitimate rights to use software license, provide deployment, maintenances and upgrade of software, design installation, daily management, maintenance and updating network system, hardware and database, and other services requested by Infobird Beijing from time to time to the extent permitted under PRC law. In exchange, Infobird WFOE is entitled to a service fee that equals to all of the consolidated net income. The service fee may be adjusted by Infobird WFOE based on the actual scope of services rendered by Infobird WFOE and the operational needs and expanding demands of Infobird Beijing. Pursuant to the exclusive business cooperation agreement, the service fees may be adjusted based on the actual scope of services rendered by Infobird WFOE and the operational needs of Infobird Beijing.

The exclusive business cooperation agreement remains in effect unless terminated in accordance with the following provision of the agreement or terminated in writing by Infobird WFOE.

During the term of the exclusive business cooperation agreement, Infobird WFOE and Infobird Beijing shall renew the operation term prior to the expiration thereof so as to enable the exclusive business cooperation agreement to remain effective. The exclusive business cooperation agreement shall be terminated upon the expiration of the operation term of either Infobird WFOE or Infobird Beijing if the application for renewal of the operation term is not approved by relevant government authorities. If an application for renewal of the operation term is not approved, according to the PRC Company Law, the expiration of the operation term may lead to the dissolution and cancellation of such PRC company.

Exclusive Option Agreements

Pursuant to the exclusive option agreements among Infobird WFOE, Infobird Beijing and the shareholders who collectively owned all of Infobird Beijing, such shareholders jointly and severally grant Infobird WFOE an option to purchase their equity interests in Infobird Beijing. The purchase price shall be the lowest price then permitted under applicable PRC laws. Infobird WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Infobird Beijing until it has acquired all equity interests of Infobird Beijing, which is irrevocable during the term of the agreements.

The exclusive option agreements remain in effect until all equity interest held by shareholders in Infobird Beijing has been transferred or assigned to Infobird WFOE and/or any other person designated by the Infobird WFOE in accordance with such agreement.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among Infobird WFOE, Infobird Beijing, and the shareholders who collectively owned all of Infobird Beijing, such shareholders pledge all of the equity interests in Infobird Beijing to Infobird WFOE as collateral to secure the obligations of Infobird Beijing under the exclusive business cooperation agreement and exclusive option agreements. These shareholders are prohibited from transferring the pledged equity interests without the prior consent of Infobird WFOE unless transferring the equity interests to Infobird WFOE or its designated person in accordance to the exclusive option agreements.

The equity interest pledge agreements shall come into force the date on which the pledged interests are recorded, which is within three (3) days after signing of the agreements on May 27, 2020, under Infobird Beijing’s register of shareholders and are registered with the competent Administration for Market Regulation of Infobird Beijing until all of the obligations to Infobird WFOE have been fulfilled completely by Infobird Beijing. We intend to register the pledges of equity interest of shareholders with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law.

Shareholders’ POAs

Pursuant to the shareholders’ POAs, the shareholders of Infobird Beijing give Infobird WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Infobird Beijing and to exercise all of their rights as shareholders of Infobird Beijing, including the (i) right to attend shareholders meeting; (ii) to exercise voting rights and all of the other rights including but not limited to the sale or transfer or pledge or disposition of the shares held in part or in whole; and (iii) designate and appoint on behalf of the shareholder the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Infobird Beijing, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements. The shareholders’ POAs shall remain in effect while the shareholders of Infobird Beijing hold the equity interests in Infobird Beijing.

Spousal Consent Letters

Pursuant to the spousal consent letters, the spouses of the shareholders of Infobird Beijing commit that they have no right to make any assertions in connection with the equity interests of Infobird Beijing, which are held by the shareholders. In the event that the spouses obtain any equity interests of Infobird Beijing, which are held by the shareholders, for any reasons, the spouses of the shareholders shall be bound by the exclusive option agreement, the equity interest pledge agreement, the shareholder POA and the exclusive business cooperation agreement and comply with the obligations thereunder as a shareholder of Infobird Beijing. The letters are irrevocable and shall not be withdrawn without the consent of Infobird WFOE.

Based on the foregoing contractual arrangements, which grant Infobird WFOE effective control of Infobird Beijing and subsidiaries and enable Infobird WFOE to receive all of their expected residual returns, we account for Infobird Beijing as a VIE. Accordingly, we consolidate the accounts of Infobird Beijing and subsidiaries for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the SEC, and Accounting Standards Codification, or ASC, 810-10, Consolidation.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our selected consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of income and comprehensive income for the six months ended June 30, 2020 and 2019, and for the years ended December 31, 2019 and 2018, and the summary consolidated balance sheet data as of June 30, 2020, December 31, 2019 and 2018 are derived from our consolidated financial statements, which have been prepared in accordance with U.S. GAAP, and included elsewhere in this prospectus. The condensed financial statements include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our June 30, 2020 financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for any interim period are not necessarily indicative of the results that may be expected for a full year. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018
	$	$	$	$
	(Unaudited)	(Unaudited)
Consolidated Statements of Income and Comprehensive Income:
Revenues	6,232,741	9,356,638	18,248,289	18,789,550
Cost of revenues	2,165,643	4,556,874	7,987,146	9,303,803
Gross profit	4,067,098	4,799,764	10,261,143	9,485,747
Operating expenses	2,315,061	2,503,060	4,222,263	6,418,079
Income from operations	1,752,037	2,296,704	6,038,880	3,067,668
Other expense, net	69,678	247,016	264,018	480,030
Provision for income taxes	109,818	95,261	673,034	145,263
Net income	1,572,541	1,954,427	5,101,828	2,442,375
Earnings per share, basic and diluted	0.08	0.10	0.26	0.14
Weighted average number of ordinary shares outstanding*	19,000,000	19,000,000	19,000,000	19,000,000

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

	June 30, 2020	December 31, 2019	December 31, 2018
Consolidated Balance Sheet Data:	$	$	$
	(Unaudited)
Current assets	6,115,689	5,944,254	6,608,143
Total assets	12,013,367	11,139,226	10,369,927
Current liabilities	6,645,631	7,343,064	10,003,872
Total liabilities	6,906,145	7,544,671	10,058,604
Total equity	5,107,222	3,594,555	311,323

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a software-as-a-service, or SaaS, provider of innovative AI-powered, or artificial intelligence enabled, customer engagement solutions in China. Leveraging self-developed cloud computing structure, AI and machine learning capabilities, patented Voice over Internet Protocol, or VoIP, application technologies, no-code development platform, and in-depth industry expertise, we primarily provide holistic software solutions to help our corporate clients proactively deliver and manage end-to-end customer engagement activities at all stages of the sales process including pre-sales and sales activities and post-sales customer support. We also offer AI-powered cloud-based sales force management software including intelligent quality inspection and intelligent training software to help our clients monitor, benchmark and improve the performances of agents. We empower our clients with our business value-driven solutions to increase revenue, reduce cost, and enhance customer service quality and customer satisfaction. We currently specialize in corporate clients in the finance industry and also cover a broad array of other industries, including the education, public services, healthcare and consumer products industries. We believe we are one of the leading and long-standing domestic SaaS providers in serving large enterprises in the finance industry in customer engagement with over 10 years of experience. We offer a comprehensive portfolio of customer engagement SaaS solutions that are highly intelligent, customizable and with proof of stability and security at scale with concurrence of over 10,000 agents. We continue to innovate by developing technologies that enable us to deliver a series of solutions and services which address the evolving and changing needs of our corporate clientele.

We generate revenues primarily from providing standard and customized cloud-based SaaS and BPO services. For the six months ended June 30, 2020 and 2019, total revenues were approximately $6.2 million and $9.4 million, respectively. Our gross profit and net income were approximately $4.1 million and $1.6 million, respectively, for the six months ended June 30, 2020 as compared to our gross profit and net income of $4.8 million and $2.0 million, respectively, for the six months ended June 30, 2019. For the years ended December 31, 2019 and 2018, total revenues were approximately $18.2 million and $18.8 million, respectively. Our gross profit and net income were $10.3 million and $5.1 million, respectively, for the year ended December 31, 2019 as compared to our gross profit and net income of $9.5 million and $2.4 million, respectively, for the year ended December 31, 2018.

In 2020, our emphasis and goals primarily include execution of business strategies, improvement of cost structure, and product and service performance, among others. We expect such emphasis and goals to remain largely the same following consummation of this offering.

We experienced a slowdown in revenue growth in the first half of 2020 as our business was negatively impacted by the COVID-19 pandemic. We expect our total revenues in the fiscal year 2021 to increase to at least our fiscal year 2019 level as compared to the majority of 2020 due to demand for our standard cloud-based services as discussed below. However, there is no guarantee that our total revenues for the fiscal year 2021 will grow or remain at a similar level compared to the fiscal year 2019 and such results of operations for the fiscal year 2021 may still be adversely impacted by the COVID-19 pandemic compared to the fiscal year 2019 and the majority of 2020. For a detailed description of the risks associated with the novel coronavirus, see “COVID-19 Update” and "Risk Factors—Risks Related to Doing Business in China— We face risks related to natural disasters, health epidemics and other outbreaks, specifically the coronavirus, which could significantly disrupt our operations." Because of the significant uncertainties surrounding the COVID-19 pandemic, the extent of the business disruptions and the related financial impacts cannot be reasonably estimated at this time.

Key Factors that Affect Operating Results

Our management team monitors the following key operating metrics:

Our revenue is affected by the number of average monthly paid user accounts our customers subscribed to and the average revenue per user account

For the six months ended June 30, 2020 and 2019, customized cloud-based services accounted for approximately 74.8% and 70.7% of our total revenues, respectively. All of our revenue from customized cloud-based services was from our significant customer, China Guangfa Bank. Due to the negative impact of the COVID-19 pandemic on our business operations and that of our customers, our revenue from customized cloud-based services decreased by 27.0% in our functional currency of approximately RMB 12.1 million (approximately $1.7 million) to approximately RMB 32.8 million (approximately $4.7 million) for the six months ended June 30, 2020 from approximately RMB 44.9 million (approximately $6.6 million) for the six months ended June 30, 2019. Average monthly paid user accounts decreased by 18.5% from 7,418 to 6,043 due to decreased usage, especially in the first quarter of 2020, while our significant customer reduced its sales call activities. Paid user accounts are the number of active accounts that our customers subscribed to based on contracts which specify a fixed fee per user account per specified period. Average monthly paid user accounts are the sum of the numbers of paid user accounts per month divided by twelve months for yearly amounts or six months for half-year amounts, as applicable. Average monthly paid user accounts is the operating metric that we utilize rather than paid user accounts. The average revenue per user account decreased by approximately 10.4% in our functional currency was also due to reduced sales call activities which normally utilize higher price products. Average revenue per user account is our total revenue for the year or half-year, as applicable, divided by average monthly paid user accounts.

Standard cloud-based services and BPO services accounted for approximately 23.9% and 18.7% of our total revenues for the six months ended June 30, 2020 and 2019, respectively. Our revenue from standard cloud-based services and BPO services decreased by approximately RMB 1.4 million (approximately $0.2 million) or 11.8% in our functional currency to approximately RMB 10.5 million (approximately $1.5 million) for the six months ended June 30, 2020 from approximately RMB 11.9 million (approximately $1.7 million) for the six months ended June 30, 2019. Average monthly paid user accounts increased by 32.6% from 3,978 (3,791 for standard cloud-based services and 187 for BPO services) to 5,276 (5,121 for standard cloud-based services and 155 for BPO services) while our average revenue per user account decreased by approximately 33.5% in our functional currency. In order to stay competitive during the COVID-19 pandemic and maintain continuing partnerships with our existing customers, we offered volume discounts to our existing standard cloud-based services customers who renewed service contracts during the six months ended June 30, 2020 and who committed to higher volume usage. As such, we have seen customer usage increase since March 2020 as well as our revenue from standard cloud-based services. Our goal was primarily to generate cash flow for the six months ended June 30, 2020 instead of optimizing profits. As the COVID-19 pandemic is currently largely under control in China, we believe our pricing will gradually resume to normal levels for existing customers with less discounts while new customers are based on full price.

For the years ended December 31, 2019 and 2018, customized cloud-based services accounted for approximately 70.5% and 67.4% of our total revenues, respectively. All of our revenue from customized cloud-based services was from our significant customer, China Guangfa Bank. Our revenue increased by 6.2% in our functional currency of approximately RMB 5.2 million (approximately $0.7 million) to approximately RMB 88.9 million (approximately $12.9 million) for year ended December 31, 2019 from approximately RMB 83.7 million (approximately $12.7 million) for the year ended December 31, 2018. For the year ended December 31, 2019, average monthly paid user accounts for customized cloud-based services increased by 15.7% from 6,095 for the year ended December 31, 2018 to 7,053 for the year ended December 31, 2019. Our average revenue per user account decreased by approximately 8.2% in our functional currency. Due to the nature of upfront customization and setup, our products for customized cloud-based services were not as flexible for changes which affected our ability to offer new products and increase our prices. As part of our strategic plan, we are focusing on marketing our standard cloud-based services and BPO services where we typically can charge higher prices for our new products and in order to reduce our dependence on our largest customer.

Standard cloud-based services and BPO services accounted for approximately 22.1% and 21.6% of our total revenues for the year ended December 31, 2019 and 2018, respectively. Our revenues from standard cloud-based services and BPO services increased by RMB 990,903 (approximately $0.1 million), or 3.7%, in our functional currency to RMB 27.8 million (approximately $4.0 million) for the year ended December 31, 2019 from RMB 26.8 million (approximately $4.1 million) for the year ended December 31, 2018. For the year ended December 31, 2019, average monthly paid user accounts decreased by 22.2% from 5,408 (5,222 for standard cloud-based services and 186 from BPO services) for the year ended December 31, 2018 to 4,208 (4,027 for standard cloud-based services and 181 from BPO services) for the year ended December 31, 2019, while our average revenue per user account increased by approximately 33.3% in our functional currency. The increase in average revenue per user account was mainly due to new products and functions being offered to customers which had higher unit prices. While employing AI based customer service application solutions, we believe customers will gain more efficiency in customer engagement than traditional SaaS. Our revenues for standard cloud-based services and BPO services have been affected by the COVID-19 pandemic and our revenues decreased in the first half of 2020. With the completion of our self-developed products in the no-code development platform and AI based customer services applications, we expect our revenues to increase for the second half of 2020 and we also expect our revenues from standard cloud-based services and BPO services to increase both in amount and as a percentage of our total revenues. Standard cloud-based services and BPO services are discussed together in this key operating metrics section as they have the same direction, with less average monthly paid user accounts year over year, but higher average revenue per user account year over year, as compared to customized cloud-based services, which has a separate direction.

Our revenue is affected by the demands and usages from our major customer

For the six months ended June 30, 2020 and 2019, China Guangfa Bank accounted for 75.5% and 81.0% of our total revenues, respectively. For the years ended December 31, 2019 and 2018, China Guangfa Bank accounted for 77.3% and 76.7% of our total revenues, respectively. In the second half of 2020, China Guangfa Bank changed its internal strategy of telemarketing, which resulted in a decrease in its demand for, and usage of, our corresponding products and services. We have been actively communicating with China Guangfa Bank to explore cooperative opportunities involving our standard cloud-based services in other business lines. We also plan to shift the focus of our business from customized cloud-based services to standard cloud-based services in 2021 as standard cloud-based services require no customization efforts and can therefore enable SaaS providers to quickly expand client bases as well as penetrate the market. We devoted research and development resources into, and successfully launched, several intelligent standard cloud-based services, including intelligent quality inspection and AI Chatbots in 2019. Our sales and marketing team has also been developing customers from multiple large- to medium-sized companies in finance, public services, and retail industries. In addition, we have entered into initial-phase contracts with some top banks to provide our standard cloud-based services with the expectation that the amount of contracts will expand in the future. In 2021 and beyond, we expect our revenues will not be largely solely driven from a single major customer, and we expect our 2021 standard cloud-based services will constitute the major portion of our 2021 revenue as compared to customized cloud-based services. We expect such trends regarding customized cloud-based services will continue until more customers require additional demand for, and usage of, our customized cloud-based services.

Our ability to compete effectively

Our business and results of operations depend on our ability to compete effectively in the industry in which we operate. Our competitive position may be affected by, among other things, the scope of our products, the quality of our solutions and our ability to customize our products to meet customers’ business needs. We believe that our proprietary technologies and research and development capabilities help us to develop products tailored to our customers and we are able to retain and develop business with existing customers and to attract new customers. However, if are unable to keep up with our product development or innovation, we might not be able to develop new customers or expand our business effectively. In addition, we are subject to competition from within our industry. Increased competition could materially and adversely affect our business and results of operations.

The PRC economy

Although the PRC economy has grown in recent years, the pace of growth has slowed in recent years, and rate of growth may not continue in the future. According to the PRC National Bureau of Statistics, the annual rate of growth in the PRC declined from 7.7% in 2013 to 6.1% in 2019. A further slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the purchase power of the consumers of our products and lead to the decrease of demand for our products and services and may have a material and adverse effect on our business.

In December 2019, a novel strain of coronavirus, or COVID-19, surfaced and spread rapidly over the globe, including China and the United States. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of our revenue is concentrated in China. Consequently, the COVID-19 pandemic may materially and adversely affect our business operations, financial condition and operating results for 2020. For a detailed description of the risks associated with COVID-19, see “Risk Factors – Risks Related to Doing Business in China – We face risks related to natural disasters, health epidemics and other outbreaks, specifically the coronavirus, which could significantly disrupt our operations.”

The PRC government

Our PRC entities are incorporated, and their operations and assets are located, in China. Accordingly, our results of operations, financial condition and prospects are affected by China’s regulation conditions in the following factors: (a) economic policies and initiatives undertaken by the PRC government; (b) changes in the Chinese or regional business or regulatory environment affecting the purchase power of consumers of our products; and (c) changes in Chinese government policy affecting our industry. Unfavorable changes could affect demand for products that we sell and for products that we provide and could materially and adversely affect the results of operations.

Key Components of Our Results of Operations

Revenues consist of revenues from customized and standard cloud-based services, business processing outsourcing services and others.

Revenue from customized cloud-based services

We provide customized cloud-based customer engagement services which includes customized SaaS, voice/data plan, which includes telecommunication usage such as telephone calls and messaging that our customers can subscribe for, and technical support. The provision of customized SaaS, voice/data plan and technical support is considered as one performance obligation as the services provided are not distinct within the context of the contract whereas the customers can only obtain benefit when the services are provided together. We use monthly utilization records based on the number of user accounts subscribed by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services.

As of June 30, 2020 and December 31, 2019, we derived all of our customized cloud-based revenues from China Guangfa Bank. We have entered into contracts with China Guangfa Bank where the amounts charged per user account were fixed and determinable, and the specific terms of the contracts were agreed to by us and China Guangfa Bank. Contract performance periods are generally fifteen months, and payment terms are generally a specified percentage prepaid based on estimated usage, and the remaining to be billed monthly based on actual usage. Contracts generally do not contain significant financing components or variable consideration.

Revenue from standard cloud-based services

We also provide standard cloud-based solutions that provide customers the right to access our software through the internet. Our cloud-based solutions represent a series of services such as calling, voice recording and technical support. These services are made available to the customer continuously throughout the contractual period, however, the extent to which the customer uses the services may vary at the customers’ discretion. The standard cloud-based services are considered to have one single performance obligation. We use monthly utilization records based on the number of user accounts subscribed by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services. We also have some contracts with customers where the customer subscribes for a fix number of user accounts over certain contract periods, therefore the customers receive and consume the benefits of the cloud services throughout the subscription period so revenue is recognized ratably over the contractual subscription period in which the services are delivered, beginning on the date the service is made available to the customers. Contract performance periods generally are one year, and pursuant to the contracts, full payments are generally collected in advance, with payment to be made within three months after execution of the contract. Contracts generally do not contain significant financing components or variable consideration.

Revenue from BPO services

Revenue from BPO services is generated from assisting customers to operate the call centers services. Customers using these services are not permitted to take possession of our software and physical resources and the contract is for a defined period, where customers pay a monthly service fee. These services are considered as one performance obligation as the customers does not obtain benefit for each separate services. Revenues are recognized over time over contractual period using the time elapsed output method as BPO services are provided. Contract performance periods generally are one year, and pursuant to the contracts, full payments for several months of services are generally collected in advance. Contracts generally do not contain significant financing components or variable consideration.

Professional services and other revenues

We also generate revenue from data analysis services and other professional services. The service revenue from data analysis services and other professional services is recognized over time as services are performed and delivered to customers. Contract performance periods generally range from month to month, completion of service (software license) to one year, and payment terms are generally prepaid to 30 days. Contracts generally do not contain significant financing components or variable consideration.

Revenue categories are summarized as follows:

	For the Six Months Ended June 30,				Change	For the Years Ended December 31,				Change
	2020	%	2019	%	%	2019	%	2018	%	%
	(Unaudited)		(Unaudited)
Standard cloud-based services	$658,142	10.6%	$778,949	8.3%	(15.5)%	$2,018,919	11.1%	$2,064,669	11.0%	(2.2)%
Customized cloud-based services	4,660,918	74.8%	6,617,204	70.7%	(29.6)%	12,865,074	70.5%	12,663,985	67.4%	1.6%
BPO services	830,170	13.3%	970,412	10.4%	(14.5)%	2,007,919	11.0%	1,994,501	10.6%	0.7%
Other revenues	83,511	1.3%	990,073	10.6%	(91.6)%	1,356,377	7.4%	2,066,395	11.0%	(34.4)%
Total operating revenues	$6,232,741	100%	$9,356,638	100%	(33.4)%	$18,248,289	100%	$18,789,550	100%	(2.9)%

Cost of revenues

Cost of revenues consists primarily of costs (including salaries, social insurance and benefits) for employees involved with our operations and products and services support, third party service fees including cloud and data usage, hosting fees, and amortization and depreciation expenses associated with our capitalized software, platform system and hardware. In addition, cost of revenues also include outsourcing contracted customer service representatives, customer surveys and allocated share costs, primarily including facilities, information technology and security costs.

Cost of revenues from revenue categories are summarized as follows:

	For the Six Months Ended June 30,		Change	For the Years Ended December 31,		Change
	2020	2019	%	2019	2018	%
	(Unaudited)	(Unaudited)
Standard and customized cloud-based services	$1,394,070	$2,793,488	(50.1)%	$5,121,529	$5,252,081	(2.5)%
BPO services	707,979	939,423	(24.6)%	1,773,993	2,427,169	(26.9)%
Other revenues	63,594	823,963	(92.3)%	1,091,624	1,624,553	(32.8)%
Total cost of revenues	$2,165,643	$4,556,874	(52.5)%	$7,987,146	$9,303,803	(14.2)%

Operating expenses

Our operating expenses consist of selling expenses, general and administrative expenses, and research and development expenses.

Selling expenses consist of personnel costs (including salaries, social insurance, and benefits), office and travel expenses for employees associated with our sales and marketing organizations, and costs of marketing activities. Marketing activities include both online and offline marketing initiatives, including digital advertising, such as search engines, paid social, email and product marketing, content marketing, web marketing and optimization. We focus our sales and marketing efforts on generating awareness of our services and products, establishing and promoting our brand, and cultivating a community of customers. Our selling expenses as a percentage of our revenue were approximately 12.6% and 8.3% for the six months ended June 30, 2020 and 2019, respectively. Our selling expenses as a percentage of our revenue were approximately 8.4% and 10.2% for the years ended December 31, 2019 and 2018, respectively.

General and administrative expenses consist primarily of rent, office expenses and personnel costs (including salaries, social insurance, and benefits) for our executive, finance, legal, human resources, and other administrative employees. In addition, general and administrative expenses include amortization expense from land used rights. Our general and administrative expenses as a percentage of our revenue were approximately 13.5% and 6.0% for the six months ended June 30, 2020 and 2019, respectively. Our general and administrative expenses as a percentage of our revenue were approximately 6.5% and 7.9% for the years ended December 31, 2019 and 2018, respectively.

Research and development expenses consist primarily of salaries and other compensation-related expenses for our research and product development personnel, as well as office rental, depreciation, amortization and related expenses for our research and product development team. We focus our research and development efforts on the continued development of our services and products, including the development and deployment of new features and functionality and enhancements to our software architecture and integration across our services and products. Our research and development expenses as a percentage of our revenue were approximately 11.1% and 12.4% for the six months ended June 30, 2020 and 2019, respectively. Our research and development expenses as a percentage of our revenue were approximately 8.2% and 16.0% for the years ended December 31, 2019 and 2018, respectively.

Results of Operations

Comparison of Six Months Ended June 30, 2020 and June 30, 2019 and Years Ended December 31, 2019 and December 31, 2018

	For the Six Months Ended June 30,		Change	For the Years Ended December 31,		Change
	2020	2019	%	2019	2018	%
	(Unaudited)	(Unaudited)
Revenues	$6,232,741	$9,356,638	(33.4)%	$18,248,289	$18,789,550	(2.9)%
Cost of revenues	2,165,643	4,556,874	(52.5)%	7,987,146	9,303,803	(14.2)%
Gross profit	4,067,098	4,799,764	(15.3)%	10,261,143	9,485,747	8.2%
Selling expenses	783,945	778,505	0.7%	1,533,255	1,918,418	(20.1)%
General and administrative expenses	838,995	564,179	48.7%	1,192,429	1,488,802	(19.9)%
Research and development expenses	692,121	1,160,376	(40.4)%	1,496,579	3,010,859	(50.3)%
Income from operations	1,752,037	2,296,704	(23.7)%	6,038,880	3,067,668	96.9%
Other expense, net	69,678	247,016	(71.8)%	264,018	480,030	(45.0)%
Provision for income taxes	109,818	95,261	15.3%	673,034	145,263	363.3%
Net income	$1,572,541	$1,954,427	(19.5)%	$5,101,828	$2,442,375	108.9%

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Revenues

Total revenues decreased by approximately $3.1 million, or 33.4%, to approximately $6.2 million for the six months ended June 30, 2020 from approximately $9.4 million for the six months ended June 30, 2019. The decrease was mainly due to the negative impact of the COVID-19 pandemic on our business operations, as we had to comply with the temporary closure of facilities in the first quarter of 2020. Our customers have also been negatively impacted by office closures and reductions in customer service activities. In April 2020, our offices were reopened. The change for each revenue stream was as follows:

For the six months ended June 30, 2020 and 2019, our standard cloud-based services revenue decreased by approximately $0.1 million, or 15.5%, to approximately $0.7 million for the six months ended June 30, 2020 compared to approximately $0.8 million for the same period in 2019. Standard cloud-based services revenue represented approximately 10.6% and 8.3% of our total revenues for the six months ended June 30, 2020 and 2019, respectively. The average monthly paid user accounts for standard cloud-based services increased to 5,121 for the six months ended June 30, 2020 from 3,791 for the six months ended June 30, 2019. In order to stay competitive during the COVID-19 pandemic and maintain continuing partnerships with our existing customers, we offered volume discounts to our existing standard cloud-based services customers who renewed service contracts during the six months ended June 30, 2020 and who committed to higher volume usage. As such, we have seen customer usage increase since March 2020 as well as our revenue from standard cloud-based services. Our goal was primarily to generate cash flow for the six months ended June 30, 2020 instead of optimizing profits. As the pandemic is currently largely under control in China, we believe our pricing will gradually resume to normal levels for existing customers with less discounts while new customers are based on full price.

Customized cloud-based services revenue decreased by approximately $2.0 million, or 29.6%, to approximately $4.7 million for the six months ended June 30, 2020 compared to approximately $6.6 million for the same period in 2019. The decrease was due to the decrease of 1,375 average monthly paid user accounts being subscribed by our customers, of which such decrease was from one customer, China Guangfa Bank. The average monthly paid user accounts decreased to 6,043 for the six months ended June 30, 2020 from 7,418 for the six months ended June 30, 2019, representing an approximate 18.5% decrease and was primarily because our significant customer, China Guangfa Bank, reduced the demand for our services due to the impact of the COVID-19 pandemic. Our decrease in revenue was also affected by the fee rates we charged. The fee rate variation depends on products offered and other factors in a competitive market. Customers may choose different products based on their needs which will affect the fee rates we charge. In addition, we have also adjusted our pricing based on our cost savings and our competitive strategies. The combined effect of the decrease in average monthly paid user accounts and the lowered fee rates has decreased our revenue from customized cloud-based services by 29.6%. For the six months ended June 30, 2020 and 2019, customized cloud-based services revenue represented approximately 74.8% and 70.7% of our total revenues, respectively. Due to the impact of COVID-19 and China Guangfa Bank’s change in internal strategy of telemarketing, our customized cloud-based services revenue in the fiscal year 2020 will be lower compared to that in the fiscal year 2019. We expect such revenue to continue declining in the fiscal year 2021 mainly due to China Guangfa Bank’s decrease in its demand for, and usage of, our corresponding products and services. We have been actively communicating with China Guangfa Bank to explore cooperative opportunities involving our standard cloud-based services in other business lines. We also plan to shift the focus of our business from customized cloud-based services to standard cloud-based services in 2021 as standard cloud-based services require no customization efforts and can therefore enable SaaS providers to quickly expand client bases as well as penetrate the market. We devoted research and development resources into, and successfully launched, several intelligent standard cloud-based services, including intelligent quality inspection and AI Chatbots in 2019. Our sales and marketing team has also been developing customers from multiple large- to medium-sized companies in finance, public services, and retail industries. In addition, we have entered into initial-phase contracts with some top banks to provide our standard cloud-based services with the expectation that the amount of contracts will expand in the future. In 2021 and beyond, we expect our revenues will not be largely solely driven from a single major customer, and we expect our 2021 standard cloud-based services will constitute the major portion of our 2021 revenue as compared to customized cloud-based services. We expect such trends regarding customized cloud-based services will continue until more customers require additional demand for, and usage of, our customized cloud-based services.

BPO service fees decreased by approximately $0.1 million, or 14.5%, to approximately $0.8 million for the six months ended June 30, 2020 compared to approximately $1.0 million for the same period in 2019, representing approximately 13.3% and 10.4% of our total revenues for the six months ended June 30, 2020 and 2019, respectively. The average monthly paid user accounts for BPO services decreased to 155 for the six months ended June 30, 2020 from 187 for the six months ended June 30, 2019 due to decreased usage as a result of impact from the COVID-19 pandemic.

Other revenues amounted to approximately $0.1 million and $1.0 million for the six months ended June 30, 2020 and 2019, respectively, representing approximately 1.3% and 10.6% of our total revenues for the six months ended June 30, 2020 and 2019, respectively. Due to the COVID-19 pandemic, our customers have further reduced non-essential projects which lead to our revenue decrease. As we focus our operations on cloud-based SaaS, we expect other revenues, which consist of sales of software, data analysis and other technical consulting services, will continue to decrease and represent an insignificant portion of our total revenues.

Cost of Revenues

Total cost of revenues decreased significantly by approximately $2.4 million, or 52.5%, to approximately $2.2 million for the six months ended June 30, 2020 from approximately $4.6 million for the six months ended June 30, 2019.

Cost of revenues incurred by standard and customized cloud-based services decreased significantly by approximately $1.4 million, or 50.1%, for the six months ended June 30, 2020 compared to the same period in 2019. The significant decrease was in line with the decrease of our revenue which had been adversely affected by the COVID-19 pandemic for the six months ended June 30, 2020. As a result, our cloud and data usage decreased accordingly.

Cost of sales for BPO services decreased by approximately $0.2 million, or 24.6%, for the six months ended June 30, 2020 compared to the same period in 2019. The decrease was in line with the decrease of BPO services revenue which had been adversely affected by the COVID-19 pandemic for the six months ended June 30, 2020. As of June 30, 2020, we had a total of 173 customer service representatives to serve our clients compared to 229 customer services representatives as of June 30, 2019. The number of customer services representatives are adjusted periodically based on our business needs.

Cost of sales for other revenues decreased by approximately $0.8 million, or 92.3%, for the six months ended June 30, 2020 compared to the same period in 2019. The decrease was in line with the decrease in other revenues as we focused more on our cloud-based SaaS operations.

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Six Months Ended June 30, 2020	For the Six Months Ended June 30, 2019	Change	Percentage Change
	(Unaudited)	(Unaudited)
Standard and customized cloud-based services
Gross profit	$3,924,990	$4,602,665	$(677,675)	(14.7)%
Gross margin	73.8%	62.2%	11.6%

BPO services
Gross profit	$122,191	$30,989	$91,202	294.3%
Gross margin	14.7%	3.2%	11.5%

Other services
Gross profit	$19,917	$166,110	$(146,192)	(88.0)%
Gross margin	23.8%	16.8%	7.1%

Total
Gross profit	$4,067,098	$4,799,764	$(732,666)	(15.3)%
Gross margin	65.3%	51.3%	14.0%

Our gross profit decreased by approximately $0.7 million, or 15.3%, to approximately $4.1 million for the six months ended June 30, 2020 from approximately $4.8 million for the six months ended June 30, 2019. The decrease of the gross profit was primarily caused by the negative impact from the COVID-19 pandemic on our business operations. For the six months ended June 30, 2020 and 2019, our overall gross margin was approximately 65.3% and 51.3%, respectively, representing a 14.0% increase. The increase of gross margin was primarily caused by the decrease in cost of revenues as discussed above and improvement in functionality of our software and infrastructure which resulted in more efficiency in providing services to our customers.

Operating Expenses

During the six months ended June 30, 2020, we incurred a total of approximately $2.3 million operating expenses, a decrease of approximately $0.2 million, or 7.5%, as compared to a total of approximately $2.5 million during the six months ended June 30, 2019.

Selling expenses remained consistent as they amounted to approximately $0.8 million for both the six months ended June 30, 2020 and 2019.

General and administrative expenses increased by approximately $0.2 million, or 48.7%, to approximately $0.8 million for the six months ended June 30, 2020 from approximately $0.6 million for the six months ended June 30, 2019. The increase was mainly attributable to an approximate $0.2 million increase in professional fees, such as audit fees, as we continue the process of becoming a publicly traded company in the United States.

Research and development expenses decreased by approximately $0.5 million, or 40.4%, to approximately $0.7 million for the six months ended June 30, 2020 from approximately $1.2 million for the six months ended June 30, 2019. The decrease was mainly because for the six months ended June 30, 2020, we incurred more expenses in the development stage of our product development cycle which typically lasts about 6 to 18 months. During the initial planning and resource allocation stage of product development, we expensed all costs incurred for research and development activities and while we entered the product development stage, all related costs were capitalized. We had several new products in development as of June 30, 2020 which primarily related to our no-code development platform and artificial intelligence customer services applications solutions. Our no-code development platform enables rapid application development and delivery which brings abstraction and automation to the complete application lifecycle, providing an efficient way for our engineers to build applications. Artificial intelligence customer services applications solutions are applications that will be built on our no-code development platform. We initiated the planning and resource allocations and determined performance requirements and initial design stages of the products in early 2019 and all related costs were expensed in accordance with ASC 350-40. When the products entered the development stage, all costs related to specific programming and coding of the products were capitalized. We did not have as many new products in development for the six months ended June 30, 2019 as compared to the same period in 2020.

Other income (expense), net

Total other expenses, net were approximately $0.1 million and $0.2 million for the six months ended June 30, 2020 and 2019, respectively.

Interest income remained consistent for the six months ended June 30, 2020 and 2019 as it amounted to approximately $4,000 for both the six months ended June 30, 2020 and 2019. Interest income consists of bank interest income.

Interest expense decreased to approximately $0.1 million for the six months ended June 30, 2020 from approximately $0.3 million for the six months ended June 30, 2019 as we renewed our loans from Bank of Beijing in April 2019 with a lower interest rate of 5.2% as compared to an interest rate of 5.7% on our loans from Bank of Beijing that were renewed in 2018.

Other income included cash received from government grant and VAT credits. Other income increased to approximately $62,000 for the six months ended June 30, 2020 from approximately $25,000 for the six months ended June 30, 2019.

Cash received from government subsidies increased by approximately $29,000 to approximately $32,000 for the six months ended June 30, 2020 from approximately $3,000 for the six months ended June 30, 2019, as we applied for, and received, more government subsidies for new technology for our effort to promote local technology and economic growth.

Other income also included approximately $19,000 of input VAT credit that we redeemed during the six months ended June 30, 2020. As part of the PRC VAT reform in 2019, taxpayers in certain service industries were allowed to reclaim additional 10% of input VAT credit against the amount of VAT payable from April 1, 2019 to December 31, 2021.

Provision for income taxes

We recorded income tax expense of approximately $110,000 for the six months ended June 30, 2020 compared to income tax expense of approximately $95,000 for the six months ended June 30, 2019. The approximate $15,000 increase is primarily due to an increase of provision for deferred income tax of approximately $43,000 to approximately $110,000 for the six months ended June 30, 2020 from approximately $67,000 for the six months ended June 30, 2019, as we incurred more research and development expenses that were required to be capitalized into intangible assets for the six months ended June 30, 2020 compared to the same period in 2019.

Net income

Our net income decreased by approximately $0.4 million, or 19.5%, to approximately $1.6 million for the six months ended June 30, 2020, from approximately $2.0 million for the six months ended June 30, 2019. Such change was the result of the combination of the changes as discussed above.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

Total revenues decreased by approximately $0.5 million, or 2.9%, to approximately $18.2 million for the year ended December 31, 2019 from approximately $18.8 million for the year ended December 31, 2018. The decrease was mainly due to an approximate 4.5% decrease of average exchange rate applied to statement of income. The average exchange rate accounts for the years ended December 31, 2019 and 2018 were RMB 6.91 and RMB 6.61 to $1.00, respectively. Total revenues in functional currency increased by RMB 1,881,581 (approximately $0.3 million), or 1.5%, to RMB 126,061,717 (approximately $18.2 million) for the year ended December 31, 2019 from RMB 124,180,136 (approximately $18.8 million) for the year ended December 31, 2018. The change for each revenue stream was as follows:

For the years ended December 31, 2019 and 2018, our standard cloud-based services revenue decreased by approximately $46,000, or 2.2%, to approximately $2.0 million for the year ended December 31, 2019 compared to approximately $2.1 million for the same period in 2018. Excluding the effect of exchange rate change, standard cloud-based services revenue increased by approximately RMB 0.3 million (approximately $44,000), or 2.2%, to approximately RMB 13.9 million (approximately $2.0 million) for year ended December 31, 2019 from approximately RMB 13.6 million (approximately $2.1 million) for the year ended December 31, 2018 in our functional currency. The average monthly paid user accounts for standard cloud-based services decreased to 4,027 for the year ended December 31, 2019 from 5,222 for the year ended December 31, 2018. Standard cloud-based services revenue represented approximately 11.1% and 11.0% of our total revenues for the years ended December 31, 2019 and 2018, respectively. Our focus on standard cloud-based services for the year ended 2019 and 2018 was to maintain and service our existing clients as we were in development of several new products which we expect to be fully developed and launched in 2020 and 2021. We expect our revenue to increase when such new products are released.

Customized cloud-based services revenue increased by approximately $0.2 million, or 1.6%, to approximately $12.9 million for the year ended December 31, 2019 compared to approximately $12.7 million for the same period in 2018. Excluding the effect of exchange rate change, customized cloud-based services revenue increased by approximately RMB 5.2 million (approximately $0.7 million), or 6.2%, to approximately RMB 88.9 million (approximately $12.9 million) for the year ended December 31, 2019 from RMB 83.7 million (approximately $12.7 million) for the year ended December 31, 2018. The increase was partly due to the increase of 958 average monthly paid user accounts being subscribed by our major customer, China Guangfa Bank. The average monthly paid user accounts for customized cloud-based services increased to 7,053 for the year ended December 31, 2019 from 6,095 for the year ended December 31, 2018, representing an approximate 15.7% increase. Our revenue was also affected by the fee rates we charged and our adjustment in pricing. We adjusted our pricing based on our cost savings and our competitive strategies. The fee rate variation depends on products offered and other factors in the competitive market. Therefore, our increase in average monthly paid user accounts of 15.7% was offset by the lowered fee rates that we charged to our major customer, which resulted in the increase of revenue by approximately 6.2%. For the years ended December 31, 2019 and 2018, customized cloud-based services revenue represented approximately 70.5% and 67.4% of our total revenues, respectively.

BPO service fees remained stable at approximately $2.0 million for the years ended December 31, 2019 and 2018, respectively, representing approximately 11.0% and 10.6% of our total revenues for the years ended December 31, 2019 and 2018, respectively. The average monthly paid user accounts for BPO services decreased to 181 for the year ended December 31, 2019 from 186 for the year ended December 31, 2018.

Other revenues amounted to approximately $1.4 million and $2.1 million for the years ended December 31, 2019 and 2018, respectively, representing approximately 7.4% and 11.0% of our total revenues for the years ended December 31, 2019 and 2018, respectively. As we focus our operations on cloud-based SaaS, we expect other revenues, which consist of sales of software, data analysis and other technical consulting services, will continue to decrease and represent an insignificant portion of our total revenues.

Cost of Revenues

Total cost of revenues decreased by approximately $1.3 million, or 14.2%, to approximately $8.0 million for the year ended December 31, 2019 from approximately $9.3 million for the year ended December 31, 2018.

Cost of revenues incurred by standard and customized cloud-based services decreased by approximately $0.1 million, or 2.5%, for the year ended December 31, 2019 compared to the same period in 2018. As we improved our functionality of software and infrastructure, we believe we were able to provide the services more efficiently and achieve economy of scale as our paid users increased.

Cost of sales for BPO services decreased by approximately $0.7 million, or 26.9%, for the year ended December 31, 2019 compared to the same period in 2018. The decrease was because we increased outsourcing of customer service representatives to third party contractors as compared to our in-house operators. The outsourced operators usually perform more basic customer service requirements. As of December 31, 2019, we maintained 148 in-house customer service representatives compared to 48 outsourced customer service representatives. Our in-house customer service representatives typically have more experience and better knowledge of our software in order to service clients who require a high level of customer service, such as our clients in the finance industry. Our in-house representatives also assist in supervising the outsourced customer service representatives. The number of in-house customer services representatives may decrease if we have less customer demands for in-house representatives.

Cost of sales for other revenues decreased by approximately $0.5 million, or 32.8%, for the year ended December 31, 2019 compared to the same period in 2018. The decrease was in line with the decrease in other revenues as we focus more on our cloud-based SaaS operations.

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Year ended December 31, 2019	For the Year ended December 31, 2018	Change	Percentage Change

Standard and customized cloud-based services
Gross profit	$9,762,464	$9,476,573	$285,891	3.0%
Gross margin	65.6%	64.3%	1.3%

BPO services
Gross profit	$233,926	$(432,668)	$666,594	154.1%
Gross margin	11.7%	(21.7)%	33.4%

Other services
Gross profit	$264,753	$441,842	$(177,089)	(40.1)%
Gross margin	19.5%	21.4%	(1.9)%

Total
Gross profit	$10,261,143	$9,485,747	$775,396	8.2%
Gross margin	56.2%	50.5%	5.7%

Our gross profit increased by approximately $0.8 million to approximately $10.3 million for the year ended December 31, 2019 from approximately $9.5 million for the year ended December 31, 2018. For the years ended December 31, 2019 and 2018, our overall gross margin was approximately 56.2% and 50.5%, respectively. The increase was primarily caused by the decrease in the cost of revenues as discussed above.

Operating Expenses

During the year ended December 31, 2019, we incurred a total of approximately $4.2 million operating expenses, a decrease of approximately $2.2 million, or 34.2%, as compared to a total of approximately $6.4 million during the year ended December 31, 2018.

Selling expenses decreased by approximately $0.4 million, or 20.1%, to approximately $1.5 million for the year ended December 31, 2019 from approximately $1.9 million for the year ended December 31, 2018. The decrease was mainly due to a decrease in marketing and promotion expenses as we focus on investing in cost-effective marketing initiatives and continuously evaluate the effectiveness of various marketing channels to optimize the allocation of our marketing spending.

General and administrative expenses decreased by approximately $0.3 million, or 19.9%, to approximately $1.2 million for the year ended December 31, 2019 from approximately $1.5 million for the year ended December 31, 2018. The decrease was mainly due to a decrease in salary, social security and disability insurance expenses paid to our management team. We expect our general and administrative expenses to increase in 2020 due to estimated expenses associates with becoming a public company.

  Research and development expenses decreased by approximately $1.5 million, or 50.3%, to approximately $1.5 million for the year ended December 31, 2019 from approximately $3.0 million for the year ended December 31, 2018. The decrease was mainly because in 2019 we incurred more expenses in the development stage of our product development cycle which typically lasts about 6 to 18 months. During the initial planning and resource allocation stage of product development, we expensed all costs incurred for research and development activities and while we entered the product development stage, all related costs were capitalized. We had several new products in development as of December 31, 2019 which primarily related to our no-code development platform and artificial intelligence customer services applications solutions. Our no-code development platform enables rapid application development and delivery which brings abstraction and automation to the complete application lifecycle, providing an efficient way for our engineers to build applications. Artificial intelligence customer services applications solutions are applications that will be built on our no-code development platform. We initiated the planning and resource allocations and determined performance requirements and initial design stages of the products in early 2019 and all related costs were expensed in accordance with ASC 350-40. When the products entered the development stage, all costs related to specific programming and coding of the products were capitalized. We did not have as many new products in development in 2018 as compared to 2019. Most of our research and development activities were focused on our existing SaaS software and systems maintenance in 2018, with related costs expensed and recorded as research and development expenses.

Other income (expense), net

Total other expenses, net were approximately $0.3 million and $0.5 million for the years ended December 31, 2019 and December 31, 2018, respectively.

Interest income increased to approximately $9,000 for the year ended December 31, 2019 from approximately $5,000 for the year ended December 31, 2018. Interest income consists of bank interest income.

Interest expense decreased to approximately $0.4 million for the year ended December 31, 2019 from approximately $0.5 million for the year ended December 31, 2018 as we renewed our loans from Bank of Beijing in 2019 with a lower interest rate of 5.2% as compared to an interest rate of 5.7% on our loans from Bank of Beijing that were renewed in 2018.

Other income included cash received from government grant and VAT credits. Other income increased to approximately $146,000 for the year ended December 31, 2019 from approximately $61,000 for the year ended December 31, 2018.

Cash received from government subsidies increased by approximately $32,000 to approximately $89,000 for the year ended December 31, 2019 from approximately $57,000 for the year ended December 31, 2018, as we applied for, and received, more government subsidies for new technology for our effort to promote local technology and economic growth.

Other income also included approximately $49,000 of input VAT credit that we redeemed during the year ended December 31, 2019. As part of the PRC VAT reform in 2019, taxpayers in certain service industries were allowed to reclaim additional 10% of input VAT credit against the amount of VAT payable from April 1, 2019 to December 31, 2021.

Provision for income taxes

We recorded income tax expense of approximately $0.7 million for the year ended December 31, 2019 compared to income tax expense of approximately $0.1 million for the year ended December 31, 2018. The approximate $0.6 million increase is primarily a result of an increase of approximately $3.2 million, or 123.2%, of net income before tax to approximately $5.8 million for the year ended December 31, 2019 from approximately $2.6 million for the year ended December 31, 2018.

Net income

Our net income increased by approximately $2.7 million, or 108.9%, to approximately $5.1 million for the year ended December 31, 2019, from approximately $2.4 million for the year ended December 31, 2018. Such change was the result of the combination of the changes as discussed above.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating expenditure commitments. Our liquidity needs are to meet our working capital requirements and operating expense obligations. To date, we have financed our operations primarily through cash flows from operations and short-term borrowing from banks and related parties. Our major customer, China Guangfa Bank, accounted for 75.5% and 81.0% of our total revenues for the six months ended June 30, 2020 and 2019, respectively, of which we collected approximately $2.3 million and $7.8 million in cash, respectively. The loss of our major customer or a reduction in usage by our major customer would adversely impact our liquidity.

As of June 30, 2020, our working capital deficit was approximately $0.5 million and cash amounted to $1.2 million. Although our working capital deficit was approximately $0.5 million as of June 30, 2020, approximately $1.5 million of which was deferred revenue which we expect to realize as we do not expect to make any significant refund based on historical experience. Excluding deferred revenue, our working capital was approximately $1.0 million. Our management believes that we will require a minimum of approximately $4.0 million over the next twelve months to operate at our current level, either from revenues or funding. Given our expected expenditures in the foreseeable future, together with our cash flow from the financing activities, we have comprehensively considered our available sources of funds as follows:

•	financial support and credit guarantee from related parties; and
•	additional equity or debt financing.

Based on the above considerations, our board of directors is of the belief that we are able to obtain sufficient funds to meet our working capital requirements and debt obligations as they become due over the next twelve (12) months.

We intend to use the funds raised from this offering to grow our business primarily through:

•	strengthening sales and marketing;

•	enhancing our research and development; and

•	investing in working capital and general corporate purposes, including future capital expenditures, such as the construction of the cloud computing facility in Guiyang, China, and increasing our liquidity.

Although we consolidate the results of our VIE and its subsidiaries, we only have access to cash balances or future earnings of our VIE and its subsidiaries through our contractual arrangements with our VIE.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiaries in the Cayman Islands and Hong Kong. However, these restrictions will likely have no impact on the ability of these PRC entities to transfer funds to us as we have no present plans to declare dividends as we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions will likely have no impact on our ability to meet our cash obligations as all of our current cash obligations are due within the PRC.

As of June 30, 2020, we had the following short-term bank loans outstanding:

Bank Name	Maturities	Interest Rate	Collateral/Guarantee	June 30, 2020
Bank of Beijing	March and April 2021	5.2% - 5.7%	Guarantee by Beijing SMEs Credit Re-guarantee Co., Ltd	$2,830,816

In March 2020, we renewed our line of credit for a two-year period. In March and April 2020, we renewed two loan contracts with Bank of Beijing under the line of credit to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bear interest rates ranging from 4.8% to 5.0% with the maturity dates in March and April 2021.

The following summarizes the key components of our cash flows for the six months ended June 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018.

	For the Six Months Ended June 30		For the Years Ended December 31
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Net cash (used in) provided by operating activities	$(1,246,977)	$1,472,302	$6,321,227	$(1,162,798)
Net cash used in investing activities	(924,117)	(930,356)	(2,037,364)	(55,324)
Net cash (used in) provided by financing activities	(83,788)	(226,552)	(3,445,761)	2,431,084
Effect of exchange rate change	(40,808)	409	(40,048)	(123,997)
Net change in cash	$(2,295,690)	$315,803	$798,054	$1,088,965

Operating activities

Net cash used in operating activities was approximately $1.2 million for the six months ended June 30, 2020 and was primarily attributable to the increase of accounts receivables of approximately $2.6 million as we experienced a longer collection cycle from credit sales, which was caused by staffing shortages. As the COVID-19 pandemic has adversely impacted our business operations and that of our customers, we experienced a longer collection cycle. The cash outflow was also attributable to the decrease of accounts payables of approximately $0.6 million. Cash flow used in operating activities was offset by net income of approximately $1.6 million and various non-cash items of approximately $0.4 million, such as depreciation and amortization expense, provision for allowance for doubtful accounts, and deferred tax expense.

Net cash provided by operating activities was approximately $1.5 million for the six months ended June 30, 2019 and was primarily attributable to net income of approximately $2.0 million and various non-cash items of approximately $0.3 million, such as depreciation and amortization expense, provision for allowance for doubtful accounts, and deferred tax expense. Cash inflow was offset by the increase of account receivables of approximately $0.3 million as we granted more credit sales to existing customers.

Net cash provided by operating activities was approximately $6.3 million for the year ended December 31, 2019 and was primarily attributable to net income of approximately $5.1 million and various non-cash items of approximately $0.6 million, such as depreciation and amortization expense, provision for allowance for doubtful accounts, and deferred tax expense. The cash inflow was also attributable to the decrease of accounts receivables of approximately $1.4 million as we have taken more measures to collect outstanding balances.

Cash inflow was offset by the decrease of deferred revenue of approximately $0.8 million as we granted more credit sales to existing customers and the decrease of accounts payable of approximately $0.1 million as we have more operating cash flow to pay off our liabilities.

Net cash used in operating activities was approximately $1.2 million for the year ended December 31, 2018 and was primarily a result of cash inflow from net income of approximately $2.4 million and various non-cash items of approximately $0.3 million, such as depreciation and amortization expense, provision for allowance for doubtful accounts, and deferred tax expense. Cash inflow was offset by the decrease of accounts payable of approximately $1.7 million and the decrease of other payables and accrued liabilities of approximately $2.2 million. As we obtained approximately $3.0 million in short-term bank loans, we were able to pay off our trade and other liabilities more timely.

Investing activities

Net cash used in investing activities was approximately $0.9 million for the six months ended June 30, 2020 and was primarily attributable to approximately $0.9 million of salary and benefits payment on capitalized software.

Net cash used in investing activities was approximately $0.9 million for the six months ended June 30, 2019 and was primarily attributable to approximately $0.4 million of salary and benefits payment on capitalized software and approximately $0.5 million payment on equipment and construction in progress.

Net cash used in investing activities was approximately $2.0 million for the year ended December 31, 2019 and was primarily attributable to approximately $1.5 million of salary and benefits payment on capitalized software and approximately $0.6 million payment on equipment and construction in progress.

Net cash used in investing activities was approximately $55,000 for the year ended December 31, 2018 and was primarily attributable to approximately $0.5 million of salary and related payments on capitalized software, and approximately $0.2 million payment on equipment, offset by repayments from related party of approximately $0.6 million.

Financing activities

Net cash used in financing activities was approximately $0.1 million for the six months ended June 30, 2020 and was primarily attributable to approximately $0.1 million in payments of deferred offering costs as we continue the process of becoming a publicly traded company in the United States.

Net cash used in financing activities was approximately $0.2 million for the six months ended June 30, 2019 and was primarily attributable to approximately $0.2 million in repayment to related parties, and repayment of short-term bank loans of approximately $2.9 million, offset by proceeds received from short-term bank loans of approximately $2.9 million.

Net cash used in financing activities was approximately $3.4 million for the year ended December 31, 2019 and was primarily attributable to approximately $1.3 million in repayment to related parties, approximately $1.8 million payment of acquisition of noncontrolling interests, payments of deferred offering costs of approximately $0.4 million and repayment of short-term bank loans of approximately $2.9 million, offset by proceeds received from short-term bank loans of approximately $2.9 million.

Net cash provided by financing activities was approximately $2.4 million for the year ended December 31, 2018 and was a result of approximately $0.2 million in capital contributions from our shareholders, proceeds from short-term bank loans of approximately $3.0 million from Bank of Beijing, and proceeds from a short-term loan provided by a related party of approximately $76,000, offset by repayments to related parties of approximately $0.9 million.

Commitments and Contingencies

Capital expenditures

Our capital expenditures were incurred primarily in connection with payment of property and equipment and software. Our capital expenditures were approximately $0.9 million in the six months ended June 30, 2020 and 2019. Our capital expenditures were approximately $2.1 million and $0.6 million in the years ended December 31, 2019 and 2018, respectively. We are in the process of constructing a cloud computing facility in Guiyang, China. The facility is expected to have two buildings consisting of approximately 43,000 square meters in total, which is expected to house our cloud and BPO services operations and also fulfill the purposes of offices, research centers, logistics and employee dormitories. This facility is intended to replace our current facilities in Guiyang and some of our facilities in Beijing and Hefei, China, which are currently leased. We have completed demolition, underground structure and design. We are currently awaiting approval from the relevant governmental authorities to begin construction, and we expect the costs to complete the facility will be approximately $10 million. As we are in the process of selecting contractors, we had no material existing capital expenditure commitments as of June 30, 2020 or December 31, 2019. We intend to fund our future capital expenditures with our existing cash balance, cash generated from operating activities and net proceeds from this offering. We are currently awaiting approval from the relevant governmental authorities and expect to begin construction within three months following such approval, and the project is estimated to be completed by August 2022. We will continue to make capital expenditures to meet the expected growth of our business.

Lease commitments

We entered into fourteen non-cancellable operating lease agreements for nine offices and five employee dormitories for the six months ended June 30, 2020. Our commitment for minimum lease payments under the ten remaining operating leases as of June 30, 2020 for the next five years is as follows:

Twelve months ending June 30,	Minimum lease payment
2021	$342,290
2022	211,953
Thereafter	-
Total minimum payments required	$554,243

Contingencies

From time to time, we are party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

On July 20, 2012, Infobird Anhui signed a leasing agreement with Hefei Shushan Economic Development District Management Committee, or Hefei Shushan, to lease certain properties in the industry park managed by Hefei Shushan. A supplemental agreement was subsequently signed on August 6, 2012 which amended the term of the lease and provided certain incentives and subsidies to Infobird Anhui. In June 2019, Hefei Shushan filed a lawsuit in Shushan District People’s Court against Infobird Anhui claiming the incentives and subsidies provided to Infobird Anhui was indeed a loan and Infobird Anhui was in default of loan contract of approximately $0.9 million (RMB 6,400,000). On August 1, 2019, Shushan District People’s Court issued a civil judgment against Hefei Shushan. Hefei Shushan subsequently filed an appeal in Anhui Province Hefei City Intermediary People’s Court. The Court ruled against Hefei Shushan on December 3, 2019. The case was concluded and no contingent loss was recorded on our consolidated financial statements.

Contractual Obligations

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of June 30, 2020:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Short-term loans - banks	$2,830,816	$2,830,816	$-	$-	$-
Operating lease obligation	554,243	342,290	211,953	-	-
Total	$3,385,059	$3,173,106	$211,953	$-	$-

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this registration statement, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of plant and equipment and intangible assets, capitalized development costs, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, allowance for deferred tax assets and uncertain tax position. Actual results could differ from these estimates.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, or ASU 2014-09. ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. We adopted Topic 606 on January 1, 2018 using the modified retrospective transition method, and the adoption did not have a material impact on our consolidated financial statements.

We recognize revenue which represents the transfer of goods and services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange. We identify contractual performance obligations and determines whether revenue should be recognized at a point in time or over time, based on when control of goods and services are provided to customers.

 We use a five-step model to recognize revenue from customer contracts. The five-step model requires us to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy the performance obligation.

We derive our revenues from sales contracts with our customers with revenues being recognized upon performance of services. Our contracts with customers generally do not include a general right of return relative to the delivered products or services. We applied practical expedient when sales taxes were collected from customers, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price.

Revenue recognition policies for each type of revenue stream are as follow:

Revenue from customized cloud-based services

We generate revenue from customized cloud-based customer engagement software which includes customized SaaS, voice/data plan, which includes telecommunication usage such as telephone calls and messaging that our customers can subscribe for, and technical support. The provision of customized SaaS, voice/data plan and technical support is considered as one performance obligation as the services provided are not distinct within the context of the contract whereas the customer can only obtain benefit when the services are provided together. We use monthly utilization records based on the number of user accounts subscribed for by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services. As of June 30, 2020 and December 31, 2019, we derived all of our customized cloud-based revenues from China Guangfa Bank. We have entered into contracts with China Guangfa Bank where the amounts charged per user account were fixed and determinable, and the specific terms of the contracts were agreed to by us and China Guangfa Bank. Contract performance periods are generally fifteen months, and payment terms are generally a specified percentage prepaid based on estimated usage, and the remaining to be billed monthly based on actual usage. Contracts generally do not contain significant financing components or variable consideration.

Revenue from standard cloud-based services

We provide standard cloud-based solutions that provide customers the right to access our software through the internet. Our cloud-based solutions represent a series of services such as calling, voice recording and technical support. These services are made available to the customer continuously throughout the contractual period, however, the extent to which the customer uses the services may vary at the customers’ discretion. The standard cloud-based services are considered to have one single performance obligation. We use monthly utilization records based on the number of user accounts subscribed for by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services. We also had some contracts with customers where the customer subscribes for a fixed number of user accounts over certain periods as specified in the contracts, therefore the customer receives and consumes the benefits of the cloud services throughout the contract periods so revenue is recognized ratably over the contractual period that the services are delivered, beginning on the date the service is made available to the customers. Contract performance periods generally are one year, and pursuant to the contracts, full payments are generally collected in advance, with payment to be made within three months after execution of the contract. Contracts generally do not contain significant financing components or variable consideration.

Revenue from BPO services

Revenue from BPO services is generated from assisting customers to operate the call centers services. Customers using these services are not permitted to take possession of our software and physical resources and the contract is for a defined period, where customers pay a monthly service fee. These services are considered as one performance obligation as the customers does not obtain benefit for each separate services. Revenues are recognized over time over contractual period using the time elapsed output method as BPO services are provided. Contract performance periods generally are one year, and pursuant to the contracts, full payments for several months of services are generally collected in advance. Contracts generally do not contain significant financing components or variable consideration.

Professional services and other revenues

We also generate revenue from data analysis services and other professional services. The service revenue from data analysis services and other professional services is recognized over time as services are performed and delivered to customers. Contract performance periods generally range from month to month, completion of service (software license) to one year, and payment terms are generally prepaid to 30 days. Contracts generally do not contain significant financing components or variable consideration.

Contract balances

We record receivables related to revenue when we have an unconditional right to invoice and receive payment.

We invoice our customers for our services on a monthly basis. Deferred revenue consists primarily of customer billings made in advance of performance obligations being satisfied and revenue being recognized.

Cost of revenues

Cost of revenues consists primarily of personnel costs (including salaries, social insurance and benefits) for employees involved with our operations and products and services support, third party service fees including cloud and data usage, hosting fees, and amortization and depreciation expenses associated with our capitalized software, platform system and hardware. In addition, cost of revenues also include outsourcing contracted customer service representatives, customer surveys and allocated share costs, primarily including facilities, information technology and security costs.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after thirty (30) days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. We review our receivables on a regular basis to determine if the bad debt allowance is adequate, and adjust the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Intangible assets

Our intangible assets with definite useful lives primarily consist of licensed software, capitalized development costs, platform system, and land-use rights. We amortize our intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. We typically amortize our intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives.

Capitalized development costs

We follow the provisions of ASC 350-40, “Internal Use Software”, to capitalize certain direct development costs associated with internal-used software. ASC 350-40 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We expense all costs incurred during the preliminary project stage of development and capitalize costs incurred during the application development stage. Costs incurred relating to upgrades and enhancements to the application are capitalized if it is determined that these upgrades or enhancements add additional functionality to the application. Development costs cease capitalization upon completion of all substantial testing when the software is substantially complete and ready for its intended use and are amortized on a straight-line basis over the estimated useful life, which is generally five years. Amortization of internal-use software begins when the software is ready for its intended use. We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Land use rights

All land in the PRC is owned by the government. However, the government grants “land use rights.” The land use rights are for 40 years and expire in 2055. We amortize the land use rights over the forty-year term of the land use rights on a straight-line basis. The carrying value of the land use rights was reduced by government grant received when the conditions stipulated under the grant were fulfilled.

On June 3, 2015, Infobird Guiyang signed a cloud computing development agreement with the local Guiyang government to promote development of the local cloud computing industry. We obtained 40-year land use rights in Guiyang, China for 9,760.8 square meters of land for approximately $4.7 million (RMB 32,532,746) through public bidding. The land is for building of technology related infrastructure only. In return, the Guiyang government will subsidize the cost of land through a form of cash grant in the amount of approximately $4.5 million (RMB 31,068,626). We received such grant in 2015. The grant was given to promote the local cloud computing industry, there are no services to perform on our part, and the grant was given without restriction. The only condition is that the land use right acquired was to be used for the cloud computing industry only. We recorded the grant as a reduction of the cost of related land use rights. See “Capital Expenditures” above for further information.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. We present deferred tax assets and liabilities as noncurrent in the balance sheet based on an analysis of each taxpaying component within a jurisdiction.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2019 are subject to examination by any applicable tax authorities.

Recent Accounting Pronouncements

See note 2 of our notes to the consolidated financial statements for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest Rate Risk

We are exposed to interest rate risk while we have short-term bank loans outstanding. Although interest rates for our short-term loans are typically fixed for the terms of the loans, the terms are typically twelve (12) months and interest rates are subject to change upon renewal.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

BUSINESS

Overview

We are a software-as-a-service, or SaaS, provider of innovative AI-powered, or artificial intelligence enabled, customer engagement solutions in China. Leveraging self-developed cloud computing structure, AI and machine learning capabilities, patented Voice over Internet Protocol or VoIP application technologies, no-code development platform, and in-depth industry expertise, we primarily provide holistic software solutions to help our corporate clients proactively deliver and manage end-to-end customer engagement activities at all stages of the sales process including pre-sales and sales activities and post-sales customer support. We also offer AI-powered cloud-based sales force management software including intelligent quality inspection and intelligent training software to help our clients monitor, benchmark and improve the performances of agents. We empower our clients with our business value-driven solutions to increase revenue, reduce cost, and enhance customer service quality and customer satisfaction. We currently specialize in serving corporate clients in the finance industry and also cover a broad array of other industries, including the education, public services, healthcare and consumer products industries. We believe we are one of the leading and long-standing domestic SaaS providers in serving large enterprises in the finance industry in customer engagement with over 10 years of experience. We offer a comprehensive portfolio of customer engagement SaaS solutions that are highly intelligent, customizable and with proof of stability and security at scale with concurrence of over 10,000 agents. We continue to innovate by developing technologies that enable us to deliver a series of solutions and services which address the evolving and changing needs of our corporate clientele.

According to the Report on the Industry Trend of SaaS in China published by Business Partner Consulting in March 2020, the SaaS industry is a fast-growing market in China, surging from approximately $2.3 billion in 2019 to $3.3 billion in 2020, and is expected to grow to approximately $6.9 billion in 2022. We believe the growth of the SaaS industry is driven by the digital transformation in the business world, in particular domestic PRC markets, and in particular, we believe that companies are investing significantly in SaaS during such digital transformation. We also believe AI-powered customer engagement SaaS is disrupting traditional customer engagement tools. The former proactively extracts, consolidates, analyzes, and predicts customer interactions in an omni-channel environment with the assistance of AI, while the latter passively receives, records, reacts to, and reports on customer data without the assistance of AI. We believe that a combination of industry expertise on SaaS and novel technologies, such as AI and machine learning capabilities, is the progressing trend in the customer engagement industry.

We rely on the following self-developed novel technologies to deliver customizable, high-quality, scalable, configurable, secure, and steady customer engagement solutions.

•	Cloud computing structure. We use a cloud computing structure as the basic infrastructure for our software, which empowers us with flexible scale-out capabilities and high tolerance of failures and default, and supports ultra-large-scale concurrence capabilities.
•	AI and machine learning capabilities. We incorporate our self-developed natural language processing, or NLP, licensed automatic speech recognition, or ASR, and text to speech, or TTS, to empower our software to have the capability of conducting multiple rounds of free conversations with customers, referring to the context for better understanding, automatically capturing key words, recognizing the intentions of customers and accurately converting voice to text or vice versa.
•	Patented VoIP technologies. Our patented VoIP technologies ensure high-quality telecommunications through intelligent routing, multi-voice coding support, and multi-endpoint access support. The intelligent routing and multi-voice coding support enable us to provide optimal voice transmission quality by monitoring network fluctuation to deploy voice routing notes and adjusting voice coding based on the latest status of network bandwidth.
•	No-code development platform. We developed a no-code development platform that is flexible by design, enabling us to deploy pre-coded microservice modules and packages to quickly respond and adjust to customer requirements, and we can also combine microservice modules into customized end-to-end solutions, and thus, significantly reduce the time required for our software engineers to program customized services and products for our clients. Our software developed through the no-code development platform also supports open application programming interface, or API, and software development kit, or SDK, and therefore allows easy integration with our clients’ call centers, websites and software.

Our customer engagement services are founded on a series of our customer engagement software, and each may be used on an individual and/or integrated basis. The following are the primary types of our fundamental software:

AI Customer Engagement Software

•	Cloud call center – proprietary technologies that ensure scalable, steady, secure, and flexible access to accounts and also support functions which can automatically initiate outbound calls by taking into account available agents, anticipated talk time, and anticipated wait time, and then distribute the answered calls to the agents.
•	Intelligent telemarketing – automatically initiate calls in batch files, which are files often used to help load programs, run multiple processes at a time, and perform common or repetitive tasks, support AI voice Chatbot and collect information from interactions between sales representatives and customers to create labels for each customer and to analyze and predict customer behaviors.
•	Intelligent omni-channel customer service – integrate interactions through telephone calls, videos, emails, social media platforms, websites, and text messages, and provide tickets that can promote business flows across different departments.
•	AI voice Chatbot and AI text Chatbot - multiple rounds of free conversation with customers, referring to the context for better understanding, and recognizing the intentions of customers.

AI Sales Force Management Software

•	Intelligent quality inspection – monitoring and benchmarking performances of sales and customer service representatives, and aiding in the fulfillment of obligations under compliance regulations.
•	Intelligent training – interactive training sessions and tests with computers for sales and customer service representatives

We design our software to be easy to use, customizable and self-operated. We allow our clients to incorporate their business needs and/or approach to customer management in our software by using our self-developed no-code programming technology. Clients may also configure certain parameters and scripts for agents. Our software also allows easy integration with our clients’ call centers, websites and software. Through years of experience serving our clients and analyzing the interactions between our clients and their customers, we have accumulated valuable vertical knowledge and know-how of our clients’ industries. We continually strive to understand the objectives of our clients at different stages of their businesses to further our understanding on their operating industries. We have integrated this knowledge with our technology to develop software that provides a comprehensive customer experience.

We value our proprietary technologies and strong research and development capabilities, which we believe differentiate us from other software companies in the customer engagement industry. As of September 30, 2020, we had an intellectual property portfolio consisting of 19 patents, 13 patents in various stages of the registration application process, 51 software copyrights, 1 artwork copyright in the registration application process, 39 registered trademarks, 5 trademark applications and 27 domain names in the PRC and 3 registered trademarks outside of the PRC.

Our research and development department was composed of 122 personnel, including software engineers and internet technology specialists, as of September 30, 2020, which accounted for approximately 41.2% of our total employees. We have invested significantly in research and development and intend to continue to do so. For the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, our research and development expenses amounted to approximately $0.7 million, $1.5 million and $3.0 million, respectively.

As of June 30, 2020, we had over 10,000 paid user accounts from 358 customers for our SaaS services (standard cloud-based services (330 customers) and customized cloud-based services (1 customer)), BPO services (15 customers) and other services (including sales of software license, data analysis services and other professional services) (12 customers). Our clients are companies and organizations, primarily in the finance, education, public services, healthcare, and consumer products industries. Our ability to maintain close relationships with our clients is essential to the growth and profitability of our business. Through constant technological innovation and accumulated vertical knowledge in our clients’ industries, we continue to build strong relationships with our clients. Once a client utilizes our solutions, we subsequently seek to deepen such relationships through cross-selling and upselling our services and products. We deploy both direct and indirect sales approaches, including outreach by our sales team, organizing and participating in forums and seminars, online advertising, and cooperating with referral and reseller partners. The majority of our sales team is based in four major cities in China: Beijing, Shanghai, Guangzhou, and Guiyang, which cover the most developed and populated cities of China.

We intend to further expand our client base and increase our market share in the finance industry, as well as penetrating other industries with our enhanced sales and marketing efforts. We plan to conduct a better client lifecycle management, expand our sales team, cooperate with referral or reseller partners, continue to organize and participate in forums and seminars, launch online and offline advertising campaigns, and improve our website and social media accounts. We also plan to attract new clients, and retain existing clients, by continuing to innovate our products and services. In addition, we intend to construct the following capabilities in our AI applications: customer engagement hub, one single view of customer, knowledge graphs, and customer journey maps, in order to facilitate proactive customer engagement through consolidation of interactions with customers from various channels, including telephone, email, social media platforms, websites and text messages, among others, along with predictions of customers’ intentions and behaviors.

Industry Background

The SaaS industry has been growing rapidly in China driven by the digital transformation in the business world and the favorable government policies. According to the Report on the Industry Trend of SaaS in China published by Business Partner Consulting in March 2020, the market size of the SaaS industry in China was approximately $2.3 billion in 2019 and grew to approximately $3.3 billion in 2020 at a compound annual growth rate of 43.5%. It is further estimated that the growth rate of SaaS industry will remain high in the next two years and market size will grow to approximately $6.9 billion in 2022. The report also states that the industry trend of SaaS is (i) to become more intelligent with artificial intelligence, or AI, and big data technologies; and (ii) to incorporate industry expertise and vertically grow to penetrate markets in other industries including the finance, healthcare, education, transportation, public services and retail industries.

The PRC government has emphasized development and application of cloud computing, such as SaaS, and issued several supporting policy documents not only on the big-picture level but also on the industry specific level. In July 2018, the Ministry of Industry and Information Technology of the PRC, or the MIIT, issued the Three-year Action Plan for Expanding and Upgrading Information Consumption of Enterprises (2018-2020) and the Guidelines for Promoting Enterprises to Move Business to Cloud Platforms (2018-2020). The former requires an increase on the scale of information consumption to reach approximately RMB 6.0 trillion (approximately $849.2 billion) by 2020, while the latter requires an additional one million enterprises in China to initiate digital transformation and conduct business on cloud computing services in China by 2020. Regarding a specific industry, for instance, the finance industry, People’s Bank of China issued the Development Plan for Financial Technology (FinTech) (2019-2021) in August 2019, which stated the mission to upgrade the technologies applied in the finance industry, including cloud computing, AI, and big data by 2021.

Businesses have been investing heavily in digital transformation, with customer engagement as one of the largest areas of investment. AI-powered customer engagement SaaS is disrupting the traditional customer engagement tools as the latter fails to satisfy the evolving needs of a dynamic digital economy. The AI-powered customer engagement SaaS optimizes customers’ experiences and creates business value by proactively extracting, consolidating, analyzing, and predicting customer interactions from an omni-channel environment. Conversely, the traditional customer engagement tools passively receive, record, react to, and report on customer data. We believe that a combination of industry expertise on SaaS and novel technologies, such as AI and machine learning capabilities, is the progressing trend in the customer engagement industry.

The finance industry has significant market potential in information technology, or IT, services, which includes SaaS. According to the industry report released by Northeastern Securities in November 2019, the market potentials of IT services in the banking and insurance sectors in 2018 were approximately RMB 111.7 billion (approximately $15.8 billion) and RMB 24.4 billion (approximately $3.5 billion), respectively, and are expected to maintain an annual growth rate of over 20% in the next five years. International Data Corporation, or IDC, predicted in 2019 that the total expenditures of Chinese financial institutions on IT will exceed $21.5 billion in 2020.

Artificial Intelligence Industry in China

According to the Baidu Brain Leadership White Paper jointly released by International Data Corporation, or IDC, and Baidu AI Industry Research Center, as of March 2019, artificial intelligence technology is expected to penetrate various applications and business scenarios of enterprises, which in turn is expected to inevitably change the traditional human resource structure, business processes and industry structure of enterprises in China. IDC predicts that China’s AI market will reach $9.84 billion by 2022.

IDC tracked approximately 70 industry application scenarios and found that intelligent customer service was the most widely used service in various industries. Furthermore, IDC found that automatic speech recognition technology and natural language understanding technology were the two crucial AI technologies for intelligent customer service, which are also incorporated in our products. We believe our AI technologies have great market potential and applications and are likely to increase the appeal of our SaaS products.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and will continue to contribute to our success:

Advanced and Proprietary Technologies.

Our products and services are highly adaptable, scalable and supported by our flexible technology infrastructures, enabling us to efficiently address the needs of our clients. As of September 30, 2020, we possessed 19 patents, 13 patents in various stages of the registration application process and 51 software copyrights. Our technologies are all designed and deployed on our self-developed cloud computing structure, which can achieve flexible expansion and support ultra-large-scale concurrent applications. We have developed our proprietary cloud-native communication technologies such as VoIP technologies. We believe our technologies can support flexible expansion of services depending on our clients’ needs, ensure the stability and security of our software and make communication over the internet easier and more convenient with better quality.

Innovative No-code Development Platform

Our self-developed cloud-based no-code development platform significantly reduces the software development period with relatively low cost and allows us to quickly customize and package our SaaS to meet market demand. On the no-code development platform, our software engineers program and store configurable, sharable, and scalable microservice modules and packages, which can be configured inwardly, composed within each other or integrated into outside applications to create new software to handle new issues. We have built a database of microservice modules and packages throughout the years serving our clients and continuously enhance existing microservice modules and add new modules into our database to respond to the dynamic customer engagement market.

Specialization in Serving Large Enterprises in the Finance Industry.

We believe we are one of the leading and long-standing domestic SaaS providers in serving large enterprises in the finance industry in customer engagement with over 10 years of experience. We offer a comprehensive portfolio of customer engagement SaaS services that are highly intelligent, customizable and we ensure stability and security under large volume of services of concurrence of over 10,000 agents. Our cloud native communication technology is capable of fault and disaster tolerance, and our no-code development platform can support complex application integration as well as various types of API and SDK to better meet the changing needs of large enterprises. We have accumulated valuable industry expertise, understanding client’s needs and compliance requirements from business perspective rather than pure IT perspective, combining business plan with IT development plan. Monitoring the industry trends, we continue to elevate the service level by improving our SaaS capability and providing new solutions, through upselling or cross-selling, as the client’s business evolves. Further, we believe we are one of the leading domestic SaaS providers in serving large enterprises in the finance industry in customer engagement primarily due to the following reasons:

The AI SaaS customer engagement industry is a newly emerging industry. There are few specific industry reports analyzing this industry. To our knowledge, the domestic companies in this industry are all small- to medium-scaled private enterprises and there is no enterprise that currently dominates this industry.

Infobird Beijing was one of the first enterprises to enter the AI SaaS customer engagement industry in China, particularly in the finance industry. Our services to China Guangfa Bank date back to 2011, and we believe this was one of the first cases of a large banking enterprise adopting SaaS solutions in customer engagement in China. Even though we began small as a trial service for China Guangfa Bank, we have successfully expanded the average monthly paid user accounts for China Guangfa Bank to over 6,000 for the six months ended June 30, 2020. We believe this is a result of the excellent performance of our solutions and lack of replacement solutions that are capable of supporting high concurrence of accounts on the cloud. Our experience with China Guangfa Bank is very rewarding to us because we believe that we, together with our client, pioneered the market without realizing it at the time.

We believe we have proven our technological and service capabilities to serve demanding large financial enterprises in the long-term. Due to our self-developed cloud computing structure, our products have flexible scale-out capabilities, high tolerance of failures and default, and support ultra-large-scale concurrence capabilities. We believe our technological capability exceeds most of the current domestic customer engagement SaaS providers since most providers use an open source to provide services. With an open source, they typically have lower tolerance of failures and default and support a concurrence of approximately 2,000 agents with one soft switch. Under the same conditions and with the same resources, we could provide high tolerance of failures and default and can support a large volume of services of concurrence of over 10,000 agents with a cloud computing structure. Even if such providers added additional soft switch to support a concurrence of more agents, we believe there would still be problems with timely response. In addition, based on feedback from our large financial enterprise clients, we believe we have successfully met the high stability and service requirements of large financial enterprises.

Strong Relationships with Clients, Industry Expertise and Diverse Client Base.

Our clients include enterprises across a broad range of industries. We value our in-depth vertical knowledge in our clients’ industries, which we believe enables us to better understand and predict the needs of our clients and their end users. In particular, we have accumulated extensive experience in the finance industry, in which our largest clients operate in, and we have established strong relationships with our clients due to our customer-centric culture. Our diversified customer base enables us to continually cross-sell and upsell our products and services and to expand our market share.

Strong Research and Development Capabilities.

We have invested significant resources in research and development. For the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, our research and development expenses amounted to approximately $0.7 million, $1.5 million and $3.0 million, respectively. We have built a strong research and development team and, as of September 30, 2020, we had a robust intellectual property portfolio consisting of 19 patents, 13 patents in various stages of the registration application process, 51 software copyrights, 1 artwork copyright in the registration application process, 39 registered trademarks, 5 trademark applications and 27 domain names in the PRC and 3 registered trademarks outside of the PRC. As of September 30, 2020, our research and development team was composed of 122 personnel, including software engineers and internet technology specialists, which accounted for approximately 41.2% of our total employees. Our research and development team has years of technology know-how in developing and launching products and services in response to market demands. We believe this can lead to a shorter time to market which in turn may allow us to fully capture opportunities presented by shifts in industry trends.

Award-winning and Recognized Company.

We believe we have built a trusted brand with a history of delivering value to our clients. We have received numerous industry, trade association and governmental awards relating to our business and operations, which we believe serve to enhance our brand and reputation, including:

•	Top 100 Global High-Tech Growth Company by Red Herring (2008);

•	Deloitte Technology Fast 50 China by Deloitte (2012);

•	The Best Cloud Computing Solutions, Cloud China by the Ministry of Industry and Information Technology of the PRC (2017);

•	Best Solutions in Cloud Customer Communication in China by CCIDNet.com and “Internet Economy” Magazine (2018);

•	Top 100 Quasi Unicorn Company (Intelligent Cloud Customer Services) by “China Internet Week” of Chinese Academy of Sciences, Center for Informatization Study, and eNet Research (2019); and

•	Top 100 Artificial Intelligence Company by “China Enterprise News” Group and “China Internet Week” of Chinese Academy of Sciences (2019).

Visionary and Experienced Management Team.

We have a visionary and experienced management team with strong execution capability. We benefit from the extensive experience and expertise of our management team, which has an average of over 20 years of experience. Multiple members of our key management team, who have many years of experiences in vertical industries or very strong technological background, have worked with us for several years. We believe our management team has enabled us to accumulate valuable operational experience, deep vertical knowledge and strong technological expertise, while building and maintaining close relationships with our key clients. We believe that the extensive experience, service and product knowledge, strategic vision and execution capabilities of our management team will allow us to continue to execute our growth strategies to achieve a high level of success.

Our Strategies

Our mission is to help our clients to make their customer engagement smart and personalized. Our goal is to become one of the leading customer engagement SaaS providers in China. We aim to achieve this goal by implementing the following strategies:

Expand client base in the finance industry with enhanced sales and marketing and solutions.

We have demonstrated our capabilities to deliver a comprehensive portfolio of products and services at scale to large financial institutions. As more market opportunities arise with the digital transformation and localization of cloud technologies deployment of key IT infrastructure in the finance industry, we intend to acquire new clients and to cross-sell and/or upsell our AI-powered SaaS to existing clients.

We also intend to recruit a group of sales personnel and consultants who have backgrounds in the finance industry and strong resources. Furthermore, we will seek strategic partnerships with other service providers, including those that provide software services such as risk management software services, with established relationships with financial institutions. We believe such strategic partnerships will benefit us in acquiring new clients and will benefit such service providers in offering a more holistic solution in the open bidding and invitation to tender processes and elevating the customer engagement services with our proprietary and novel technologies.

We intend to closely track and pursue the SaaS open bidding and invitation to tender processes in the market. In particular, we have over 10 years of industry experience providing customer engagement solutions in the finance industry. Our SaaS is capable of flexible scale-out and has high tolerance for system failure due to our cloud infrastructure. We believe our successful track record has demonstrated our quality of service and in-depth understanding of the finance industry, which we believe has established us as a competitive candidate in the open bidding and invitation to tender processes for the provision of SaaS to financial institutions.

We will continue to enhance our AI customer engagement solutions in the finance industry, in particular our AI Chatbots and intelligent quality inspection software. For instance, we are in the process of further enhancing our AI capability in our intelligent quality inspection, by leveraging our industry experiences, to assess the real time performances of the agents by automatically recording data from their interactions with customers and therefore increasing customer satisfaction rate and net promotion rate. We believe by combining our in-depth knowledge in the finance industry and our AI SaaS services, we can provide more business value-driven solutions to help our existing and potential clients that are large financial institutions by continuing to improve our intelligent quality inspection software in terms of its accuracy and efficiency, which is designed to support financial institutions to aid in the fulfillment of their obligations under compliance regulations, and to input AI-driven models which can measure the performances of agents.

Penetrate other mature industries.

In addition to the finance industry, we recognize that there are further opportunities in several other industries that are also facing the challenges of digital transformation. We intend to focus on further penetrating the customer engagement market in more industries, such as manufacturing, in 2021 due to our experiences and the maturity and stability of such industries. We intend to designate a team to segment potential clients in, and to compose customized proposals for, targeted industries based on their needs and characteristics. We expect this approach will increase our client conversion rate in other industries. We also intend to engage consultants with in-depth knowledge of these industries in the design of our solutions to ensure the appropriate customization and applications.

Strengthen sales and marketing.

We intend to strengthen our sales and marketing efforts by conducting better lifecycle management of our clients, expanding our sales team, devoting more resources to managing key clients, cooperating with referral and/or reseller partners (indirect sales channels), organizing and participating in forums and seminars, launching online and offline advertising campaigns, and improving our website and social media accounts. We also believe that an efficient form of sales and marketing is viral sales and marketing. Through continuous improvement of our service quality and users’ experience, we rely on our satisfied users to contribute to strong word-of-mouth marketing. We plan to strengthen our sales and marketing efforts by utilizing the following strategies, among others:

•	Improve clients’ lifecycle management. We plan to conduct better client lifecycle management, which includes analyzing customers’ information during the sales process, managing post-sales customer services, concluding contract closures and implementing further business opportunities, in order to keep track of the clients’ needs and usage experiences, and therefore creating further opportunities to cross-sell and/or up-sell to our clients. At the same time, we plan to put further effort into managing our key clients and therefore enhancing key client value in the long run. We define our key clients as mid to large enterprises or enterprises with large potential in their respective industries. For key clients that use a small quantity of our products or services, we plan to conduct site visits or carry out telephone conversations on a monthly basis to keep track of their needs as well as obtain their user experiences regarding use of our products and services, and then to manage and adjust our internal resources to provide them with the appropriate level of service to foster improved business relationships and to potentially create further sales opportunities of more value-added products and services through cross-selling and/or up selling. For key clients that previously terminated their usage of our products and services, we also intend to contact them to understand their reasons for termination and then evaluate and prepare plans to regain potential business opportunities to provide products and services to them in the near future.

•	Expand sales team. We plan to recruit additional employees to expand our sales team to approximately 50 sales representatives by the end of 2021. We also plan to allocate our sales representatives to the existing four sales teams in Beijing, Shanghai, Guangzhou, and Guiyang to cover a broad geographic market in the PRC. With an increased sales workforce, we will be able to pursue further business opportunities with our key clients as well as target additional new clients.

•	Deploy further indirect sales channels. We plan to build or further expand on the strategic relationships with telecommunications carriers, SaaS system integrators, and platforms of SaaS providers which will refer us to, or resell our services to, their customers to further drive sales. We intend to establish cooperative relationships with several telecommunications carriers that own and operate certain nationwide service telephone numbers. These nationwide service telephone numbers are assigned by the MIIT to particular institutions, such as national and commercial banks and insurance enterprises. These carriers have connections with some of the companies that may use our services and products. We also plan to partner with SaaS system integrators with a focus in certain industries, including the finance, public services, and retail industries, to jointly deliver our services to potential large enterprise customers. With platforms of SaaS providers, we partner with such providers on the basis that we share similar target customers and offer supplementary services, For example, if the SaaS provider is already providing financial collection services to a client, we can assist in providing AI-related services or customer services. Through open API, our services can also be embedded with products of other software companies.

•	Increase brand awareness. We intend to enhance our brand awareness by organizing and participating in forums and seminars, launching online and offline advertising campaigns, and improving our website and social media accounts. We also plan to continue to organize and participate in well-known forums, conferences, and seminars in advanced technologies, such as artificial intelligence and big data, as well as in our clients’ industries, such as the finance industry, in order to obtain an updated in-depth insight of market demands and build our brand image in China. Furthermore, we intend to engage independent third-party consulting and rating companies to generate industry research reports on us. We believe such reports will help increase our brand awareness. We also plan to launch advertising campaigns in airport and railway stations, as well as through online channels. In addition, we intend to continue to improve the content and design of our website and social media accounts through which our clients can quickly understand our services and easily reach our sales representatives.

Continue to invest in research and development to further develop AI and machine learning capabilities.

We also intend to continue focusing our research and development on upgrading our AI and machine learning capabilities in order to enhance our existing service and product offerings and to incubate new technological breakthroughs and business initiatives. We intend to construct the following capabilities in our AI applications to help predict customers’ intentions and behaviors: customer engagement hub, one single view of customer, knowledge graphs, and customer journey maps.

•	Customer engagement hub: An architectural framework that combines one single view of customer, knowledge graphs, and customer journey maps to initiate proactive engagement with each customer regarding timing, communication channel, and content as derived from the data of previous interactions.

•	One single view of customer: A consolidation of interactions with a particular customer from all communication channels into one master database, along with records of information and preferences of the customer, in an effort to offer consistent and timely information and suggestions to the customer. As such, customers will not be required to repeat themselves each time that they reach a different customer service representative as their records will be stored in the one master database that can be accessed by all customer service representatives.

•	Knowledge graphs: A collection of interlinked descriptions of objects, events, situations and abstract concepts, based on graph database technology. The knowledge graphs enable our AI to better prioritize keywords and understand complicated sentences. A graph database is a type of non-relational, or NoSQL, database that is suitable for very large sets of distributed data. Instead of tables that are found in relational databases, a graph database uses graph structures with nodes, properties and edges to represent and store data. We plan to leverage the foundational technology of knowledge graphs from outside providers and our own industry specific knowledge to design industry knowledge graphs. We intend to invest human resources as well as use machine learning capabilities to organize and summarize the industry knowledge. With the industry knowledge graphs, we expect to be able to automatically and instantly provide personalized suggestions to our clients’ agents and end customers.

•	Customer journey maps: Capabilities to understand the scenario a customer is in and predict the upcoming behavior of the customer. Our algorithms, combined with a knowledge graph, can provide dynamic analyses of the customer’s intentions and generate suggested answers for our customer service representatives.

We plan to offer an open API of our no-code development platform to our corporate clients and to third-party developers and integrators, allowing them to integrate our pre-programed microservice modules and packages into their applications on a self-service basis combined with their vertical knowledge in various industries in order to create new solutions. We hope to contribute to creating a customer engagement ecosystem by empowering more solution providers to generate creative, industry-focused, and value-driven solutions through our services and products.

Our Products and Services

We offer cloud-based standard and customized customer engagement services with various SaaS and BPO services to corporate clients. Our customer engagement services are generally categorized into (i) standard cloud-based services, which are our standard SaaS or assembly of some of our fundamental SaaS to meet our clients’ needs, which generally requires less resources than our customized cloud-based services, and (ii) customized cloud-based services, which involve preliminary research of clients’ businesses and their objective of customer engagement, along with design, modification, and integration of some of our fundamental SaaS in order to fit seamlessly with our clients’ actual business processes in a short period of time and with low cost through our no-code development platform. Customized cloud-based services include customized SaaS, voice/data plan, which includes telecommunication usage such as telephone calls and messaging that our customers can subscribe for, and technical support. Clients that use either standard or customized cloud-based services generally enter into contracts that range between one to three years. Dependent on the contractual arrangements, once a contract has been entered into, the clients are subscribed to our paid user accounts and we will charge them either a one-off subscription fee or we will charge them based on the usage of our services.

The cornerstone of our customer engagement cloud-based services is a series of customer engagement SaaS. Our SaaS is accessible from multiple types of devices, including personal computers, tablets and mobile devices. We programmed our SaaS in the languages of Java, C++, PHP, Objective-C and Python and to support and run on Windows, macOS, Linux, Android and iOS operating systems.

We offer the flexibility of three methods of deployment of our SaaS: public cloud, hybrid cloud and private cloud. In a public cloud, we rent and leverage cloud resources from third parties and therefore do not need to supply supporting infrastructure, such as hardware, storage, and servers, and deliver the services over the internet to clients. Clients share the computing resources with others in the public domain, which is the nature of public cloud services. In a private cloud, the infrastructure is physically located at a client’s facility and the services are dedicated solely to such client. A hybrid cloud combines a private cloud with a public cloud. In a hybrid cloud, data and applications can move between private and public clouds for greater flexibility and additional deployment options. Upon clients’ requests, we also provide necessary hardware and middleware, which is software that provides services to software applications beyond those available from the operating system, installation and maintenance services, and uptime monitoring for our clients who choose hybrid and private clouds. We also maintain a technical support team that is responsible for installation and maintenance. We procure or rent all infrastructure equipment from third parties. Our standard cloud-based services are typically deployed on public clouds whereas our customized cloud-based services are typically deployed on hybrid or private clouds.

We have obtained the national compliance operation qualification of internet information service provider and call center service provider from the MIIT and its provincial level counterparts to conduct call center businesses. We have also obtained the international ISO27001 Certificate of Information Security Management System from China Cybersecurity Review Technology and Certification Center to meet high cybersecurity standards required to conduct customer engagement services in certain industries such as the finance industry.

We have categorized our primary SaaS into two groups: AI customer engagement software and AI sales force management software.

AI Customer Engagement Software

Cloud Call Center

Our cloud call center services are delivered over the internet. Our clients access their accounts and take inbound or outbound calls through applications on mobile devices, tablets, and personal computers. Our cloud call center is our longest standing product and we take pride in the stability and high quality of telephone calls, as well as the add-on services we have provided since its introduction, such as intelligent interactive voice response, batch inbound or outbound calls, and recording. Infobird Beijing began as a cloud-based call center-focused company. We believe our business is differentiated from other cloud call centers as a result of our all-software approach and patented VoIP technologies. We utilize software throughout the process from session initiation, transmission and switching to endpoints, which requires no physical investment on the client’s part and, at the same time, ensures a high tolerance of failures and default and flexible scale-out capabilities, and supports ultra-large-scale concurrence capabilities. By leveraging intelligent routing and multi-voice coding support, our VoIP technologies enable us to provide high voice transmission quality by monitoring network fluctuation to deploy voice routing notes and adjusting voice coding to the latest status of network bandwidth. To better meet user habits, we can also emulate the use of certain telephone service equipment, such as digitized telephone sets and fax machines, with a VoIP network.

We also incorporate the predictive dialing robot, a dialing robot that can help agents automatically dial numbers and transfer connected phone calls to the next available agent, in our cloud call center, which can significantly increase the working efficiency of agents by reducing the time spent on waiting for calls to be answered. It automatically initiates outbound calls by taking into account available agents, anticipated talk time, and anticipated wait time, and then distributes the answered calls to the agents. Our clients often further opt to configure the AI voice Chatbot with the predictive dialing robot in an attempt to increase efficiency and reduce costs.

We have also embedded data analytics in our cloud call center. It can provide insights of performances for our clients by generating charts that display several items of key data such as number of calls, percentage of occupancy of agents, and level of satisfaction of customers.

Intelligent Telemarketing

Our intelligent telemarketing software is a tool for initiating follow-up calls with sales leads. It utilizes our cloud call center and can be packaged with other intelligent application software such as AI voice Chatbot and the predictive dialing robot. Our clients are able to automatically initiate calls in batch files, starting the conversation with AI, and redirect prospective customers to sales representatives. With our intelligent telemarketing software, our clients may reduce marketing costs by increasing the efficiency of sales representatives. Depending on the clients’ needs, we also have the capability to collect information from the interactions between the sales representatives and the customers to create labels for each customer and to analyze and predict customer behaviors.

Intelligent Omni-Channel Customer Service

Our intelligent omni-channel customer service software enables our clients to interact with their customers through common channels that individuals in the China market typically use to communicate, including telephone calls, videos, websites, e-mails, social media platforms, such as WeChat, a popular Chinese multi-purpose messaging, social media and mobile payment application, and Weibo, a popular Chinese microblogging site, and text messages. This software creates a customer database and can label each customer with their properties for screening. It also offers customizable worksheets and ticket management, which can be used to organize customer service issues across different departments within the organization.

Our intelligent omni-channel customer service software typically produces optimal outcomes when it is packaged with our intelligent application software, including AI voice Chatbot, AI text Chatbot, intelligent form filling, and intelligent quality inspection. Intelligent form filling is an important tool used for documenting interactions with customers and for communication between various departments within our corporate clients. We collect information from the interactions and provide data analytics services that automatically generate summaries of indicators of our client’s customer services. The summaries are fundamental for our clients to understand and improve the performance of their customer service representatives.

AI voice Chatbot and AI text Chatbot

We have developed two AI Chatbots that are voice-based and text-based. By leveraging AI technologies such as our self-developed natural language processing, or NLP, licensed automatic speech recognition, or ASR, and text to speech, or TTS, our AI voice and text Chatbots are able to perform various tasks while engaging in different scenarios in customer engagement such as announcing notifications, obtaining confirmations, carrying out limited conversations, asking questions to collect basic information, and providing answers to commonly raised questions. Our AI Chatbots can support the customer services and sales agents to increase the working efficiency as they can carry out pre-programmed, simple and repetitive tasks automatically without human intervention. With designed work flows, our AI Chatbots support human and AI collaborative working scenarios, for example, our AI Chatbots interact or carry out conversations first to collect basic information and then transfer such information to human agents for further services. Both AI voice and text Chatbots can be add-on software to our omni-channel customer service software or other companies’ software, as they are embedded with open API, and they can also be independent software for sale. AI text Chatbot can help answer questions using a text-based approach, and AI voice Chatbot can help answer questions using a voice-based approach.

After years of research and development, our AI Chatbots also encompass advanced functions. For example, they can analyze real-time conversation, understand conversation context and flows and proactively recommend products and services. Our AI voice Chatbot also has the capability to recognize when the customer starts and finishes talking so it will not interrupt the customer. We also implement human voice recording in our AI voice Chatbot, in particular in the finance industry.

AI Sales Force Management Software

Intelligent Quality Inspection

Our intelligent quality inspection software is designed to input AI-driven models which can measure the performances of agents and to support financial institutions to aid in the fulfillment of their obligations under compliance regulations. Our intelligent quality inspection software conducts mass quality inspection of recordings of conversations between agents and customers through AI and then generates results and data analytics in minutes. The speed of inspection is cost sensitive and clients can choose their desired speed. The inspection software examines multiple criteria of a recording including keywords, specific sentence pattern, speech speed, silence, call duration, and interruptions. The criteria are highly customizable and we can combine multiple criteria to customize the intelligent quality inspection software to serve in several scenarios.

We believe that our intelligent quality inspection is highly efficient and thorough compared to traditional manual inspection. Companies that use traditional manual inspection typically hire inspectors to sample the recordings and listen to each recording one by one. The process can be expensive, time-consuming, and prone to error. However, with our intelligent quality inspection software, companies can perform real-time inspections of all recordings. If our intelligent quality inspection software detects a violation of a specified criteria, it will send a notification to the agent with an excerpt of the relevant portion of the recording within minutes. The excerpt is also converted into text, with the violation denoted in red text, so that the agent is able to efficiently read a transcript of the relevant text during the telephone call.

We also offer interactive data analytics with intelligent quality inspection in order to empower our clients to monitor and benchmark the performances of agents. For example, our clients can quantify the performances of agents by scoring recordings, listing the recurring violations, or generating infographics showing violation trends over time.

Intelligent Training

Our intelligent training software is designed for standardized training for sales representatives and customer service representatives. It may reduce costs associated with training new recruits, providing online lectures and virtual tests, and interactive training with virtual customers. It also allows customization in contents, management of training plans, and data analytics of test results.

The signature function of our intelligent training software is the interactive training with virtual customers. By pre-programming training materials in our interactive training section, it can simulate real-life interactions with a potential customer. For instance, the virtual customer would begin by asking interactive questions with the newly recruited agents or existing agents that require further training. After answering the interactive questions, the agents will receive a final score as well as detailed score for every question answered during the training session. They will also be provided with the correct answer for each question they answered incorrectly. This interactive training session can assist the management team in training newly recruited agents on a cost-efficient basis and targeting specific areas that they aim to improve for agents’ performance by providing focused training sessions. It can also provide the agents more training flexibility as it can be accessed on mobile phones and desktops, which can result in skill improvement within a short time frame.

BPO Services

We provide BPO services through utilization of the technologies used in our cloud call center and our experiences in customer engagement. BPO is the contracting of business activities and functions to third-party providers, such as technical support, sales and marketing, customer service and BPO operation management. Our BPO services consist of call center outsourcing operation services. We supply a full set of resources for such services, including the physical space, physical agents, call center equipment, fixed line and internet network, system management, maintenance and other services to meet our clients’ needs. Either way, clients can choose whether to empower such call center with our intelligent application software. We also offer data analytics on qualified indicators of performances of BPO for clients. Revenue from BPO services is generated from assisting customers to operate the call centers services. Customers using these services are not permitted to take possession of our software and physical resources and the contract is for a defined period, where customers pay a monthly service fee. For the six months ended June 30, 2020 and the year ended December 31, 2019, our BPO service fees amounted to approximately $0.8 million and approximately $2.0 million, representing approximately 13.3% and 11.0% of our total revenues, respectively.

We have provided BPO services exclusively through Infobird Guiyang, subsidiary of our VIE, since 2015. As of August 31, 2020, we employed 118 agents and outsourced 59 agents in connection with our BPO services, and we had over 65 corporate clients in the finance, consumer products, and information technology services industries that utilized our BPO services.

Our Clients

As of June 30, 2020, we had over 10,000 paid user accounts from 358 customers for our SaaS services (standard cloud-based services (330 customers) and customized cloud-based services (1 customer)), BPO services (15 customers) and other services (including sales of software license, data analysis services and other professional services) (12 customers). Our clients are companies and organizations, primarily in the finance, education, public services, healthcare, and consumer products industries.

For the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, China Guangfa Bank accounted for 75.5%, 77.3% and 76.7%, respectively, of our total revenues. We have entered into services contracts with China Guangfa Bank since 2011. Our latest services contract with China Guangfa Bank was effective on April 1, 2019 for a service period of fifteen months. The termination of the latest contract required mutual written consent from us and China Guangfa Bank. We are to provide China Guangfa Bank access to the customized SaaS, which includes telecommunications services, such as telephone calls and messaging, and technical support. Billing for customized cloud-based services is generally as follows as: (i) a specified percentage prepayment based on estimate usage each month; and (ii) monthly billing of the remaining balance based on actual monthly usage of different product mix, and the payment term is generally a specified number of working days upon receipt of our invoice. We are currently only operating under oral arrangements with China Guangfa Bank regarding customized cloud-based services. In addition, we have entered into a separate services contract with China Guangfa Bank for the provision of data analysis and research services. The contract has a three-year term from January 1, 2018. China Guangfa Bank may terminate this contract at any time. Billing is generally done on a monthly basis based on the monthly output with a fixed price as specified in the contract, and the payment term is generally a specified number of working days upon receipt of our invoice.

Sales and Marketing

We deploy both direct and indirect sales approaches to market our services to both existing and potential clients.

We utilize the direct approaches with our sales team, which includes 39 sales representatives strategically located in four major geographic markets in China: Beijing, Shanghai, Guangzhou, and Guiyang. We have currently recruited five experienced sales representatives with rich resources in the industries we serve, including finance, and the industries we intend to focus on further serving, including public services, who we believe can proactively create new sales leads. Our key sales representatives have served with us for over 10 years and have profound knowledge of our services and the services of our large clients. Our sales team is also responsible for the renewal of existing contracts and the promotion of new products to existing clients. Once we have established relationships with clients, we subsequently seek to deepen such relationships through cross-selling and upselling our solutions, so that we become an integral part of our clients’ operations.

We also cooperate with various online advertising networks and have been promoting our services and products on widely used search engines in China primarily to pursue small and mid-sized clients. The search engines will automatically forward the sales leads to our sales team who will respond to the queries. Our sales team will continue to follow up with clients who have expressed interest in our services, identify clients’ needs, and engage our software engineers to develop tailored proposals for our clients.

We also directly engage clients through attending and organizing forums and seminars for senior management personnel in our targeted industries, including the finance industry. During such forums and seminars, we initiate contact with such senior management to understand their specific needs in customer engagement and develop customized solutions. For example, in May 2019, we organized the FINTECH Intelligent Finance Forum of China International Big Data Industry Expo 2019 in Guiyang, sponsored by the Guiyang municipality government, which attracted hundreds of attendees.

We have also adopted indirect approaches to sales and marketing, such as relationships with telecommunications carriers. For example, we have established relationships with certain telecommunications carriers that have immense client bases. Through proactive communication, the carriers facilitate cooperation between us and their customers who have expressed needs in cloud-based customer engagement.

Generally, we focus our sales and marketing efforts on increasing awareness of our company, establishing and promoting our brand, creating sales leads and supporting our community of customers. We also work with multiple online media outlets to publish press releases about our business, including our services and products and industry insights. We intend to continue to invest in sales and marketing by expanding our sales team, managing clients’ lifecycles, cooperating with referral and reseller partners, engaging independent third-party consulting and rating companies, organizing and participating in forums and seminars, launching online and offline advertising campaigns, and improving our website and social media accounts.

Research and Development

We invest significant resources in research and development—not only to support our existing business and enhance our service and product offerings—but also to incubate new technological breakthroughs and business initiatives. As of September 30, 2020, our research and development team consisted of 122 personnel, including software engineers and internet technology specialists, which accounted for approximately 41.2% of our total employees. We have invested significant resources to maintain our technological advantages and intend to continue to extensively invest in our research and development capabilities. For the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, our research and development expenses amounted to approximately $0.7 million, $1.5 million and $3.0 million, respectively.

Our Technologies

Our key technologies include the following:

•	Cloud computing structure. We believe we are one of the first SaaS companies in the customer engagement industry in China that uses pure cloud computing structure throughout the lifecycle of our software. Due to the self-developed cloud computing structure, our products have flexible scale-out capabilities, high tolerance of failures and default, and support ultra-large-scale concurrence capabilities.
•	AI and machine learning capabilities. Our software is capable of conducting multiple rounds of free conversation with customers, analyzing the context for better understanding, and automatically capturing key words and recognizing the intentions of customers. We use self-developed NLP, licensed ASR and TTS.
•	Patented VoIP technologies. Our patented VoIP technologies feature self-developed intelligent routing, multi-voice coding support and multi-endpoint access support. The intelligent routing and multi-voice coding support enable us to provide the most optimal voice transmission quality by monitoring network fluctuation to deploy voice routing notes and adjusting voice coding based on the latest status of network bandwidth. In addition, our patented VoIP technologies are able to provide multi-endpoint access supports to mobile applications, computer software, website, session initiation protocol, or SIP, soft-phone and hard-phone, and simultaneously, support multi-endpoint software’s SDK and API, making it easily integrated to third-party software.
•	Self-developed cloud-based no-code development platform. Our self-developed cloud-based no-code development platform allows us to quickly develop new SaaS, customize and package our SaaS to meet market demand. Our no-code development platform fundamentally changes how our software engineers develop new products. It is a “middle platform” where our software engineers write codes and algorithms to generate microservice modules, further integrate the modules to generate microservice packages, and store such pre-programmed modules and packages. The microservice module is the smallest unit that a client can use, and the microservice package is the smallest unit that a client can subscribe. All of our modules and packages are configurable, sharable, and scalable. Our software engineers can easily modify the parameters of the pre-programmed microservice modules and packages and use drag-and-drop tools to configure the modules and packages to create new or customized software. Therefore, our no-code development platform has significantly shortened the time required to develop new products compared to the traditional way of going through the complete lifecycle of software development from designing and coding every time. We have built a database of microservice modules and packages that cover the recurring issues throughout the years serving our clients and continuously enhance existing modules and add new modules to respond to newly emerged market opportunities.

Intellectual Property

Our success and future revenue growth depend, in part, on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality procedures, to protect our proprietary technologies and processes.

We believe that the core of our business is comprised of our proprietary technologies, including our patented VoIP and other internet technologies and software copyrights. As a result, we strive to maintain a robust intellectual property portfolio. Our success and future revenue growth may depend, in part, on our ability to protect our intellectual property as products and services that are material to our operating results incorporate patented technology.

We have pursued rights in intellectual property since our founding and we focus our intellectual property efforts in China. Our patent strategy is designed to provide a balance between the need for coverage in our strategic market and the need to maintain reasonable costs.

We believe our rights to patents, copyrights, trademarks and other intellectual property rights serve to distinguish and protect our products from infringement and contribute to our competitive advantages. As of September 30, 2020, we had rights to 19 patents, 13 patents in various stages of the registration application process, 51 software copyrights, 1 artwork copyright in the registration application process, 39 registered trademarks, 5 trademark applications and 27 domain names in the PRC and 3 registered trademarks outside of the PRC.

We cannot assure you that any patents or copyrights will be issued from any of our pending applications. In addition, any rights granted under any of our existing or future patents, copyrights or trademarks may not provide meaningful protection or any commercial advantage to us. With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use proprietary technology without authorization or to develop similar technology independently. We may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or to protect our trade secrets. Additional information about the risks relating to our intellectual property is provided under “Risk Factors—Risks Related to Intellectual Property.”

Competition

We face significant competition in our evolving market from numerous competitors, particularly cloud-based customer engagement SaaS providers in China. We believe that the SaaS customer engagement industry in China is still at the beginning of the growth phase in the industry lifecycle, where the market is segmented and no large players have yet dominated the market. To differentiate us from other SaaS providers in the industry, we provide more intelligent and customized solutions with an industry focus on finance. We embed our SaaS with AI and machine learning capabilities, and our no-code development platform allows easy customization and significantly decreases our time to market.

Participants in the cloud-based customer engagement service industry include call center providers, software developers focusing on customer engagement, traditional technology companies providing customized development, implementation and support services, and several other categories of competitors. Many of our competitors developed cloud-based software similar to us. We may also face competition from new and emerging companies.

Compared to our company, our current and potential competitors may have:

•	better established credibility and market reputations, and broader service and product offerings;
•	greater financial, technical, marketing and other resources, which may allow them to pursue enhanced design, development, sales, marketing, distribution and support for their services and products; and
•	more extensive customer and partner relationships, which may position them to identify and respond more successfully to market developments and changes in customer demands.

However, we believe we are well positioned to compete in this developing market as a result of our comprehensive service and product portfolio, research and development capabilities, diverse sales and marketing network and experienced management team. We also focus on the customer engagement SaaS in the finance industry where there are high thresholds of existing entry barriers due to strict compliance and security requirements and capabilities to handle large volumes of services with stability.

The principal competitive factors in our market include:

•	intelligent and comprehensive service and product portfolio that meets the demand of both small and medium sized businesses and large enterprises;
•	efficient customization of services and products;
•	in-depth industry expertise, in particular in the finance industry;
•	brand recognition and reputation;
•	efficacy, reliability and ease of use of services and products;
•	ability to build customer loyalty, retain existing customers and attract new customers;
•	strength of sales and marketing efforts; and
•	advancement of innovation and research and development of services and products.

We believe we compete favorably with respect to the factors mentioned above.

Facilities

Our principal executive office is located at Room 12A05, Block A, Boya International Center, Building 2, No. 1 Courtyard, Lize Zhongyi Road, Chaoyang District, Beijing, China 100102, where we lease two units, Room 12A05 and 12A06, consisting of approximately 656 and 210 square meters of office space, respectively. We lease these spaces under two leases that will both terminate on March 31, 2022. We also lease units under four leases located at 25th Floor, Building 9, Zone C, Huaguoyuan Project, No. 1, Huaguoyuan Street, Nanming District, Guiyang City, China, 550002 ranging from approximately 115 to 612 square meters of office space under leases that will terminate on October 7, October 8 and October 10, 2021.

We also lease other spaces that we do not view to be material to our business. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

We are also in the process of constructing a cloud computing facility in Guiyang, China. The facility is expected to have two buildings consisting of approximately 43,000 square meters in total which is expected to house our cloud and BPO services operations as well as offices, research centers, logistics and employee dormitories. This facility is intended to replace our current facilities in Guiyang and some of our facilities in Beijing and Hefei, China, which are currently leased. We have completed demolition, underground structure and design. We are currently awaiting approval from the relevant governmental authorities to begin construction, and we expect the costs to complete the facility will be approximately $10 million. We are currently awaiting approval from the relevant governmental authorities and expect to begin construction within three months following such approval, and the project is estimated to be completed in late 2022.

Employees

As of September 30, 2020, we had 296 employees, all of whom were full-time employees and were located in China. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

COVID-19 Update

In December 2019, a novel strain of coronavirus, or COVID-19, surfaced and spread rapidly over the globe, including China and the United States. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of our revenue is concentrated in China. Consequently, the COVID-19 pandemic has materially and adversely affected our business operations, financial condition and operating results for first half of 2020 and may adversely affect the result of operations for the second half of 2020 and/or the full year 2020. Current and potential impacts include, but are not limited to, the following:

• We temporarily closed our offices and implemented a work-from-home policy beginning in February 2020, as required by relevant PRC regulatory authorities. We reopened our offices in April 2020;

• Due to the nature of our business, the impact of the closures on our operational capabilities was insignificant, as most of our work force continued working offsite during such office closures;

• Our customers could potentially be negatively impacted by COVID-19, which may reduce their budgets for customer services in 2020 and beyond. We experienced a decrease in revenue in the first half of 2020, and although revenue was back to our expected level in June 2020, our overall revenue, gross profit and net income may be negatively impacted in 2020; and

• The situation may worsen if the COVID-19 pandemic continues. We have not yet experienced significant late payments from our customers, but we may if the situation worsens. We will continue to closely monitor our payment collections throughout 2020 and beyond.

For a detailed description of the risks associated with COVID-19, see “Risk Factors – Risks Related to Doing Business in China – We face risks related to natural disasters, health epidemics and other outbreaks, specifically the coronavirus, which could significantly disrupt our operations.”

Legal Proceedings

On July 20, 2012, Infobird Anhui signed a leasing agreement with Hefei Shushan Economic Development District Management Committee, or Hefei Shushan, to lease certain properties in the industry park managed by Hefei Shushan. A supplemental agreement was subsequently signed on August 6, 2012 which amended the term of the lease and provided certain incentives and subsidies to Infobird Anhui. In June 2019, Hefei Shushan filed a lawsuit in Shushan District People’s Court against Infobird Anhui claiming the incentives and subsidy provided to Infobird Anhui was indeed a loan and Infobird Anhui was in default of loan contract of approximately $0.9 million (RMB 6,400,000). On August 1, 2019, Shushan District People’s Court issued a civil judgment against Hefei Shushan. Hefei Shushan subsequently filed an appeal in Anhui Province Hefei City Intermediary People’s Court. The Court ruled against Hefei Shushan on December 3, 2019. The case was concluded and no contingent loss was recorded on our consolidated financial statements.

Other than the above mentioned concluded legal proceeding, we are not a party to any legal proceedings that in the opinion of our management would have a material adverse effect on our business. However, from time to time we may become involved in legal proceedings or may be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATION

The following sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Value-added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecom Regulations, implemented on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, are the primary PRC law governing telecommunications services and set out the general framework for the provision of both “basic telecommunication services” and “value-added telecommunication services” by domestic PRC companies. “Value-added telecommunication services” is defined as telecommunications and information services provided through public networks, and, according to the Telecom Regulations, operators of value-added telecommunications services shall obtain operating licenses prior to commencing operations from the MIIT, or its provincial level counterparts. Enterprises operating telecommunication business in absence of operating license shall be ordered by the MIIT, or its provincial level counterparts, to rectify the violations, the illegal income shall be confiscated, and a penalty between three times and five times of the illegal income shall be imposed. If there is no illegal income or the illegal income is lower than RMB 50,000 (approximately $7,100), a penalty between RMB 100,000 (approximately $14,200) and RMB 1,000,000 (approximately $142,000) shall be imposed. In a serious case, the business shall be suspended.

The Catalogue of Telecommunications Business, or the Catalogue, which was issued as an attachment to the Telecom Regulations and recently revised and promulgated on June 6, 2019, further identifies information services and online data processing and transaction processing services as value-added telecommunications services. Pursuant to the Catalogue, the call center business refers to the provision of business consultation, information consultation and data query services to users, with the entrustment of enterprises or institutions, based on the call center system and database technology connected to public communication network or the internet and the information database established by information collection, processing and storage. We engage in business activities that are value-added telecommunications services as defined and described by the Telecom Regulations and the Catalogue.

On March 5, 2009, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which initially became effective on April 10, 2009 and was amended on July 3, 2017, effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures provide that there are two types of telecommunications operating licenses, or the VAT Licenses for operators in China, one for basic telecommunications services and one for value-added telecommunications services. A distinction is also made to licenses for value-added telecommunications services as to whether a license is granted for “intra-provincial” or “trans-regional” (inter-provincial) activities. An appendix to each license granted will detail the permitted activities of the enterprise to which it was granted. An approved telecommunications services operator must conduct its business (whether basic or value-added) in accordance with the specifications recorded in its VAT License.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which were issued by the State Council on December 11, 2001, became effective on January 1, 2002 and recently amended and issued on February 6, 2016, and the Industry Guidelines on Encouraged Foreign Investment (Year 2019), or the 2019 Encouraged Guidelines and the 2019 Negative List, which were jointly issued by NDRC, and the MOFCOM, on June 30, 2019, replacing the Catalogue of Industries for Guiding Foreign Investment (Year 2017), or the Foreign Investment Catalogue, which was revised and promulgated by the NDRC and the MOFCOM on June 28, 2017. Under the aforesaid regulations, foreign invested telecommunications enterprises in the PRC, or FITEs, are generally required to be established as Sino-foreign equity joint ventures with limited exceptions. In general, the foreign party to a FITE engaging in value-added telecommunications services may hold up to 50% of the equity of the FITE, of which the geographical area it may conduct telecommunications services is provided by the MIIT in accordance with relevant provisions as mentioned above. In addition, the major foreign investor in a value-added telecommunications business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunications business overseas.

On June 30, 2016, the MIIT issued an Announcement of the Ministry of Industry and Information Technology on Issues concerning the Provision of Telecommunication Services in Mainland China by Service Providers from Hong Kong and Macau, or the MIIT Announcement, which provides that investors from Hong Kong and Macau may hold no more than 50% of the equity in FITEs engaging in certain specified categories of value-added telecommunications services.

On July 13, 2006, the MIIT issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Notice, which reiterates certain provisions of the FITE Regulations. In addition to the provisions stated in FITE Regulations, the MIIT Notice further provide that a domestic company that holds a value-added telecommunications license, is prohibited from leasing, transferring or selling the value-added telecommunications license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. The MIIT Notice also requires each value-added telecommunications license holder to have appropriate facilities for its approved business operations and to maintain such facilities in the regions covered by its license, and specifically, with regard to the domain names and trademarks, the MIIT Notice required that trademarks and domain names that are used in the provision of Internet content services must be owned by the VAT License holder or its shareholders.

Regulations on Internet Information Services

The Administrative Measures on Internet Information Services, or the Internet Information Measures, which was issued by the State Council on September 25, 2000 and amended on January 8, 2011, set out guidelines on the provision of internet information services. Pursuant to the Internet Information Measures, "internet information services" are defined as services that provide information to online users through the internet. The Internet Information Measures classifies internet information services into commercial internet information services and non-commercial Internet information services. The commercial internet information services refer to services that provide information or services to internet users with charge. The Internet Information Measures requires commercial internet information services operators to obtain a value-added telecommunications business operating license, or the ICP License, from the relevant government authorities before engaging in any commercial internet information services operations in China.

In addition, internet information service providers are required to monitor their websites to ensure that they do not contain content prohibited by laws or regulations. Internet information service providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. The PRC government may require corrective actions to address non-compliance by ICP License holders or revoke their ICP License for serious violations. Furthermore, the MIIT Circular on Regulating the Use of Domain Names in Internet Information Services, issued on November 27, 2017 and that took effect on January 1, 2018, requires internet information service providers to register and own the domain names they use in providing internet information services.

Regulations on Mobile Internet Application Information Services

The Cyberspace Administration of China, or CAC, issued the Administrative Provisions on Mobile Internet Application Information Services on June 28, 2016, which took effect on August 1, 2016, requiring internet information service providers, or ICPs, who provide information services through mobile internet applications, or APPs, i.e. mobile application providers, to authenticate the identity of the registered users, establish procedures for protection of user information, establish procedures for information content censorship and management, ensure that users are given adequate information concerning an APP and are able to choose whether an APP is installed and whether or not to use an installed APP and its functions, protect intellectual property rights concerned and keep records of users' logs for sixty (60) days. Mobile application providers and application store service providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, and may not produce, copy, issue or disseminate through mobile applications any content prohibited by laws and regulations. If an ICP violates these regulations, mobile app stores through which the ICP distributes its APPs may issue warnings, suspend the release of its APPs, or terminate the sale of its APPs, and/or report the violations to governmental authorities.

ICPs are also required under the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, which was issued on December 16, 2016 and took effect on July 1, 2017, to ensure that APPs, as well as its ancillary resource files, configuration files and user data, can be conveniently uninstalled by a user, unless it is a basic function software (i.e., software that supports the normal functioning of hardware and operating system of a mobile smart device).

Regulations Relating to Information Security and Privacy Protection

Regulations on Information Security

In recent years, PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from abusing or unauthorized disclosure. Pursuant to the Decision on the Maintenance of Internet Security issued by the NPC Standing Committee on December 28, 2000, which was amended on August 27, 2009, persons may be subject to criminal liabilities in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; (v) infringe upon intellectual property rights or damage business credit or reputation of others; (vi) intentionally make, spread computer viruses and other destructive programs, attack computer systems and communication networks which lead to damages to such systems and networks; (vii) carry out theft, fraud, racketeering through internet; and (viii) other activities prohibited by relevant laws and regulations.

The Administration Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security of the PRC, or MPS, on December 16, 1997 and amended by the State Council on January 8, 2011, prohibits using the internet in ways that result in a leak of state secrets or a spread of socially destabilizing content. The MPS has supervision and inspection powers and relevant local security bureaus may also have jurisdiction. If a value-added-telecommunications service license holder violates these measures, the government of the PRC may revoke its value-added-telecommunications service license and shut down its websites.

On November 7, 2016, the NPC Standing Committee promulgated the Cyber Security Law of the PRC, or the PRC Cyber Security Law, which took effect on June 1, 2017, pursuant to which, network operators must comply with laws and regulations and fulfil their obligations to safeguard security of the network when conducting business and providing services. Those who provide services through networks must take technical measures and other necessary measures pursuant to laws, regulations and compulsory national requirements to safeguard the safe and stable operation of the networks, respond to network security incidents effectively, prevent illegal and criminal activities, and maintain the integrity, confidentiality and usability of network data. It also states that network operator may not collect personal information that is irrelevant to the services it provides or collect or use the personal information in violation of the provisions of laws or agreements between both parties. Under the Cyber Security Law, network operators are subject to various security protection-related obligations, including:

•	complying with security protection obligations in accordance with tiered requirements with respect to maintenance of the security of Internet systems, which include formulating internal security management rules and developing manuals, appointing personnel who will be responsible for internet security, adopting technical measures to prevent computer viruses and activities that threaten Internet security, adopting technical measures to monitor and record status of network operations, holding Internet security training events, retaining user logs for at least six (6) months, and adopting measures such as data classification, key data backup, and encryption for the purpose of securing networks from interference, vandalism, or unauthorized visits, and preventing network data from leakage, theft, or tampering;

•	verifying users’ identities before signing agreements or providing services such as network access, domain name registration, landline telephone or mobile phone access, information publishing, or real-time communication services;

•	clearly indicating the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected when collecting or using personal information;

•	strictly preserving the privacy of user information they collect, and establish and maintain systems to protect user privacy; and

•	strengthening management of information published by users. When the network operators discover information prohibited by laws and regulations from publication or dissemination, they shall immediately stop dissemination of that information, including taking measures such as deleting the information, preventing the information from spreading, saving relevant records, and reporting to the relevant governmental agencies.

On May 2, 2017, the CAC issued the Measures for the Security Review of Network Products and Services (Trial), or the Cyber Security Review Measures, which took effect on June 1, 2017, to provide for more detailed rules regarding cyber security review requirements. Under the Cyber Security Review Measures, the following cyber products and services shall be subject to cybersecurity review:

•	important cyber products and services purchased by networks, and information systems related to national security; and

•	the purchase of cyber products and services by operators of critical information infrastructure in key industries and fields, such as public communications and information services, energy, transportation, water resources, finance, public service, and electronic administration, and other critical information infrastructure, that may affect national security.

The CAC is responsible for organizing and implementing cybersecurity reviews, while the competent departments in key industries such as finance, telecommunications, energy, and transport are responsible for organizing and implementing security review of cyber products and services in their respective industries and fields.

On November 15, 2018, the CAC issued the Provisions on Security Assessment of the Internet Information Services with Public Opinion Attributes or Social Mobilization Capacity, which came into effect on November 30, 2018. The provisions require Internet information providers to conduct security assessments on their Internet information services if their services include forums, blogs, microblogs, chat rooms, communication groups, public accounts, short-form videos, online live-streaming, information sharing, mini programs or other functions that provide channels for the public to express opinions or have the capability of mobilizing the public to engage in specific activities. Internet information providers must conduct self-assessment on, among other things, the legality of new technology involved in the services and the effectiveness of security risk prevention measures, and file the assessment report with the local competent cyberspace administration authority and public security authority.

The Regulations on Cyber Security Supervision and Inspection of Public Security Organs, which was issued by the MPS on September 15, 2018 and came into effect on November 1, 2018, is an important basis for the Public Security Bureau to strengthen the enforcement of the Cyber Security Law.

Internet security in China is also regulated and restricted from a national security standpoint. On July 1, 2015, the SCNPC promulgated the new National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 1993. According to the new National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the new National Security Law, the state shall establish national security review and supervision institutions and mechanisms, and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. There are uncertainties on how the new National Security Law will be implemented in practice.

Pursuant to the Ninth Amendment to the Criminal Law issued by the NPC Standing Committee on August 29, 2015, which took effect on November 1, 2015, any Internet service provider that fails to fulfil the obligations related to internet information security administration as required by applicable laws and refuses rectification orders is subject to criminal liability for (i) any dissemination of illegal information in large scale, (ii) any severe effect due to leakage of the client's information, (iii) any serious loss of criminal evidence, or (iv) other severe situation. These amendments also state that any individual or entity that (i) sells or provides personal information to others that violates applicable law, or (ii) steals or illegally obtains any personal information, is subject to criminal penalty for severe violations.

On May 8, 2017, the Supreme People's Court and the Supreme People's Procuratorate released the Interpretations of the Supreme People's Court and the Supreme People's Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens' Personal Information, which took effect on June 1, 2017. It clarifies several concepts regarding the crime of "infringement of citizens' personal information," including "citizen's personal information," "provision," and "unlawful acquisition."

In addition, the PRC General Provisions of the Civil Law, which was issued by the NPC Standing Committee on March 15, 2017 and took effect on October 1, 2017, requires personal information of individuals to be protected. Any organization or individual requiring personal information of others shall obtain such information legally and ensure the security of such information, and shall not illegally collect, use, process, or transmit such personal information, or illegally buy, sell, provide, or publish such personal information.

Pursuant to the Announcement of Conducting Special Supervision against the Illegal Collection and Use of Personal Information by APP, which was issued on January 23, 2019, APP operators should collect and use personal information in compliance with the Cyber Security Law and should be responsible for the security of personal information obtained from users and take effective measures to strengthen the personal information protection. Furthermore, APP operators should not force their users to make authorization by means of bundling, suspending installation or in other default forms and should not collect personal information in violation of laws, regulations or breach of user agreements. Such regulatory requirements were emphasized by the Notice on the Special Rectification of APPs Infringing upon User's Personal Rights and Interests, which was issued by MIIT on October 31, 2019.

On October 21, 2019, the Supreme People's Court and the Supreme People's Procuratorate jointly issued the Interpretations on Certain Issues Regarding the Applicable of Law in the Handling of Criminal Case Involving Illegal Use of Information Networks and Assisting Committing Internet Crimes, which came into effect on November 1, 2019, and further clarifies the meaning of Internet service provider and the severe situations of the relevant crimes.

Regulations on Privacy Protection

On December 13, 2005, the MPS issued the Regulations on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect on March 1, 2006, requiring internet service providers to utilize standard technical measures for internet security protection. and to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least sixty (60) days and submit the above information as required by laws and regulations.

Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT on December 29, 2011 and that took effect on March 15, 2012, ICPs are also prohibited from collecting any personal user information or providing any information to third parties without the consent of the user. The Cyber Security Law provides an exception to the consent requirement where the information is anonymous, not personally identifiable and unrecoverable. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of user personal information and may only collect information necessary for its services. ICPs are also required to properly maintain user personal information, and in case of any leak or likely leak of user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection issued by the NPC Standing Committee on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to expressly inform their users of the internet service providers’ collection and use of user personal information, establish and publish policies regarding the purpose, manner and scope of Internet service providers’ collection and use of personal electronic information standards, collect and use user personal information only with the consent of the users and only within the scope of such consent and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. The decision also mandates that Internet services providers and their employees must keep strictly confidential user personal information that they collect.

Furthermore, MIIT's Order on Protection of Personal Information of Telecommunications and Internet Users, or the Order, which was issued on July 16, 2013 and took effect on September 1, 2013, contains detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs. Most of the requirements under the Order that are relevant to Internet services providers are consistent with the requirements already established under the MIIT provisions discussed above, except that under the Order the requirements are more strict and have a wider scope. If an Internet services provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, it must disclose to its users the purpose, method and scope of any such collection or use, and must obtain consent from the users whose information is being collected or used. Internet services providers are also required to establish and publish their protocols relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. Internet services providers are also required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant Internet service. Internet services providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such information unlawfully to other parties. The Order states, in broad terms, that violators may face warnings, fines, and disclosure to the public and, in the most severe cases, criminal liability.

On January 5, 2015, the SAIC promulgated the Measures on Punishment for Infringement of Consumer Rights, pursuant to which business operators collecting and using personal information of consumers must comply with the principles of legitimacy, propriety and necessity, specify the purpose, method and scope of collection and use of the information, and obtain the consent of the consumers whose personal information is to be collected. Business operators may not (i) collect or use personal information of consumers without their consent, (ii) unlawfully divulge, sell or provide personal information of consumers to others or (iii) send commercial information to consumers without their consent or request, or when a consumer has explicitly declined to receive such information.

On August 22, 2019, the Cyberspace Administration of China promulgated the Provisions on the Cyber Protection of Children's Personal Information, which took effect on October 1, 2019, requiring that before collecting, using, transferring or disclosing the personal information of a child, any Internet service operator should inform that child's guardians in a noticeable and clear manner and obtain their consents. Meanwhile, Internet service operators should take measures like encryption when storing children's personal information.

Regulations Relating to Product Liability

Manufacturers and vendors of defective products in the PRC may incur liability for losses and injuries caused by such products. Under the General Principles of the Civil Laws of the PRC, which became effective on January 1, 1987 and were amended on August 27, 2009, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability.

In 1993, the General Principles of the PRC Civil Law were supplemented by the Product Quality Law of the PRC (as amended in 2000, 2009 and 2018) and the Law of the PRC on the Protection of the Rights and Interests of Consumers (as amended in 2009 and 2013), which were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. If our products are defective and cause any personal injuries or damage to assets, our customers have the right to claim compensation from us.

 Regulations on Intellectual Property in the PRC

Copyright

Pursuant to the Copyright Law of the PRC, which was first promulgated by the Standing Committee of the National People’s Congress on September 7, 1990 and became effective from June 1, 1991, and was last amended on February 26, 2010 and became effective as of April 1, 2010, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, constitute infringements of copyrights. The amended Copyright Law extends copyright protection to Internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council on June 4, 1991 and amended on January 30, 2013, the National Copyright Administration, or the NCA, issued the Computer Software Copyright Registration Procedures on April 6, 1992 and amended on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights. The China Copyright Protection Center shall grant registration certificates to the computer software copyrights applicants which meet the requirements of both the software copyright registration procedures and the computer software protection regulations.

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was first promulgated by the Standing Committee of the National People’s Congress on August 23, 1982 and became effective from March 1, 1983, and was most recently amended on April 23, 2019 and became effective on November 1, 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods and/or services for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved, and may be renewed for another ten years provided relevant application procedures have been completed within twelve (12) months before the end of the validity period. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods and/or services without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark.

The Implementation Regulation for the Trademark Law promulgated by the State Council came into effect on September 15, 2002 and was further amended on April 29, 2014. Under the Trademark Law and the implementing regulation, the Trademark Office of the State Administration for Market Regulation, or the Trademark Office, is responsible for the registration and administration of trademarks. The Trademark Office handles trademark registrations. As with patents, China has adopted a “first-to-file” principle for trademark registration. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. A registrant may apply to renew a registration within twelve (12) months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six (6) additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.

In addition to the above, a Trademark Review and Adjudication Board was established for resolving trademark disputes. According to the Trademark Law, within three (3) months since the date of the announcement of a preliminarily validated trademark, if a titleholder is of the view that such trademark in application is identical or similar to its registered trademark for the same type of commodities or similar commodities which violates relevant provisions of the Trademark Law, such titleholder may raise an objection to the Trademark Office within the aforesaid period. In such event, the Trademark Office shall consider the facts and grounds submitted by both the dissenting party and the party being challenged and shall decide on whether the registration is allowed within twelve (12) months upon the expiration of the announcement after investigation and verification, and notify the dissenting party and the person challenged in writing.

Patent

Pursuant to the Patent Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on March 12, 1984 and became effective from April 1, 1985, and was most recently amended on December 27, 2008, and was most recently amended on December 27, 2008 and became effective on October 1, 2009, patents in China are classified into three categories, namely, inventions, utility models and designs. The protection period of a patent right is 10 years for utility models and designs, and 20 years for inventions from the date of application. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. After the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. And after a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design.

Domain Name

Pursuant to the Administrative Measures on Internet Domain Names of China, which was recently amended by the MIIT on August 24, 2017 and became effective on November 1, 2017, "domain name" shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the internet protocol (IP) address of that computer. The principle of "first come, first serve" is followed for the domain name registration service. Applicants for registration of domain names shall provide the true, accurate and complete information of their identifications to domain name registration service institutions. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names on schedule. If the domain name holder fails to pay the corresponding fees as required, the original domain name registrar shall write it off and notify the holder of the domain name in written form.

Laws and Regulations on Labor Protection in the PRC

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC on July 5, 1994, came into effect on January 1, 1995, and was most recently amended on December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its workers. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with relevant national standards. An employer must provide workers with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, as well as provide regular health checks for workers that are engaged in operations with occupational hazards. Laborers engaged in special operations shall have received specialized training and have obtained the pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations and vocational training for workers shall be carried out systematically based on the actual conditions of the company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012 and became effective as of July 1, 2013, and the Implementation Regulations on Labor Contract Law, which was promulgated on September 18, 2008, and became effective since the same day, regulate both parties through a labor contract, namely the employer and the employee, and contain specific provisions involving the terms of the labor contract. It is stipulated under the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. if labor relationships are to be or have been established between employers and the employees An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with the employee or by fulfilling the statutory conditions. Labor contracts concluded prior to the enactment of the Labor Law and subsisting within the validity period thereof shall continue to be honored. With respect to a circumstance where a labor relationship has already been established but no formal written contract has been made, a written labor contract shall be entered into within one (1) month from the commencement date of the employment. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on October 28, 2010, and became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance. Where an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

According to the Interim Measures for Participation in the Social Insurance System by Foreigners Working within the Territory of China, which was promulgated by the Ministry of Human Resources and Social Security of the PRC on September 6, 2011, and became effective on October 15, 2011, or the Interim Measures for Foreigners, employers who employ foreigners shall participate in the basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity insurance in accordance with the relevant law, with the social insurance premiums to be contributed respectively by the employers and foreigner employees as required. In accordance with Interim Measures for Foreigners, the social insurance administrative agencies shall exercise their right to supervise and examine the legal compliance of foreign employees and employers and the employers who do not pay social insurance premiums in conformity with the laws shall be subject to the administrative provisions provided in the Social Insurance Law and the relevant regulations and rules mentioned above.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Counsel and became effective on April 3, 1999, and was amended on March 24, 2002 and was partially revised on March 24, 2019 by Decision of the State Council on Revising Some Administrative Regulations (Decree No. 710 of the State Council), housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies at the applicable housing provident fund management center is compulsory and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up house provident funds, permission of labor union of the employer and approval of the local house provident funds commission must first be obtained before the employer can suspend or reduce their payment of house provident funds. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. The minimum standard for housing provident funds is 5% of employees’ average monthly salary of the preceding year, and such percentage rate may be uplifted by the local housing provident funds management commissions if examined by the people’s government of same level and approved by people’s government of provincial, or autonomous region or municipality level. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB 10,000 (approximately $1,400) to RMB 50,000 (approximately $7,100). When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People's Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

According to Interpretation IV of the Supreme People’s Court of Several Issues on the Application of Law in the Trail of Labor Dispute Cases, employees who perform the non-competition obligations after the termination of the labor contract can claim a monthly payment of economic indemnity from the employer as per 30% of the employee’s average monthly salary for the 12 months before the termination of the labor contract. If the employer refuses to pay the economic indemnity, the employee can refuse to perform the non-competition obligations.

Regulations on Tax in the PRC

Income Tax

In January 2008, the PRC Enterprise Income Tax Law took effect, which was last amended by the Standing Committee of the National People’s Congress on December 29, 2018. On December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, which was recently amended on April 23, 2019, together with the PRC Enterprise Income Tax Law, the EIT Law. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose “de facto management body” is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. The EIT Law applies a uniform 25% enterprise income tax rate to both resident enterprises and non-resident enterprises, except where tax incentives are granted to special industries and projects. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 20% with respect to their income sourced from inside the PRC. According to the EIT Law and the Announcement on Issues concerning the Implementation of the Preferential Income Tax Policies regarding High-Tech Enterprises promulgated by the SAT on June 19, 2017, enterprises qualified as “high-tech enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “high-tech enterprise” status.

The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008, and payable to its foreign investor may be subject to a withholding tax rate of 10 percent if the PRC tax authorities determine that the foreign investor is a non-resident enterprise which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008, are exempt from PRC withholding tax.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, which was repealed by Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises in December 2017. According to the new announcement, it shall apply to handling of matters relating to withholding at source of income tax of non-resident enterprises pursuant to the provisions of Article 37, Article 39 and Article 40 of the Enterprise Income Tax Law. According to Article 37, Article 39 of the Enterprise Income Tax Law, income tax over non-resident enterprise income pursuant to the provisions of the third paragraph of Article 3 shall be subject to withholding at the source, where the payer shall act as the withholding agent. The tax amount for each payment made or due shall be withheld by the withholding agent from the amount paid or payable. Where a withholding agent fails to withhold tax or perform tax withholding obligations pursuant to the provisions of Article 37, the taxpayer shall pay tax at the place where the income is derived. Where the taxpayer fails to pay tax pursuant to law, the tax authorities may demand payment of the tax amount payable, from a payer of the taxpayer with payable tax amounts from other taxable income items in China.

On April 30, 2009, the Ministry of Finance of the PRC, or the MOF, and the SAT jointly issued the Circular on Issues Concerning Treatment of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59, which became effective retroactively as of January 1, 2008 and was partially revised on January 1, 2014. By promulgating and implementing this circular, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident Enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Relating to Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises, or SAT Bulletin 7, which was partially abolished on December 1, 2017 and December 29, 2017. SAT Bulletin 7 extends its tax jurisdiction to transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Bulletin 7 introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to assess whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017 and was revised on June 15, 2018. The SAT Bulletin 37 further clarifies the practice and procedure of withholding of non-resident enterprise income tax and provides that:

•	for the income from equity investment assets, the competent tax authority for the income tax of the invested enterprise shall be the competent tax authority, while for the income from the dividends, extra dividends and other equity investment, the competent tax authority for the income tax of the enterprise distributing the income shall be the competent tax authority;

•	the withholding obligator shall declare and pay the withheld tax to the competent tax authority in the place where such withholding obligator is located within seven (7) days from the date of occurrence of the withholding obligation;

•	where the income obtained by the withholding obligator and required to be withheld at source is in the form of dividends, extra dividends or any other equity investment gains, the date of occurrence of the obligation for withholding relevant payable tax is the date of actual payment of the dividends, extra dividends or other equity investment gains;

•	for the income tax required to be withheld under Article 37 of the Enterprise Income Tax Law, if the withholding obligator fails to withhold in accordance with the law or is unable to perform withholding obligation, the non-resident enterprise obtaining the income shall declare and pay the tax not withheld to the competent tax authority of the place of the occurrence of the income in accordance with Article 39 of the Enterprise Income Tax Law and complete the Form of Report on Withholding of Enterprise Income Tax of the People’s Republic of China; where the non-resident enterprise fails to declare and pay tax in accordance with Article 39 of the Enterprise Income Tax Law, the tax authority may order it to pay the tax within a specified time limit and the non-resident enterprise shall declare and pay the tax within the time limit determined by the tax authority; the non-resident enterprise that declares and pays the tax voluntarily before the tax authority orders it to pay tax within a specified time limit shall be deemed as having paid tax as scheduled;

•	the competent tax authority may require the taxpayer, withholding obligator and relevant parties with knowledge of relevant information to provide the contracts and other relevant materials relating to the withholding of tax;

where the withholding obligator fails to withhold the tax required to be withheld under Article 37 of the Enterprise Income Tax Law, the competent tax authority of the place where the withholding agent is located shall order the withholding obligator to make up for the withholding of tax in accordance with Article 23 of the Administrative Punishment Law of the People’s Republic of China and hold the withholding agent liable in accordance with the law; if recovery of tax payment from the taxpayer is necessary, the competent tax authority of the place where the income occurs shall implement the recovery in accordance with the law. If the place where the withholding obligator is located is different from the place where the income occurs, the competent tax authority of the place of occurrence of the income that is responsible for recovering the tax payment shall give notice to the competent tax authority of the place where the withholding obligator is located for verifying relevant information. The competent tax authority of the place where the withholding agent is located shall, within five (5) working days from the date.

If non-resident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our non-resident investors may be at risk of being required to file a return and be taxed under SAT Bulletin 7 and we may be required to expend valuable resources to comply with SAT Bulletin 7 or to establish that we should not be held liable for any obligations under SAT Bulletin 7.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement promulgated by the State Administration of Taxation on 21 August, 2006, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Value-Added Tax

According to the Temporary Regulations on Value-added Tax, which was promulgated by the State Council on December 13, 1993 and was most recently amended on November 19, 2017, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was promulgated by the MOF on December 25, 1993 and was amended on October 28, 2011, and became effective on November 1, 2011, all taxpayers selling goods, providing processing, repair or replacement services or importing goods within the PRC shall pay Value-Added Tax. The tax rate of 17% shall be levied on general taxpayers selling or importing various goods and providing processing, repairing or replacement service; the applicable rate for the export of goods and cross-border sale of services and intangible assets by domestic organizations and individuals within the scope stipulated by the State Council shall be nil, unless otherwise stipulated. On April 4, 2018, the MOF and the SAT jointly issued the Notice of Adjustment of Value-added Tax Rates which declared that the VAT tax rate in regard to the sale of goods, provision of processing, repairs and replacement services and importation of goods into China shall be reduced from the previous 17% to 16% from May 1, 2018.  According to the PRC VAT Regulations, the VAT rate for sale of services and sale of intangible properties is 6% unless otherwise specified.

Furthermore, according to the Trial Scheme for the Conversion of Business Tax to Value-added Tax, which was promulgated by the MOF and the SAT on November 16, 2011, the PRC began to launch taxation reforms in a gradual manner from January 1, 2014, whereby the collection of value-added tax in lieu of business tax items was implemented on a trial basis in regions showing significant radiating effects in economic development and providing outstanding reform examples, beginning with production service industries such as transportation and certain modern service industries.

In accordance with the Circular on Notice of Comprehensive Promotion of Conversion of Business Tax to Value-added Tax promulgated by the SAT and the MOF which took effect on May 1, 2016, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner starting May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax. Our main business is included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

On November 19, 2017, the State Council promulgated the Decision of State Council on Abolition of the Provisional Regulations of the PRC on Business Tax and Revision of the Provisional Regulations of the PRC on Value-added Tax, which took effective on the same date, to formally abolish the Provisional Regulations of the People’s Republic of China on Business Tax and amend the Temporary Regulations on Value-added Tax accordingly.

Regulations on Foreign Exchange

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules, as amended, and various regulations issued by SAFE and other relevant PRC government authorities, Renminbi is freely convertible to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from SAFE or its provincial branch for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Foreign currency revenues received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by SAFE. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015 and October 10, 2018, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of PRC companies and further improve the administration on foreign exchange settlement for FIEs.

On February 13, 2015, the SAFE promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment. In addition, SAFE Circular 13 simplifies the procedure of foreign exchange-related registration, under which investors shall register with banks for direct domestic investment and direct overseas investment.

Dividend Distribution

The principal laws and regulations regulating the dividend distribution of dividends by FIEs in the PRC include the Company Law of the PRC, as recently amended in 2018 and Foreign Investment Law promulgated by SCNPC on March 15, 2019 and recently came into effect on January 1, 2020.

Wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these FIEs may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the enterprise's registered capital. These reserves are not distributable as cash dividends. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion.

Regulations Related to Mergers and Acquisitions and Overseas Listings

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

The Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by SAFE and effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while "round trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 requires that, before establishing, controlling and making contribution into a SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch.15

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of SAFE Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC "resident's name" and operation term), increases or decreases in investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37, or making misrepresentation on or failure to disclose controllers of a FIE that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant FIEs, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

As of the date of this prospectus, to our knowledge, all of our shareholders had registered according to SAFE Circular 37.

On March 30, 2015, the SAFE promulgated Circular 19, which came into effect on June 1, 2015 and was partially repealed on December 30, 2019. According to Circular 19, the foreign exchange capital of FIEs shall be subject to the Discretional Foreign Exchange Settlement. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account of a FIE for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the FIE. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital of a FIE is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a FIE needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks. Circular 19 allows all foreign-invested enterprises established in China to use their foreign exchange capitals to make equity investment and prohibits foreign-invested enterprises from, among other things, using Renminbi fund converted from its foreign exchange capitals for expenditure beyond its business scope and providing entrusted loans or repaying loans between non-financial enterprises.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementations, it is uncertain how these rules will be interpreted and implemented. Circular 19, Circular 16 and other related regulations may delay or limit us from using the proceeds of offshore offerings to make additional capital contributions or loans to our PRC subsidiaries and any violations of these circulars could result in severe monetary or other penalties.

Regulations on loans to and direct investment in the PRC entities by offshore holding companies

According to the Implementation Regulations on Statistics and Supervision of Foreign Debt promulgated by SAFE on September 24, 1997 and the Interim Measures on the Management of Foreign Debts promulgated by SAFE, the NDRC and the MOF and effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are FIEs, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. Under the provisions, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a FIE is limited to the difference between the total investment and the registered capital of the foreign invested enterprise.

On January 12, 2017, the People’s Bank of China promulgated the Circular of the People's Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, which took effect on the same date. The PBOC Circular 9 established a capital or net assets-based constraint mechanism for cross-border financing. Under such mechanism, a company may carry out cross-border financing in Renminbi or foreign currencies at their own discretion. The total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit is calculated as capital or assets multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter.

In addition, according to PBOC Circular 9, as of the date of the promulgation of PBOC Circular 9, a transition period of one year is set for foreign-invested enterprises and during such transition period, FIEs may apply either the current cross-border financing management mode, namely the mode provided by Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt and the Interim Provisions on the Management of Foreign Debts, or the mode in this PBOC Circular 9 at its sole discretion. After the end of the transition period, the cross-border financing management mode for FIEs will be determined by the People's Bank of China and SAFE after assessment based on the overall implementation of this PBOC Circular 9. However, although the transitional period ended on January 10, 2018, as of the date of this prospectus, neither PBOC nor SAFE has issued any new regulations regarding the appropriate means of calculating the maximum amount of foreign debt for foreign-invested enterprises. Domestic-invested enterprises, have only been subject to the Net Assets Limit in calculating the maximum amount of foreign debt they may hold from the date of promulgation of PBOC Circular 9.

Regulations Relating to Foreign Investment

The Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. The latest version of the Catalogue became effective on July 30, 2019. The Guidance Catalogue stipulates restricted industries for foreign investment. The Negative List stipulates the prohibited and restricted industries for foreign investment. The Encouragement Catalogue stipulates the encouraged industries for foreign investment. The purpose of the Catalogue is to direct foreign investment into certain priority industry sectors while restricting or prohibiting investment in other sectors. If the investment falls within the “encouraged” category, foreign investment can be conducted through the establishment of a wholly foreign-owned enterprise. If the investment falls within the “restricted” category, foreign investment may be conducted through the establishment of a wholly foreign-owned enterprise if certain requirements are met or in some cases must be conducted through the establishment of a joint venture enterprise, with varying minimum shareholdings for the Chinese party, depending on the particular industry. If the investment falls within the “prohibited” category, foreign investment of any kind is not allowed. Any investment that occurs within an industry not falling into any of three categories is classified as a permitted industry for foreign investment According to the Negative List, other than E-commerce, domestic multiparty communication, store and forward, and call center services, the permitted foreign investment in value-added telecommunications service providers may not be more than 50%.

The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Sino-foreign Equity Joint Ventures Law, the PRC Sino-foreign Cooperative Enterprises Law and the PRC Wholly Foreign-owned Enterprises Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. Because the “negative list” for year 2020 has yet to be published, it is unclear whether it will differ from the current 2019 Negative List The Foreign Investment Law provides that FIEs operating in foreign restricted industries will require market entry clearance and other approvals from relevant PRC governmental authorities. If a foreign investor is found to invest in any prohibited industry in the “negative list”, such foreign investor may be required to, among other aspects, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit and have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the “negative list”, the relevant competent department shall order the foreign investor to make corrections and take necessary measures to meet the requirements of the special administrative measure for restrictive access.

Negative List of Special Administrative Measures for Foreign Investment and Encouragement Catalogue of Industries for Foreign Investment were issued on June 30, 2019 and became effective on July 30, 2019. According to the 2019 Negative List and the Encouragement Catalogue, the value-added telecommunications business that we are operating, other than call center business, falls into the restricted category.

On December 30, 2019, the MOFCOM and the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce) jointly promulgated the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Reporting Measures, which came into effect on January 1, 2020 and replaced the Interim Administrative Measures for the Record-filing of the Establishment and Modification of Foreign-invested Enterprises. The Foreign Investment Reporting Measures establish an online reporting system for foreign investment instead of the previous requirement of the Ministry of Commerce of the PRC filing and/or approval procedures. Pursuant to the Foreign Investment Reporting Measures, for foreign investment carried out directly or indirectly within the mainland China, foreign investors or foreign-invested enterprises shall submit investment information for establishments, modifications and dissolution and annual reports of the foreign-invested enterprises on the online. Meanwhile, the PRC establishes foreign investment security review system under which the security review shall be conducted on foreign investments affecting or likely to affect the state security, a decision legally made on security review will be considered as final. Furthermore, the Foreign Investment Law provides that FIEs established according to the previous PRC Sino-foreign Equity Joint Ventures Law, the PRC Sino-foreign Cooperative Enterprises Law and the PRC Wholly Foreign-owned Enterprises Law before the Foreign Investment Law took effect may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Company Law

Pursuant to the PRC Company Law, promulgated by the Standing Committee of the National People’s Congress on December, 29 1993, effective as of July 1, 1994, and as revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018, the establishment, operation and management of corporate entities in the PRC are governed by the PRC Company Law. The PRC Company Law defines two types of companies: limited liability companies and companies limited by shares. Our PRC operating subsidiary is a limited liability company. Unless otherwise stipulated in the related laws on foreign investment, foreign invested companies are also required to comply with the provisions of the PRC Company Law.

Laws and Regulations on the Protection of Consumer Rights and Interests

Business operators in the business of supplying and selling manufactured goods or services to consumers, shall comply with the Law of the PRC on the Protection of Consumer Rights and Interests, or the Consumer Rights Protection Law, promulgated by the SCNPC on October 31, 1993, and effective as of January 1, 1994, and revised on August 27, 2009 and October 25, 2013.

According to the Consumer Rights Protection Law, business operators must ensure that the goods or services provided by them meet the requirements for safeguarding personal and property safety. For goods and services that may endanger personal and property safety, consumers should be provided with a true description and an explicit warning, as well as a description and indication of the proper way to use the goods or accept the services and the methods of preventing the occurrence of a hazard. If the goods or services provided by the business operators cause personal injuries to consumers or third parties, the business operators shall compensate the injured parties for their losses.

Contract Law

All of our contracts are subject to the PRC Contract Law. Under the PRC Contract Law, a natural person, legal person or other legally established organization shall have full capacity of civil right and civil conduct in order to enter into a valid contract. Except as otherwise required by other laws and regulations, the formation, validity, performance, modification, assignment, termination, and liability for breach of a contract are governed by the PRC Contract Law. A contracting party who failed to perform or failed to fulfill its contractual obligation shall bear the responsibility of a continued duty to perform or to provide remedies and compensation as provided by PRC laws.

Standardization Law of the People’s Republic of China

Standardization Law of the People’s Republic of China was passed by the fifth session of the Standing Committee of the Seventh National People's Congress on December 29, 1988, and revised on November 4, 2017. This law is formulated for the purposes of enhancing standardization work, promoting scientific and technological advancement, improving the quality of products and services, safeguarding personal health and life and property security, protecting state security and ecological environmental security, raising the level of economic and social development. This law applies to technical requirements that need to be unified for agricultural field, industrial field, service industry, social undertakings industry, and others. Enterprises which manufacture, sell, import products or provide services that fail to meet the mandatory standards, and enterprises which manufacture products or provide services that fail to meet the technical requirements under their publicized standardization, shall undertake civil liabilities.

Regulations of the People’s Republic of China on Certification and Accreditation

Regulations of the People’s Republic of China on Certification and Accreditation became effective as of September 3, 2003, and was later revised on February 6, 2016. This regulation is formulated for the purposes of standardizing certification and accreditation, improving the quality of products and services and management standard. This regulation applies to all certification agencies, certification services and accreditation services in the PRC, excluding certification on quality management standardization of enterprises engaging in pharmaceutical productions and/or operations, certification on quality of laboratory animals, certification of military products, accreditation on laboratories and personnel engaging in the calibration and testing of military products.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices located at Room 12A05, Block A, Boya International Center, Building 2, No. 1 Courtyard, Lize Zhongyi Road, Chaoyang District, Beijing, China 100102.

Name	Age	Position
Yimin Wu	54	Chairman of the Board of Directors and Chief Executive Officer
Lianfang Zhou	43	Chief Financial Officer
Chunhsiang Chen	59	Chief Technology Officer and Vice President
Hsiaochien Tseng	49	Executive Vice President
Dongliang Jiang	55	Director
Hanbin Xiao	50	Director
Harry D. Schulman(1)	69	Independent Director
Feng Liu(1)(2)	52	Independent Director
Zhixiong Wang(1)(2)(3)	56	Independent Director
Xuan Li(3)	53	Independent Director

(1) Member of audit committee.

(2) Member of compensation committee.

(3) Member of nomination and governance committee.

Yimin Wu has served as a member of our board of directors since March 2020, the chairman of our board of directors since June 2020, and our chief executive officer since May 2020. Mr. Wu founded Infobird Beijing, our VIE, in October 2001 and has served as the chairman of the board of directors and chief executive officer of Infobird Beijing since such time. Mr. Wu is also a shareholder of Infobird Beijing. From August 1990 to March 1993, Mr. Wu served as software engineer of the Software Center of Tsinghua University and was sent to the United States to co-develop HP_UX operating system at HP, Inc., an American multinational information technology company. From April 1993 to May 2000, Mr. Wu served as general manager of Beijing Jing Zhou Computers, Co., Ltd., a company responsible for marketing and developing interactive voice response systems. From July 2000 to October 2001, Mr. Wu served as general manager of Beijing Jing Zhou Rong Hua Internet Technology, Co., Ltd., a company responsible for developing middleware for call centers. Mr. Wu received a Bachelor’s Degree and a Master’s Degree in Computer Sciences from Tsinghua University. We believe Mr. Wu’s over 30 years of experience qualifies him to serve as the chairman of our board of directors and as our chief executive officer.

Lianfang Zhou has served as our chief financial officer since May 2020 and as the finance director of Infobird Beijing since May 2020. Mrs. Zhou also served as the finance manager of Infobird Beijing from February 2010 to April 2020. With over 10 years of services at Infobird Beijing, Mrs. Zhou is profoundly experienced and familiar with the general management and operation of the finance and accounting department. From September 2004 to July 2008, Mrs. Zhou served as head of accounting of Beijing Saishuo Technology Co., Ltd., a software development company that specializes in port services. From August 2008 to December 2009, Mrs. Zhou served as head of accounting of Beijing Lianhe Lida Investment Co., Ltd., a property management services company. Mrs. Zhou holds the intermediate accountant qualification certificate issued by the Ministry of Finance of the PRC. Mrs. Zhou received a Bachelor’s Degree in Accounting from Renmin University of China. We believe Mrs. Zhou’s extensive experience qualifies her to serve as our chief financial officer.

Chunhsiang Chen has served our chief technology officer and vice president since May 2020 and as the vice president of Infobird Beijing since April 2012. From June 1990 to February 1993, Mr. Chen served as advisory programmer of International Business Machines Corporation, during which he participated in the design and development of Multiple Protocol Transport Network. From February 1993 to September 1996, Mr. Chen served as an associate professor in the Information Education Department of the National Taiwan Normal University. Mr. Chen founded GenNet Technology Co., Ltd., an information technology company, in June 1993 and served as its president until March 2012. Mr. Chen received a Bachelor’s Degree in Computer Sciences from the National Chiao Tung University and a Master’s Degree and Doctoral Degree in Computer Sciences from Northwestern University. We believe Mr. Chen’s extensive experience qualifies him to serve as our chief technology officer and vice president.

Hsiaochien Tseng has served as our executive vice president since May 2020 and as the executive vice president of Infobird Beijing since January 2020. From March 2010 to September 2018, Mr. Tseng served as sales director of the Credit Card Center of China Guangfa Bank where he integrated and managed online and offline sales channels, established overall and regional sales strategies, and constructed training systems to significantly increase the client base. From October 2018 to January 2020, Mr. Tseng served as senior vice president of Hua Tuo Digital Technology Group Co., Ltd., a financial informational technology company, and was responsible for building platforms for credit card sales and services, such as the payment aggregation platform, the installment payment platform, and the benefits platform. Prior to that, Mr. Tseng accumulated experience in sales and marketing of credit cards while serving as the head of the business development department of Far Eastern International Bank Co., Ltd. (TWSE: 2881) from January 2001 to November 2007 and as the head of the sales department of Fubon Financial Holding Co., Ltd. (TWSE: 2881; LSE: FBND), a financial investment holding company, from November 2007 to March 2010. Mr. Tseng received a Bachelor’s Degree in Information Management from Fu Jen Catholic University and a Master’s Degree in Business Administration from San Diego State University. We believe Mr. Tseng’s extensive experience qualifies him to serve as our executive vice president.

Dongliang Jiang has served as a member of our board of directors since June 2020 and as a director of Infobird Beijing since October 2001. Mr. Jiang is also a shareholder of Infobird Beijing. Mr. Jiang founded Anhui Laolinju Internet Technology Co., Ltd., a fresh food e-commerce platform, in October 2016 and has served as chief executive officer since such time. From March 2001 to September 2016, Mr. Jiang served as vice president of Infobird Beijing, during which he was responsible for constructing the sales and marketing team. He successfully led the sales and marketing team to initially acquire several large and reputable clients. Prior to that, Mr. Jiang served as manager of Bioute International Engineering and Development Co., Ltd., a road construction company, from September 1885 to March 2001, and as associate researcher of Research Institute of Highway Ministry of Transport from October 1990 to August 1995. Mr. Jiang received a Bachelor’s Degree in Hydraulic Engineering from Tsinghua University and a Master’s Degree in Civil Engineering from Zhejiang University. We believe Mr. Jiang’s extensive experience qualifies him to serve as our director.

Hanbin Xiao has served as a member of our board of directors since June 2020. Mr. Xiao has served as general manager of Jiangxi Yurun Lida Equity Investment Management Co., Ltd., or Lida Equity Investment, since October 2014, where he was responsible for screening, due diligence, negotiation, and post-investment management of target companies. Mr. Xiao has led the team of Lida Equity Investment to complete several transactions. Mr. Xiao has also served as a member of the board of directors of several investment targets of Lida Equity Investment, including Shanghai Kuiyue Electronic Technology Co., Ltd., Shanghai Shengzhi Photoelectric Technology Co., Ltd., Beijing Sanwei Xin’an Technology Development Co., Ltd., and Wenzhou Fanbo Laser Co., Ltd. Mr. Jiang received a Bachelor’s Degree in Electronic Engineering from Jiangxi Science and Technology Normal University. We believe Mr. Xiao’s extensive experience qualifies him to serve as our director.

Harry D. Schulman, a U.S. citizen, has served as a member of our board of directors since June 2020. Mr. Schulman has served as the chief executive officer of HairClinical LLC, a consumer product company, since November 2016, a director nominee of Hezhong International (Holding) Limited, an online peer-to-peer lending company, from August 2018 to June 2020  , and a director of CDT Environmental Technology Investment Holdings Limited, a waste treatment company, since March 2020. From April 2018 to November 2018, he also served as a director of Q.E.P. Co., Inc., a worldwide manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement market. Since 2008, he has also served as President of HDS Consulting, LLC. From August 2008 to June 2010, he served as a director and chairman of the audit committee of Hancock Fabrics, Inc., a specialty retailer of crafts and fabrics. From February 2008 to July 2014, he served as the operating partner of Baird Capital Partners, a private equity and venture capital firm, during which he served on the board and advisory board of various companies Baird Capital Partners have invested in, including Backyard Leisure, a BCP Fund IV portfolio company, Amoena GmbH, New Vitality LLC and Eckler’s LLC. Prior to that, Mr. Schulman held various senior management roles in Applica Incorporated (NYSE: APN), a manufacturer and distributor of a broad range of household appliances, from January 1989 to January 2007, including vice president (1989-1993), chief financial officer (1989-1998), executive vice president (1994-1998), chief operating officer (1998-2004) and president and chief executive officer (2004-2007). Mr. Schulman received a Bachelor’s Degree in Business Administration-Accounting from the University of Dayton and a Master’s Degree in International Business from the University of Miami, Florida. We believe that Mr. Schulman’s extensive experience qualifies him to serve as our director.

Feng Liu has served as a member of our board of directors since June 2020. Mr. Liu has served as the chairman of the board of directors of China Convoy (Beijing) Information Technology Group Co., Ltd., a one-stop service provider for Chinese students and volunteers abroad, since July 2016. In July 2018, Mr. Liu also led the team to build the Center for International Exchange Personnel and the International Talent Entrepreneurship Center in Chaoyang District, Beijing, aiming to gather talents with charitable activities. Since December 2016 and July 2017, respectively, he has also served as the founder and managing director of two funds under China Children and Teenagers’ Fund. From November 2006 to June 2010, Mr. Liu served as chief executive officer of Shizun (Beijing) Electronic Technology Co., Ltd., during which he introduced advanced video compression technologies into the Chinese market. From June 2010 to August 2012, Mr. Liu served as the chairman of the board of directors of Beijing Zhong Guang Xing Qiao Media Technology Co., Ltd., a company that focuses on carrying out over-the-top television services, which are services that focus on the delivery of television content via the internet. From October 2013 to May 2016 and from October 2015 to May 2016, Mr. Liu served as the chairman of the board of directors of two media companies, Overseas Chinese Culture Media Co., Ltd. and Qiaowang Network Technology Co., Ltd., where Mr. Liu led the team to provide Chinese culture television services, aiming to provide television services to the Chinese community and to promote cultural exchange around the globe. Mr. Liu received a Bachelor’s Degree in Composition from China Conservatory of Music and a Master’s Degree in Business Administration from New York Institute of Technology. We believe Mr. Liu’s extensive experience qualifies him to serve as our director.

Zhixiong Wang has served as a member of our board of directors since June 2020. Mr. Wang founded Ningbo Play Capital Investment Management Co., Ltd., a private equity firm, in July 2017. Mr. Wang has also served as a member of the board of directors of Beijing Lion-Mark Information Interactive Ltd. since June 2010. From November 2006 to January 2010, Mr. Wang served as managing director of the China Office of International Game Technology (NYSE: IGT), a multinational gaming company. Prior to that, Mr. Wang served multiple roles in various industries from January 1988 to June 2006, including assistant professor of Beijing Machinery Institute (1988-1991), analyst of Euro-American Group Plc., Cal Futures (1991-1994), China analyst of Far Eastern Economic Review, Dow Jones & Co. in Hong Kong (1994-1995), senior consultant of Claydon Gescher Associates Ltd (1995-1998), senior vice president of MIH Asia (1998-2001), and managing director of Celestial Movie Channel (China) (2002-2006) Mr. Wang received a Bachelor’s Degree in Computer Science and Technology from Tsinghua University and a Master’s Degree in Artificial Intelligence Management from University of Aeronautics &Astronautics. We believe Mr. Wang’s extensive experience qualifies him to serve as our director.

Xuan Li has served as a member of our board of directors since June 2020. Mr. Li has served as chief executive officer of IntelliCredit Co., Ltd since September 2013. IntelliCredit Co., Ltd is one of the companies accredited by People’s Bank of China (Central Bank) to prepare for obtaining Consumer Credit Reporting Agency licenses. From October 2002 to April 2005, Mr. Li served as domain expert in the credit bureau of People’s Bank of China. From April 2005 to September 2007, Mr. Li served as director of Technology and Operations of Greater China of Experian Plc., a multinational consumer credit reporting company. From April 2008 to October 2009, Mr. Li served as the China Head of RCM Capital Management LLC, an affiliate of Allianz Global Investors Fund Management LLC. From October 2009 to September 2013, Mr. Li served as chief executive officer of IntelliTrust Company, an anti-fraud software development company. Mr. Li received a Bachelor’s Degree in Computer Science and Technology from Tsinghua University and a Doctoral Degree in Management Science from Rutgers, The State University of New Jersey. We believe Mr. Li’s extensive experience qualifies him to serve as our director.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors or executive officers.

Employment Agreements, Director Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers, pursuant to which such individuals have agreed to serve as our executive officers until May 24, 2021. Such terms will be automatically extended for twelve-month periods, unless the agreements are terminated in accordance with their terms. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon 60 days’ advance written notice. Each executive officer may resign at any time upon 60 days’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We have also entered into indemnification agreements with each of our executive officers and directors. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

We have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement. We have also agreed to issue ordinary shares to Harry D. Schulman, an independent director, after the consummation of this offering in accordance with the terms of his director agreement, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Board of Directors

Duties of Directors

Under Cayman Islands law, our board of directors has the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Under Cayman Islands law, all of our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by any of our directors is breached. You should refer to “Description of Share Capital and Governing Documents — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on the standard of corporate governance under Cayman Islands law.

Composition of our Board of Directors

Our board of directors currently consists of seven directors. Our board of directors has determined that each of Harry D. Schulman, Feng Liu, Zhixiong Wang and Xuan Li is an “independent director” as defined under the Nasdaq rules. Our board of directors is composed of a majority of independent directors.

A director is not required to hold any of our shares to qualify to serve as a director.

Family Relationships

There are no family relationships between our directors or executive officers.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nomination and governance committee, which have the responsibilities and authority necessary to comply with applicable Nasdaq and SEC rules. The audit committee is comprised of Harry D. Schulman, Feng Liu and Zhixiong Wang. The compensation committee is comprised of Feng Liu and Zhixiong Wang. The nomination and governance committee is comprised of Zhixiong Wang and Xuan Li.

Audit Committee

Harry D. Schulman, Feng Liu and Zhixiong Wang serve as members of the audit committee. Harry D. Schulman serves as the chair of the audit committee. The audit committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. Our board of directors has determined that Harry D. Schulman possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC and Nasdaq. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management's response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Feng Liu and Zhixiong Wang serve as members of the compensation committee. Feng Liu serves as the chair of the compensation committee. The compensation committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. The compensation committee will assist our board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer shall not be present during voting or deliberations regarding his or her compensation. The compensation committee will be responsible for, among other things:

•	reviewing and making recommendations to our board of directors regarding the salaries and other compensation of our executive officers;

•	reviewing and making recommendations to our board of directors regarding compensation of our directors;

•	reviewing and approving, or making recommendations to our board of directors, regarding, equity incentive plans, compensation plans and similar programs or arrangements; and

•	selecting, at its discretion, compensation consultants, legal counsel and other advisors.

Nomination and Governance Committee

Zhixiong Wang and Xuan Li serve as members of the nomination and governance committee. Zhixiong Wang serves as the chair of the nomination and governance committee. The nomination and governance committee members satisfy the independence requirements of the Nasdaq rules and the independence standards of Rule 10A-3 under the Exchange Act. The nomination and governance committee will assist our board of directors in selecting individuals qualified to become our directors and in determining the composition of our board of directors and its committees. The nomination and governance committee will be responsible for, among other things:

•	recommending nominees to our board of directors for election or re-election to our board of directors and for appointment to fill any vacancy on our board of directors;

•	reviewing periodically the composition of our board of directors and its committees;

•	recommending directors to serve as members of the committees of our board of directors;

•	reviewing and recommending corporate governance principles applicable to us; and

•	overseeing evaluations of our board of directors, individual directors and the committees of our board of directors.

The composition of these committees meets the criteria for independence under, and the functioning of these committees will comply with the applicable requirements of, the Nasdaq and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us.

Code of Business Conduct and Ethics

In connection with this offering, we intend to adopt a code of business conduct and ethics, which will be applicable to all of our directors, executive officers and employees and will be publicly available.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•	Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providinge current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

•	Exemption from Section 16 rules regarding sales of ordinary shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•	Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

•	Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq's Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Island requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

We may also be eligible to utilize the controlled company exemptions under the Nasdaq corporate governance rules if more than 50% of our voting power is held by an individual, a group or another company. Pursuant to the Nasdaq corporate governance rules, in order for a group to exist, such shareholders must have publicly filed a notice that they are acting as a group (i.e., a Schedule 13D). We do not currently expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of this offering.

Compensation of Directors and Executive Officers

For the year ended December 31, 2019, we paid an aggregate of RMB 2,356,698 ($333,568.95) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Equity Awards

We have not granted any equity awards to our directors or executive officers during the calendar year ended December 31, 2019.

Incentive Compensation

We do not maintain any cash incentive or bonus programs and did not maintain any such programs during the year ended December 31, 2019.

2019 Director and Executive Officer Compensation Table

The following table sets forth information regarding the compensation paid to our directors and our executive officers during the year ended December 31, 2019.

Name	Fees Earned in Cash	All Other Compensation	Total
Yimin Wu	RMB 900,374 ($127,439.67)	-	RMB 900,374 ($127,439.67)
Lianfang Zhou	RMB 254,355 ($36,001.61)	-	RMB 254,355 ($36,001.61)
Chunhsiang Chen	RMB 1,201,969 ($170,127.67)	-	RMB 1,201,969 ($170,127.67)
Hsiaochien Tseng	-	-	-
Dongliang Jiang	-	-	-
Hanbin Xiao	-	-	-
Harry D. Schulman	-	-	-
Feng Liu	-	-	-
Zhixiong Wang	-	-	-
Xuan Li	-	-	-

Employees

As of September 30, 2020, we had 296 employees, all of whom were full-time employees and were located in China.

None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Our subsidiaries and our VIE are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. We have accrued all amounts required by law for both years ended December 31, 2019 and 2018 in our consolidated financial statements.

Indemnification

In connection with this offering, we have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

RELATED PARTY TRANSACTIONS

During the last three years, we have engaged in the following transactions with our directors, officers, holders of more than 5% of our outstanding shares and other affiliates, which we refer to as our related parties:

As of June 30, 2020, December 31, 2019 and 2018, a certain related party owed us the following amount as a result of an advance for business expenses. This amount is included in the consolidated financial statements as other receivables - related party. The advance is unsecured, non-interest bearing and due on demand. See note 9 of the notes to the consolidated financial statements included elsewhere in this prospectus.

Name of Related Party	Term	Relationship	Nature	Maturity	June 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018

Yimin Wu	Due on demand, interest free	Chairman of our board of directors and our chief executive officer	Short-term advance	Due on demand	$-	$-	$13,840

We made a short-term non-interest bearing advance of approximately $0.6 million (RMB 3,872,000) to Beijing Chengbaisheng Investment Management Limited Partnership, a company under the common control of Yimin Wu, in December 2017. The payment was received in January 2018.

As of June 30, 2020, December 31, 2019 and 2018, we owed a certain related party the following amount as a result of a short-term loan. Such amount is included in the consolidated financial statements as short-term loan - related party. See note 9 of the notes to the consolidated financial statements included elsewhere in this prospectus. Outstanding balances on short-term loan - related party consisted of the following as of June 30, 2020, December 31, 2019 and 2018:

Lender Name	Relationship	Maturities	Interest Rate	Collateral/ Guarantee	June 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018
Qing Tang*	Spouse of Yimin Wu	Due on demand	18% (Annual)	N/A	$-	$-	$1,279,907

*In July 2016, Infobird Beijing signed two loan contracts with a related party, Qing Tang, the spouse of Yimin Wu, to obtain loans for a total of approximately $1.3 million (RMB 8,800,000) for operation purposes. The loans bore a 1.5% monthly interest rate (18% annual interest rate) and were due on demand. By October 2019, the principal of the loans were fully repaid.

In June 2016, Infobird Beijing signed a loan agreement with Zhiguo Li, a shareholder of Infobird Beijing and a shareholder of one of our principal shareholders, CRExperience Limited, for approximately $0.5 million (RMB 3,000,000) for operation purposes. The loan bore a 1.5% monthly interest rate (18% annual interest rate) and was due on demand. The loan and interest was fully repaid in 2017 and 2018.

In June 2016, Infobird Beijing signed a loan agreement with Yimin Wu for approximately $0.15 million (RMB 1,000,000) for operation purposes. The loan bore a 1.5% monthly interest rate (18% annual interest rate) and was due on demand. We borrowed approximately $0.08 million (RMB 500,000) additionally in 2018 and repaid the full amount of the loan and interest by December 2018. In addition, Yimin Wu assumed a loan in the amount of approximately $0.2 million (RMB 1,536,844) from Beijing Mengdatong Technology Co., Ltd, a company under the common control of Yimin Wu, in 2018. The loan was interest free and was fully repaid in December 2018.

Interest expense pertaining to the above short-term loan - related party for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018 amounted to $0, $176,354 and $365,100, respectively.

As of June 30, 2020, December 31, 2019 and 2018, we owed certain related parties the following amounts as a result of interest from the loan mentioned above. Such amounts are included in the consolidated financial statements as interest payable - related party. See note 9 of the notes to the consolidated financial statements included elsewhere in this prospectus.

Name of Related Party	Relationship	Nature	June 30, 2020 (Unaudited)	December 31, 2019	December 31, 2018
Qing Tang	Spouse of Yimin Wu	Interest payable - Interest incurred from loan described above	$530,180	$538,047	$526,123

Qing Tang, the spouse of Yimin Wu, chairman of our board of directors and our chief executive officer, has provided real estate property as collateral of approximately $3.2 million (RMB 22,000,000) with Beijing SMEs Credit Re-guarantee Co., Ltd. to secure a guarantee with Bank of Beijing for the line of credit in the amount of approximately $2.9 million (RMB 20,000,000). See notes 8 and 9 of the notes to the consolidated financial statements included elsewhere in this prospectus.

Contractual Arrangements with our VIE and its Shareholders

See “Corporate History and Structure—Contractual Arrangements.”

Employment Agreements, Director Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers pursuant to which such individuals have agreed to serve as our executive officers.

We have also entered into indemnification agreements with each of our executive officers and directors. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

We also have also entered into director agreements with each of our directors which agreements set forth the terms and provisions of their engagement. We have also agreed to issue ordinary shares to Harry D. Schulman, an independent director, after the consummation of this offering in accordance with the terms of his director agreement, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Policies and Procedures for Related Party Transactions

Our board of directors has created an audit committee in connection with this offering which will be tasked with review and approval of all related party transactions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus for:

•	each beneficial owner of 5% or more of our outstanding ordinary shares;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of options that are immediately exercisable or exercisable within sixty (60) days of the date of this prospectus. Percentage ownership calculations prior to this offering are based on 19,000,000 ordinary shares, par value $0.001 per share, outstanding as of the date of this prospectus. Percentage ownership calculations after this offering are based on ordinary shares, par value $0.001 per share, outstanding after this offering.

Except as otherwise indicated, all of the shares reflected in the table are ordinary shares and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise indicated in the table below, addresses of our directors, executive officers and named beneficial owners are in care of Infobird Co., Ltd, Room 12A05, Block A, Boya International Center, Building 2, No. 1 Courtyard, Lize Zhongyi Road, Chaoyang District, Beijing, China 100102.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owners	Number of Shares	%	Number of Shares	%
5% or Greater Shareholders:
CRservices Limited(1)	7,259,090	38.21%	7,259,090	28.75%
CRExperience Limited(2)	2,104,155	11.07%	2,104,155	8.33%
Orbitchannel Limited(3)	1,768,824	9.31%	1,768,824	7.01%
OmniConnect Limited(4)	1,621,764	8.54%	1,621,764	6.42%
Directors and Executive Officers:
Yimin Wu(5)	7,259,090	38.21%	7,259,090	28.75%
Lianfang Zhou	-	-	-	-
Chunhsiang Chen	-	-	-	-
Hsiaochien Tseng	-	-	-	-
Dongliang Jiang(6)	1,768,824	9.31%	1,768,824	7.01%
Hanbin Xiao	-	-	-	-
Harry D. Schulman	-	-	-	-
Feng Liu	-	-	-	-
Zhixiong Wang	-	-	-	-
Xuan Li	-	-	-	-
All current directors and executive officers as a group (10 person(s))	9,027,914	47.52%	9,027,914	35.75%

*Less than 1%

(1)	The registered address of CRservices Limited, a Republic of Seychelles company, is 306 Victoria House, Victoria, Mahé, Seychelles. Yimin Wu, our chief executive officer and chairman of our board of directors, is the sole director and shareholder of CRservices Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by CRservices Limited.
(2)

The registered address of CRExperience Limited, a Republic of Seychelles company, is 306 Victoria House, Victoria, Mahé, Seychelles. Weimin Wu, a shareholder of Infobird Beijing and the brother of Yimin Wu, is the sole director of and a shareholder of CRExperience Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by CRExperience Limited.

(3)	The registered address of Orbitchannel Limited, a Republic of Seychelles company, is 306 Victoria House, Victoria, Mahé, Seychelles. Dongliang Jiang, one of our directors, is the sole director and shareholder of Orbitchannel Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by Orbitchannel Limited.
(4)

The registered address of OmniConnect Limited, a Republic of Seychelles company, is 306 Victoria House, Victoria, Mahé, Seychelles. Bing Weng, a director and shareholder of Infobird Beijing, is the sole director and shareholder of OmniConnect Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by OmniConnect Limited.

(5)	Represents 7,259,090 ordinary shares held directly by CRservices Limited. Yimin Wu, our chief executive officer and chairman of our board of directors, is the sole director and shareholder of CRservices Limited. See footnote (1) above.
(6)	Represents 1,768,824 ordinary shares held directly by Orbitchannel Limited. Dongliang Jiang, one of our directors, is the sole director and shareholder of Orbitchannel Limited and may be deemed to hold voting and dispositive power over the ordinary shares held by Orbitchannel Limited. See footnote (3) above.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

•	Memorandum and Articles of Association;

•	The Companies Law (2020 Revision) (as amended) of the Caymans Islands, which is referred to as the Companies Law below; and

•	Common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is 50,000,000 ordinary shares with a par value of $0.001 per ordinary share. As of the date of this prospectus, there are 19,000,000 ordinary shares issued and outstanding.

Assuming that we obtain the requisite shareholder approval, we will adopt our post-offering memorandum and articles of association which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. We will include summaries of material provisions of our post-offering memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our share capital. The summaries will not purport to be complete and will be qualified in their entirety by reference to our post-offering memorandum and articles of association, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. An exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;
•	is not required to open its register of members for inspection;
•	does not have to hold an annual general meeting;
•	may issue shares with no par value;
•	may obtain an undertaking against the imposition of any future taxation;
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

The Cayman Islands Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States (particularly Delaware) and their shareholders.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association
Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors owe fiduciary duties of care and loyalty to the corporation and its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in all of their responsibilities, including overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty requires that a director act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders and the corporation.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to the their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are:

•   a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•   a duty not to personally profit from opportunities that arise from the office of director;

•  a duty of trusteeship of the company’s assets;

•   a duty not to put himself in a position where the structures of a company conflict of his or her personal interest on his or her duty to a third party to avoid conflicts of interest; and

•   a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may be reasonably expected from a person of his or her knowledge and experience.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such a provision cannot eliminate or limit liability for breach of the fiduciary duty of loyalty, bad faith, intentional misconduct, a knowing violation of law, a transaction from which the director derived an improper personal benefit, an unlawful payment of dividends or an unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law of the Cayman Islands does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of directors and officers. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director's liability to the extent that the liability is a consequence of the director committing a crime or of the director's own fraud, dishonesty or willful default.
Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party to a proceeding (other than a derivative proceeding), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all reasonably incurred expenses, judgments and amounts paid in settlement so long as the person acted in good faith and in a manner the person believed to be in, or not opposed to, the best interests of the corporation, and if with respect to a criminal proceeding, the person had no reasonable cause to believe that his or her conduct would be unlawful.

A corporation has the power to indemnify a director, officer, employee or agent in connection with the defense or settlement of a derivative action against expenses reasonable and actually incurred provided such person acted in good faith and in a manner he or she reasonably believe to be in, or not opposed to, the corporation’s best interest and if such person has been adjudged liable only if a court determines that the person is fairly and reasonably entitled to indemnification. To the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding, such person shall be indemnified against expenses actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors

Under Delaware law, a transaction between a corporation and a director or with another organization in which a director has a financial interest shall not be void or voidable solely for that reason, solely because the director participates in the meeting at which the board authorizes the transaction, or solely because any such director’s votes are counted for such purpose, if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Voting Requirements

Delaware’s default rule is that the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is needed for corporate action (other than the election of directors). Certain actions, such as charter amendments, most mergers, dissolution and sales of all or substantially all of the corporation’s assets, require the affirmative vote of the majority of the outstanding voting power of the shares of the corporation entitled to vote. The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders unless the corporation’s board of directors approves the business combination or the transaction that resulted in the shareholder becoming an interested shareholder prior to the time the shareholder became an interested shareholder or another exemption applies.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Law of the Cayman Islands requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Law of the Cayman Islands defines "special resolutions" only. A company's memorandum and articles of association can therefore tailor the definition of "ordinary resolutions" as a whole, or with respect to specific provisions.

Cumulative Voting	There is no cumulative voting for the election of directors unless the corporation’s certificate of incorporation provides for cumulative voting.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.
Directors' Powers Regarding Bylaws

The certificate of incorporation may grant the directors the power to adopt, amend or repeal the corporation’s bylaws. The shareholders of the corporation possess the inherent right to adopt, amend or repeal the bylaws.

The memorandum and articles of association may only be amended by a special resolution of the shareholders.
Nomination and Removal of Directors and Filling Vacancies on Board	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws (if any). Holders of a majority of the shares then entitled to vote at an election of directors may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation or bylaws, the directors or the shareholders may fill board vacancies or newly created directorships.	Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.
Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

Cayman Islands Companies Law provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a "consolidation" and a "merger." In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the new rules, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

• the statutory provisions as to the required majority vote have been met;

• the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

• the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

• the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

• a company acts or proposes to act illegally or ultra vires;

• the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

• those who control the company are perpetrating a "fraud on the minority.

Inspection of Corporate Records

Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s memorandum and articles of association.

Shareholder Proposals

Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law of the Cayman Islands does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.
Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.

The Companies Law of the Cayman Islands allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Law of the Cayman Islands does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

Listing

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “BIRD”. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Transfer Agent and Registrar of Shares

The transfer agent and registrar for our ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 1159.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no established public market for our ordinary shares, and while we have applied for approval to have our ordinary shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid trading market for the ordinary shares will develop or be sustained after this offering. Future sales of substantial amounts of our ordinary shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary shares, including ordinary shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our ordinary shares and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have 25,250,000 outstanding ordinary shares, assuming no exercise of the underwriters' over-allotment option. Of that amount, 6,250,000 ordinary shares will be publicly held by investors participating in this offering, and 19,000,000 ordinary shares will be held by our existing shareholders, some of whom may be our "affiliates" as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the ordinary shares sold in this offering will be freely transferable by persons other than our "affiliates" in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our "affiliates" may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The ordinary shares held by existing shareholders are, and any ordinary shares issuable upon exercise of options outstanding following the completion of this offering will be, "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

In general, persons who have beneficially owned restricted ordinary shares for at least six (6) months, and any affiliate of the company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six (6) months, including the holding period of any prior owner other than one of our affiliates;

•	we have been subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three (3) months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three (3) month period only that number of securities that does not exceed the greater of either of the following:

•	1% of the number of ordinary shares then outstanding, which will equal approximately 252,500 shares immediately after the closing of this offering based on the number of ordinary shares outstanding as of June 30, 2020, or 261,875 ordinary shares if the underwriters’ over-allotment option is exercised in full; or
•	the average weekly trading volume of our ordinary shares in the form of ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three (3) months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six (6) month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until ninety (90) days after the date of this prospectus before selling any such shares.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

Our directors, executive officers and principal shareholders (defined as owners of 5% or more of our ordinary shares, provided that the representative of the underwriters may in its discretion require a lower percentage threshold) have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or such other securities for a period of twelve (12) months after the date of this prospectus, without the prior written consent of ViewTrade Securities, Inc. See “Underwriting.”

MATERIAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this offering and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold our ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our ordinary shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in such ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares.

Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ordinary shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income”, or the PFIC income test, or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, or the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares, and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, cannot be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if a valid “mark-to-market” election is made by the U.S. Holder for our ordinary shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the ordinary shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least fifteen (15) days during each calendar quarter.

Our ordinary shares will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to the ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. There are currently no Cayman Islands' taxes or duties of any nature on gains realized on a sale, exchange, conversion, transfer or redemption of the ordinary shares. Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of the ordinary shares, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax as the Cayman Islands currently have no form of income or corporation taxes.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received’’ deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation’’ to certain non-corporate U.S. Holders may be are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period beginning sixty (60) days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences’’), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder's income on the date of the depositary's receipt of the dividend. The amount of any dividend income paid in Cayman Islands dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,’’ a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our ordinary shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our ordinary shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our ordinary shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our ordinary shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. According to the Enterprise Income Tax Law and the Announcement on Issues concerning the Implementation of the Preferential Income Tax Policies regarding High-Tech Enterprises promulgated by the SAT on June 19, 2017, enterprises qualified as “high-tech enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “high-tech enterprise” status. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, known as Circular 82, which has been revised by the Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents on December 29, 2017 and by the Decision of the State Council on Cancellation and Delegation of a Batch of Administrative Examination and Approval Items on November 8, 2013. Circular 82 has provided certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the places where the senior management and senior management departments responsible for the daily production, operation and management of the enterprise perform their duties are mainly located within the territory of the PRC ; (ii) decisions relating to the enterprise's financial matters (such as money borrowing, lending, financing and financial risk management) and human resource matters (such as appointment, dismissal and salary and wages) are made or are subject to approval by organizations or personnel in China; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

See note 10 of the notes to the consolidated financial statements included elsewhere in this prospectus for a discussion of taxation.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom ViewTrade Securities, Inc. is acting as the representative and sole book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Shares
ViewTrade Securities, Inc.
GF Securities (Hong Kong) Brokerage Limited
Total	6,250,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

Certain members of the selling group are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. GF Securities (Hong Kong) Brokerage Limited is not a broker-dealer registered with the SEC. GF Securities (Hong Kong) Brokerage Limited has agreed that it will not offer or sell any of our shares in the United States or to U.S. persons in connection with this offering. The address of ViewTrade Securities, Inc. is 7280 W. Palmetto Park Road, Suite 310, Boca Raton, Florida 33433, United States. The address of GF Securities (Hong Kong) Brokerage Limited is 29th Floor and 30th Floor, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong.

We have granted to the underwriters an option, exercisable for forty-five (45) days from the date of this prospectus, to purchase up to 937,500 additional ordinary shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $       per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts and commissions are equal to 7% of the initial public offering price set forth on the cover of this prospectus.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 937,500 ordinary shares.

	Per Share	Total Without Exercise of Over- allotment Option	Total With Full Exercise of Over- allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We will also pay to the representative by deduction from the net proceeds of this offering, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of our ordinary shares, exclusive of any shares that may be issued pursuant to exercise of the underwriters’ over-allotment option.

We have agreed to reimburse the representative up to a maximum of $175,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below) and up to a maximum of $8,000 for costs associated with “tombstone” advertisements.

We paid an expense deposit of $35,000 to the representative, within three (3) days of the execution of the letter of intent between us and the representative, and paid an additional $35,000 upon receipt of the SEC’s first comments to this prospectus, for the representative’s anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay expenses relating to the offering, including, and up $175,000: (i) all filing fees and communication expenses relating to the registration of the shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, our company; (iii) translation costs for due diligence purpose; (iv) all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of representative’s counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (vi) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares; and (vii) the reasonable cost for road show meetings and preparation of a power point presentation. In addition, we have agreed to pay the costs associated with “tombstone” advertisements, not to exceed $8,000.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $669,769, including a maximum aggregate reimbursement of $175,000 of representative’s accountable expenses and up to $8,000 for costs associated with “tombstone” advertisements.

In addition, we agreed, until the effectiveness of the registration statement in connection with this offering, not to negotiate with any other broker-dealer relating to a possible private and/or public offering of the securities without the written consent of the representative, provided that the representative remains in good standing with FINRA and Nasdaq. If, prior to the twelve (12) month period following the effective date of our letter of intent with the representative, we (i) do not complete the offering and listing of the securities on a national securities exchange and enter into discussions regarding a letter of intent or similar agreement with a third party broker-dealer and enter into a new engagement letter, and/or (ii) effect a private and/or public offering of the securities with another broker-dealer or any other person without the written consent of the representative, we will be liable to the representative for the accountable expenses and $175,000; provided, however, that such fees shall be subject to FINRA Rule 5110(g) and shall not apply if and to the extent the representative has advised us of the representative’s inability or unwillingness to proceed with this offering.

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “BIRD”. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

For a period of one year from the effective date of this prospectus, the representative shall have the right to send a representative to observe each meeting of our board of directors; provided, that (i) such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the representative and its counsel; and (ii) upon written notice to the representative, we may exclude such representative from meetings where, upon the written opinion of our counsel, such representative’s presence would compromise an attorney-client privilege.

Representative’s Warrants

In addition, we have agreed to issue the representative’s warrants to the representative of the underwriters to purchase a number of ordinary shares equal to 10% of the total number of ordinary shares sold in this offering. The representative’s warrants shall have an exercise price equal to 110% of the initial public offering price of the ordinary shares sold in this offering. The representative’s warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the registration statement of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part. The representative’s warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the representative’s warrants nor any of our shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of one hundred eighty (180) days immediately following the effective date of the registration statement of which this prospectus forms a part. In addition, although the representative’s warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the representative’s warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the representative’s warrants. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(D).

We will bear all fees and expenses attendant to registering the ordinary shares issuable upon exercise of the representative’s warrants, other than underwriting discounts and commissions incurred and payable by the holders. The exercise price and number of ordinary shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Concurrently with the execution and delivery of the underwriting agreement, we will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $600,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during a twenty-four (24) month period following the offering. The escrow account will be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our officers, directors and principal shareholders (defined as owners of 5% or more of our ordinary shares, provided that the representative may in its discretion require a lower percentage threshold) have agreed, subject to certain exceptions, to a twelve (12) month “lock-up” period from the effective date of the registration statement of which this prospectus forms a part with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of twelve (12) months following the closing of the offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price of the shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of one hundred eighty (180) days from the effective date of the registration statement of which this prospectus forms a part.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our ordinary shares in this offering because such underwriter repurchases those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our ordinary shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our ordinary shares on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of ordinary shares in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$3,482
The Nasdaq Capital Market listing fee	75,000
FINRA filing fee	5,287
Printing and engraving expenses	25,000
Legal fees and expenses	325,000
Accounting fees and expenses	50,000
Transfer agent and registrar fee and expenses	3,000
Miscellaneous	183,000
Total	669,769

LEGAL MATTERS

We are being represented by K&L Gates LLP with respect to certain legal matters of U.S. federal securities. The validity of our shares underlying our ordinary shares and certain other matters of Cayman Islands law will be passed upon for us by Campbells. Certain legal matters as to PRC law will be passed upon for us by Fangda Partners. The underwriters are being represented by Loeb & Loeb LLP in connection with this offering.

EXPERTS

The consolidated financial statements as of and for each of the two years ended December 31, 2019 and December 31, 2018 included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Friedman LLP is One Liberty Plaza, 165 Broadway, 21st Floor, New York, New York 10006.

ENFORCEMENT OF LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any State in the United States.

Cayman Islands

We have been advised by Campbells, our counsel as to Cayman Islands law, that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the Cayman Islands. This uncertainty relates to whether such a judgment would be determined by the courts of the Cayman Islands to be penal or punitive in nature.

We have also been advised by Campbells that, notwithstanding the above, a final and conclusive judgment obtained in U.S. federal or state courts under which a definite sum of money is payable as compensatory damages and not in respect of laws that are penal in nature (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that: (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in the Cayman Islands and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process, (b) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations, (c) the judgment was final and conclusive and for a liquidated sum, (d) the judgment was not obtained by fraud, and (e) the judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy in the Cayman Islands.

A Cayman Islands court may impose civil liability on us or our directors or officers in a suit brought in the Grand Court of the Cayman Islands against us or these persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under Cayman Islands law.

PRC

We have been advised by Fangda Partners, our counsel as to PRC law, that the United States and the PRC do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that there is uncertainty as to whether a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability provisions, whether or not predicated solely upon the U.S. federal securities laws, would be enforceable in the PRC. This uncertainty relates to whether such a judgment would be determined by the courts of the PRC to be penal or punitive in nature.

 We have also been advised by Fangda Partners that, according to Civil Procedural Law of the People’s Republic of China, where a judgment or ruling made by a foreign court which has come into legal effect requires ratification and enforcement by a People's Court of the People's Republic of China, the parties concerned may submit an application directly to an intermediate People's Court of the People's Republic of China which has jurisdiction for ratification and enforcement, or the foreign court may, pursuant to the provisions of the international treaty concluded or participated by the country and the People's Republic of China or in accordance with the principle of reciprocity, request for ratification and enforcement by the People's Court. For a judgment or ruling made by a foreign court which has come into legal effect for which ratification and enforcement is applied or requested, where a People's Court concludes, upon examination pursuant to the international treaty concluded or participated by the People's Republic of China or in accordance with the principle of reciprocity, that the basic principle of the laws of the People's Republic of China or the sovereignty, security or public interest of the People’s Republic of China is not violated, the People's Court shall rule on ratification of the validity; where there is a need for enforcement, an enforcement order shall be issued and enforced pursuant to the relevant provisions of this Law. Where the People's Court deemed that the basic principle of the laws of the People's Republic of China or the sovereignty, security or public interest of the People’s Republic of China is violated, the judgment or ruling made by the foreign court shall not be ratified and enforced.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a website at www.infobird.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Infobird Co., Ltd and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Infobird Co., Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Infobird Co., Ltd and Subsidiaries (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the two- year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, and cash flows in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.
New York, New York
August 4, 2020

INFOBIRD CO., LTD AND SUBSIDIARIES

CONSOLIDATED Balance sheets

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash	$3,509,420	$2,711,366
Accounts receivable, net	2,303,942	3,706,864
Other receivables	61,928	79,348
Other receivable - related party	-	13,840
Prepayments	68,964	96,725
Total current assets	5,944,254	6,608,143

OTHER ASSETS
Property and equipment, net	2,017,057	2,071,544
Long-term deposits	138,286	198,562
Intangible assets, net	2,198,430	816,049
Deferred tax assets	461,461	675,629
Deferred offering cost	379,738	-
Total other assets	5,194,972	3,761,784

Total assets	$11,139,226	$10,369,927

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$1,160,125	$1,739,603
Short-term loan- bank	2,872,820	2,908,879
Short-term loan- related party	-	1,279,907
Interest payable- related party	538,047	526,123
Other payables and accrued liabilities	644,590	732,342
Deferred revenue	1,453,690	2,257,359
Taxes payable	673,792	559,659
Total current liabilities	7,343,064	10,003,872

DEFERRED TAX LIABILITIES	201,607	54,732

Total liabilities	7,544,671	10,058,604

EQUITY
Ordinary shares, $0.001 par value, 50,000,000 shares authorized,
and 19,000,000 outstanding as of December 31, 2019 and 2018*	19,000	19,000
Additional paid-in capital	5,852,089	7,537,243
Statutory reserves	31,778	-
Accumulated deficit	(2,508,120)	(7,323,699)
Accumulated other comprehensive income	29,325	58,122
Total equity attributable to Infobird Co., Ltd	3,424,072	290,666

Noncontrolling interests	170,483	20,657
Total equity	3,594,555	311,323

Total liabilities and equity	$11,139,226	$10,369,927

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2019	2018

REVENUES	$18,248,289	$18,789,550

COST OF REVENUES	7,987,146	9,303,803

GROSS PROFIT	10,261,143	9,485,747

OPERATING EXPENSES:
Selling	1,533,255	1,918,418
General and administrative	1,192,429	1,488,802
Research and development	1,496,579	3,010,859
Total operating expenses	4,222,263	6,418,079

INCOME FROM OPERATIONS	6,038,880	3,067,668

OTHER INCOME (EXPENSE)
Interest income	8,823	5,432
Interest expense	(411,298)	(497,057)
Other income, net	138,457	11,595
Total other expense, net	(264,018)	(480,030)

INCOME BEFORE INCOME TAXES	5,774,862	2,587,638

PROVISION FOR INCOME TAXES	673,034	145,263

NET INCOME	5,101,828	2,442,375

Less: Net (loss) income attributable to noncontrolling interests	254,471	(162,212)
NET INCOME ATTRIBUTABLE TO INFOBIRD CO., LTD	$4,847,357	$2,604,587

NET INCOME	5,101,828	2,442,375

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(29,392)	24,083

TOTAL COMPREHENSIVE INCOME	5,072,436	2,466,458

Less: Comprehensive (loss) income attributable to noncontrolling interests	253,876	(160,932)

COMPREHENSIVE INCOME ATTRIBUTABLE TO INFOBIRD CO., LTD	$4,818,560	$2,627,390

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	19,000,000	19,000,000

EARNINGS PER SHARE
Basic and diluted*	$0.26	$0.14

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF changeS in equity

				Retained earnings		Accumulated
			Additional	(accumulated deficit)		other
	Ordinary shares		paid-in	Statutory		comprehensive	Noncontrolling
	Shares*	Par value	capital	reserves	Unrestricted	income (loss)	interests	Total
BALANCE, January 1, 2018	19,000,000	$19,000	$7,335,139	$-	$(9,928,286)	$35,319	$181,589	$(2,357,239)

Capital contribution from shareholders	-	-	202,104	-	-	-	-	202,104
Net income attributable to Beijing Infobird Software Co., Ltd	-	-	-	-	2,604,587	-	-	2,604,587
Net loss attributable to noncontrolling interests	-	-	-	-	-	-	(162,212)	(162,212)
Foreign currency translation adjustment	-	-	-	-	-	22,803	1,280	24,083
BALANCE, December 31, 2018	19,000,000	$19,000	$7,537,243	$-	$(7,323,699)	$58,122	$20,657	$311,323

Acquisition of additional noncontrolling interests	-		(1,685,154)	-	-	-	(104,050)	(1,789,204)
Net income attributable to Beijing Infobird Software Co., Ltd	-	-	-	-	4,847,357		-	4,847,357
Net income attributable to noncontrolling interests	-	-	-	-	-	-	254,471	254,471
Statutory reserve	-	-	-	31,778	(31,778)	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	(28,797)	(595)	(29,392)

BALANCE, December 31, 2019	19,000,000	$19,000	$5,852,089	$31,778	$(2,508,120)	$29,325	$170,483	$3,594,555

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

The accompanying notes are an integral part of these consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF cash flows

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,101,828	$2,442,375
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation	119,461	113,324
Amortization	84,068	228,604
Provision for doubtful accounts	15,250	67,634
Loss on disposal of equipment	305	1,833
Deferred taxes expense (benefit)	356,092	(112,739)
Change in operating assets and liabilities
Accounts receivable	1,352,268	(162,502)
Other receivables	16,564	22,987
Prepayments	30,575	83,886
Long-term deposits	58,263	25,238
Accounts payable	(90,441)	(1,721,261)
Deferred revenue	(781,716)	(270,674)
Other payables and accrued liabilities	(63,302)	(2,165,802)
Taxes payable	122,012	284,299
Net cash provided by (used in) operating activities	6,321,227	(1,162,798)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(95,082)	(169,888)
Payment for construction in progress	(471,810)	—
Costs to obtain and develop software	(1,487,391)	(474,594)
Proceeds from sales of equipment	539	567
Repayment from related party	16,380	588,591
Net cash used in investing activities	(2,037,364)	(55,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution from shareholders	—	202,104
Payments of deferred offering costs	(382,690)	—
Proceeds from short-term loan - bank	2,895,152	3,026,176
Repayment for short-term loan - bank	(2,895,152)	—
Proceeds from short-term loan – related party	—	75,654
Repayment for short-term loan - related parties	(1,273,867)	(872,850)
Payment of acquisition of non controlling interest	(1,789,204)	—
Net cash (used in) provided by financing activities	(3,445,761)	2,431,084

EFFECT OF EXCHANGE RATE CHANGES	(40,048)	(123,997)

NET CHANGE IN CASH	798,054	1,088,965

CASH, beginning of year	2,711,366	1,622,401

CASH, end of year	$3,509,420	$2,711,366

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$251,083	$36,581
Cash paid for interest	$377,937	$270,187

 The accompanying notes are an integral part of these consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Infobird Co., Ltd (“Infobird Cayman” or the “Company”) is a holding company incorporated on March 26, 2020 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Infobird International Limited (“Infobird HK”) established under the laws of Hong Kong on April 21, 2020.

Infobird HK is also a holding company holding all of the outstanding equity of Infobird Digital Technology (Beijing) Co., Ltd (“Infobird WFOE”) which was established on May 20, 2020 under the laws of the People’s Republic of China (“PRC” or “China”).

The Company, through its variable interest entity (“VIE”), Beijing Infobird Software Co., Ltd (“Infobird Beijing”), a PRC limited liability company established on October 26, 2001, and through its subsidiaries, is a software-as-a-service (“SaaS”) provider of innovative AI-powered (artificial intelligence enabled) customer engagement solutions in China. The Company primarily provides standard and customized customer relationship management cloud-based services, such as SaaS, and business process outsourcing (“BPO”), services to its clients.

On October 17, 2013, Infobird Beijing established its 90.18% owned subsidiary, Guiyang Infobird Cloud Computing Co., Ltd (“Infobird Guiyang”), a PRC limited liability company. Infobird Guiyang also engages in software development and mainly provides BPO services to its customers. On June 20, 2012, Infobird Beijing established a 99.95% owned subsidiary, Anhui Infobird Software Information Technology Co., Ltd (“Infobird Anhui”), a PRC limited liability company. Infobird Anhui also engages in software development and mainly provides cloud services and technology solutions to customers.

On May 27, 2020, Infobird Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of Infobird Cayman prior to the reorganization. Infobird Cayman and Infobird HK were established as the holding companies of Infobird WFOE. Infobird WFOE is the primary beneficiary of Infobird Beijing and its subsidiaries. All of these entities are under common control which results in the consolidation of Infobird Beijing and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of Infobird Cayman.

The accompanying consolidated financial statements reflect the activities of Infobird Cayman and each of the following entities:

Name	Background	Ownership
Infobird International Limited (“Infobird HK”)	· A Hong Kong company · Incorporated on April 21, 2020 · A holding company	100% owned by Infobird Cayman
Infobird Digital Technology (Beijing) Co., Ltd (“Infobird WFOE”)	· A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) · Incorporated on May 20, 2020 · Registered capital of $15,000,000 (RMB 106,392,000) · A holding company	100% owned by Infobird HK
Beijing Infobird Software Co., Ltd (“Infobird Beijing”)	· A PRC limited liability company · Incorporated on October 26, 2001 · Registered capital of $2,417,947 (RMB 16,624,597) · Software developing that provides software as a service (SaaS)	VIE of Infobird WFOE
Guiyang Infobird Cloud Computing Co., Ltd (“Infobird Guiyang”)	· A PRC limited liability company · Incorporated on October 17, 2013 · Registered capital of $1,777,645 (RMB 12,222,200) · Software developing that provides software as a service (SaaS)	90.18% owned by Infobird Beijing
Anhui Infobird Software Information Technology Co., Ltd (“Infobird Anhui”)	· A PRC limited liability company · Incorporated on June 20, 2012 · Registered capital of $1,454,440 (RMB 10,000,000) · Software developing that provides software as a service (SaaS)	99.95% owned by Infobird Beijing

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of information technology in China, including cloud computing and big data analytics, the Company operates its businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. Neither the Company nor its subsidiaries own any equity interest in Infobird Beijing. As such, Infobird Beijing is controlled through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements consist of a series of three agreements, along with shareholders’ powers of attorney (“POAs”) and spousal consent letters (collectively the “Contractual Arrangements”, which were signed on May 27, 2020).

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Infobird WFOE and Infobird Beijing, Infobird WFOE has the exclusive right to provide Infobird Beijing with technical support services, consulting services and other services, including technical support and training, business management consultation, consultation, collection and research of technology and market information, marketing and promotion services, customer order management and customer services, lease equipment or properties, provide legitimate rights to use software license, provide deployment, maintenances and upgrade of software, design installation, daily management, maintenance and updating network system, hardware and database, and other services requested by Infobird Beijing from time to time to the extent permitted under PRC law. In exchange, Infobird WFOE is entitled to a service fee that equals to all of the consolidated net income. The service fee may be adjusted by Infobird WFOE based on the actual scope of services rendered by Infobird WFOE and the operational needs and expanding demands of Infobird Beijing. Pursuant to the exclusive business cooperation agreement, the service fees may be adjusted based on the actual scope of services rendered by Infobird WFOE and the operational needs of Infobird Beijing.

The exclusive business cooperation agreement remains in effect unless terminated in accordance with the following provision of the agreement or terminated in writing by Infobird WFOE.

During the term of the exclusive business cooperation agreement, Infobird WFOE and Infobird Beijing shall renew the operation term prior to the expiration thereof so as to enable the exclusive business cooperation agreement to remain effective. The exclusive business cooperation agreement shall be terminated upon the expiration of the operation term of either Infobird WFOE or Infobird Beijing if the application for renewal of the operation term is not approved by relevant government authorities. If an application for renewal of the operation term is not approved, according to the PRC Company Law, the expiration of the operation term may lead to the dissolution and cancellation of such PRC company.

Exclusive Option Agreements

Pursuant to the exclusive option agreements among Infobird WFOE, Infobird Beijing and the shareholders who collectively owned all of Infobird Beijing, such shareholders jointly and severally grant Infobird WFOE an option to purchase their equity interests in Infobird Beijing. The purchase price shall be the lowest price then permitted under applicable PRC laws. Infobird WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Infobird Beijing until it has acquired all equity interests of Infobird Beijing, which is irrevocable during the term of the agreements.

The exclusive option agreements remains in effect until all equity interest held by shareholders in Infobird Beijing has been transferred or assigned to Infobird WFOE and/or any other person designated by the Infobird WFOE in accordance with such agreement.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among Infobird WFOE, Infobird Beijing, and the shareholders who collectively owned all of Infobird Beijing, such shareholders pledge all of the equity interests in Infobird Beijing to Infobird WFOE as collateral to secure the obligations of Infobird Beijing under the exclusive business cooperation agreement and exclusive option agreements. These shareholders are prohibited from transferring the pledged equity interests without the prior consent of Infobird WFOE unless transferring the equity interests to Infobird WFOE or its designated person in accordance to the exclusive option agreements.

The equity interest pledge agreements shall come into force the date on which the pledged interests are recorded, which is within three (3) days after signing of the agreements on May 27, 2020, under Infobird Beijing’s register of shareholders and are registered with the competent Administration for Market Regulation of Infobird Beijing until all of the obligations to Infobird WFOE have been fulfilled completely by Infobird Beijing. Infobird Beijing intends to register the pledges of equity interest of shareholders with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law.

Shareholders’ Powers of Attorney (“POAs”)

Pursuant to the shareholders’ POAs, the shareholders of Infobird Beijing give Infobird WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Infobird Beijing and to exercise all of their rights as shareholders of Infobird Beijing, including the (i) right to attend shareholders meeting; (ii) to exercise voting rights and all of the other rights including but not limited to the sale or transfer or pledge or disposition of the shares held in part or in whole; and (iii) designate and appoint on behalf of the shareholder the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Infobird Beijing, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements. The shareholders’ POAs shall remain in effect while the shareholders of Infobird Beijing hold the equity interests in Infobird Beijing.

Spousal Consent Letters

Pursuant to the spousal consent letters, the spouses of the shareholders of Infobird Beijing commit that they have no right to make any assertions in connection with the equity interests of Infobird Beijing, which are held by the shareholders. In the event that the spouses obtain any equity interests of Infobird Beijing, which are held by the shareholders, for any reasons, the spouses of the shareholders shall be bound by the exclusive option agreement, the equity interest pledge agreement, the shareholder POA and the exclusive business cooperation agreement and comply with the obligations thereunder as a shareholder of Infobird Beijing. The letters are irrevocable and shall not be withdrawn without the consent of Infobird WFOE.

Based on the foregoing contractual arrangements, which grant Infobird WFOE effective control of Infobird Beijing and subsidiaries and enable Infobird WFOE to receive all of their expected residual returns, the Company accounts for Infobird Beijing as a VIE. Accordingly, the Company consolidates the accounts of Infobird Beijing and subsidiaries for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies

Liquidity

Historically, the Company finances its operations through internally generated cash, short-term loans and payable from related parties. As of December 31, 2019, the Company had approximately $3.5 million in cash which primarily consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use and are deposited with banks in China. Although the Company’s working capital deficit was approximately $1.4 million at December 31, 2019, approximately $1.5 million of which was deferred revenue which the Company expects to realize and the Company does not expect to make any significant refund based on historical experience. Therefore, the Company’s working capital excluding deferred revenue was approximately $0.1 million.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

•	other available sources of financing from PRC banks and other financial institutions; and

•	financial support from the Company’s related parties and shareholders.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due over the next twelve (12) months.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the SEC.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise ("WFOE") and VIE and its subsidiaries ("VIEs") over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of plant and equipment and intangible assets, capitalized development costs, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, allowance for deferred tax assets and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York at the end of the period. The statement of income accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income amounted to $29,325 and $58,122 as of December 31, 2019 and 2018, respectively. The balance sheet amounts, with the exception of equity at December 31, 2019 and 2018 were translated at 6.9618 RMB and 6.8755 RMB, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the years ended December 31, 2019 and 2018 were 6.9081 RMB and 6.6090 RMB to $1.00, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Cash

Cash consists of cash on hand, demand deposits and time deposits placed with banks or other financial institutions and have original maturities of less than three (3) months.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after thirty (30) days from payment due date. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Other receivables (including related parties)

Other receivables primarily include advances to employees and other deposits. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of December 31, 2019 and 2018, no allowance for the doubtful accounts were deemed necessary.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepayments

Prepayments are cash deposited or advanced to suppliers for future service rendering. The amounts are refundable and bear no interest. For any advances to suppliers determined by management that such advances will not be in receipts or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. As of December 31, 2019 and 2018, no allowance for the doubtful accounts were deemed necessary.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Useful Life
Leasehold improvements	Shorter of the remaining lease terms or estimated useful lives
Electronic devices	3-5 years
Office equipment, fixtures and furniture	3-5 years
Automobile	3-5 years
Computer and network equipment	3-5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Construction-in-progress represents contractor and labor costs, design fees and inspection fees in connection with the construction of the Company’s building for a cloud computing facility in Guiyang, China, which is expected to be completed in late 2022. No depreciation is provided for construction-in-progress until it is completed and placed into service.

Intangible assets

The Company’s intangible assets with definite useful lives primarily consist of licensed software, capitalized development costs, platform system, and land-use rights. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives.

Intangible assets are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Useful Life
Licensed software	5 years
Capitalized development cost	5 years
Platform development	5 years
Land use right	40 years

Capitalized development costs

The Company follows the provisions of ASC 350-40, “Internal Use Software”, to capitalize certain direct development costs associated with internal-used software. ASC 350-40 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company expenses all costs incurred during the preliminary project stage of its development, and capitalizes costs incurred during the application development stage. Costs incurred relating to upgrades and enhancements to the application are capitalized if it is determined that these upgrades or enhancements add additional functionality to the application. Development costs cease capitalization upon completion of all substantial testing when the software is substantially complete and ready for its intended use and are amortized on a straight-line basis over the estimated useful life, which is generally five years. Amortization of internal-use software begins when the software is ready for its intended use. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Land use rights

All land in the PRC is owned by the government. However, the government grants “land use rights.” This land use rights are for 40 years and expire in 2055. The Company amortizes the land use rights over the forty-year term of the land use rights on a straight-line basis. The carrying value of the land use rights was reduced by government grant received when the conditions stipulated under the grant were fulfilled.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of December 31, 2019 and 2018, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Deferred offering costs

Deferred offering costs consist primarily of expenses paid to attorneys, consultants, underwriters, and other parties related to the Company’s initial public offering. The balance will be offset with the proceeds received after the close of the offering.

Government Grants

Government grants primarily consist of financial grants received from local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. Government grants of non-operating nature and with no further conditions to be met are recorded as non-operating income in “Other income, net” when received. The government grants are related to acquisition of assets. The grants are recorded as “deferred government grants” included in the accrued expenses and other current liabilities line item in the consolidated balance sheets when received. Once the Company fulfills the conditions stipulated under the grant, the grant amount is deducted from the carrying amount of the asset with a corresponding reduction in the deferred government grant balance.

Noncontrolling Interests

The Company’s noncontrolling interests represent the minority shareholders’ ownership interests related to the Company’s subsidiaries, including 0.05% for Infobird Anhui for both years ended December 31, 2019 and 2018, and 9.82% and 28.0% for Infobird Guiyang for the years ended December 31, 2019 and 2018, respectively. The Company repurchased 18.18% of noncontrolling interests in Infobird Guiyang in 2019, resulting in noncontrolling interests of 9.82% for Infobird Guiyang for the year ended December 31, 2019. Excess of payment made to noncontrolling shareholders over carrying value of the entity is recorded as reduction in additional paid in capital. The noncontrolling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the results of the Company are presented on the consolidated statement of operations as allocations of the total income or loss for the year between noncontrolling interests holders and the shareholders of the Company.

Noncontrolling interests consist of the following:

	December 31,	December 31,
	2019	2018
Infobird Guiyang	$170,623	$20,876
Infobird Anhui	(140)	(219)
Total	$170,483	$20,657

Revenue recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The Company adopted Topic 606 on January 1, 2018 using the modified retrospective transition method, the adoption did not have material impact on the on the Company’s consolidated financial statements.

The Company generates revenues from sales of software products, services and cloud, which include software-as-a-service, technical services, network connectivity, hosting, training, and support and maintenance.

The Company recognizes revenue which represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company identifies contractual performance obligations and determines whether revenue should be recognized at a point in time or over time, based on when control of goods and services are provided to customers. The Company’s contracts with customers generally do not include a general right of return relative to the delivered products or services.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company applied practical expedient when sales taxes were collected from customers, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price.

Revenue recognition policies for each type of revenue stream are as follow:

(1) Revenue from customized cloud-based services

The Company derives its customized cloud-based revenues from subscription services which are comprised of subscription fee from granting customers access to the customized SaaS, voice/data plan, which includes telecommunication usage such as telephone calls and messaging that our customers can subscribe for, and technical support. The provision of customized SaaS, voice/data plan and technical support is considered as one performance obligation as the services provided are not distinct within the context of the contract whereas the customer can only obtain benefit when the services are provided together. The Company uses monthly utilization records based on number of user accounts subscribed by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services.

As of December 31, 2019, the Company derived all of its customized cloud-based revenues from China Guangfa Bank. The Company has entered into contracts with China Guangfa Bank where the amounts charged per user account were fixed and determinable, and the specific terms of the contracts were agreed to by the Company and China Guangfa Bank. Contract performance periods are generally fifteen months, and payment terms are generally a specified percentage prepaid based on estimated usage, and the remaining to be billed monthly based on actual usage. Contracts generally do not contain significant financing components or variable consideration.

(2) Revenue from standard cloud-based services

The Company also derives its standard cloud-based revenues from subscription services which are comprised of subscription fee from granting customers access to its software through the internet. The Company’s standard cloud-based solutions represent a series of services such as calling, voice recording and technical support. These services are made available to the customer continuously throughout the contractual period, however, the extent to which the customer uses the services may vary at the customers’ discretion. The standard cloud-based services are considered to have one single performance obligation. The Company uses monthly utilization records based on number of user accounts subscribed by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services.

The Company also enters into contracts with customers where the customers pay a fixed fee to access a fixed number of user accounts over the subscription period as specified in the contracts; therefore, the customers receive and consume the benefits of the cloud services throughout the subscription period so revenue is recognized ratably over the contractual subscription period that the services are delivered, beginning on the date the service is made available to the customers.

Contract performance periods generally are one year, and pursuant to the contracts, full payments are generally collected in advance, with payment to be made within three months after execution of the contract. Contracts generally do not contain significant financing components or variable consideration.

(3) Revenue from BPO services

The Company provides BPO services to operate the call centers for its customers. Customers using these services are not permitted to take possession of the Company’s software and the contract term is for a defined period, where customers pay a monthly service fee. These services are considered as one performance obligation as the customers do not obtain benefit for each separate service. Revenues are recognized over time over contractual period using the time elapsed output method as BPO services are provided.

Contract performance periods generally are one year, and pursuant to the contracts, full payments for several months of services are generally collected in advance. Contracts generally do not contain significant financing components or variable consideration.

(4) Professional services and other revenues

The Company also generates revenue from sales of software license, data analysis services and other professional services where a separate contract is entered into with the customer when the customer needs the product or services.

Software license revenues are recognized at the point in time when the software license is delivered and the customer obtains control of the asset.

The service revenue from data analysis service is recognized based on the service performed, an output measure, over the contractual period.

Other professional services consists primarily of technical consulting services. The Company recognizes revenue ratably over the contractual period as the customer simultaneously receives and consumes the benefits as the Company performs.

Contract performance periods generally range from month to month, completion of service (software license) to one year, and payment terms are generally prepaid to 30 days. Contracts generally do not contain significant financing components or variable consideration.

Contract balances

The Company records receivables related to revenue when it has an unconditional right to invoice and receive payment.

The Company invoices its customers for its services on a monthly basis. Deferred revenue consists primarily of customer billings made in advance of performance obligations being satisfied and revenue being recognized. The Company’s disaggregated revenue streams are summarized and disclosed in Note 14.

Cost of revenues

Cost of revenues consists primarily of personnel costs (including salaries, social insurance and benefits) for employees involved with the Company’s operations and product support; third party service fee including cloud and data usage, hosting fees and amortization and depreciation expenses associated with capitalized software, platform system and hardware. In addition, cost of revenues also include outsourcing contracted customer service representatives, customer surveys and allocated shared costs, primarily including facilities, information technology and security costs.

Advertising costs

Advertising costs amounted to $62,501 and $174,924 for the years ended December 31, 2019 and 2018, respectively. Advertising costs are expensed as incurred and included in selling expenses.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating leases

The Company leases office building at various locations. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records the total expenses on a straight-line basis over the lease term.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, as well as office rental, depreciation, amortization and related expenses for the Company’s research and product development team. The Company recognizes software development costs in accordance with ASC 350-40 “Software—internal use software”. The Company expenses all costs that are incurred in connection with the planning and implementation phases of development, and costs that are associated with maintenance of the existing websites or software for internal use. Certain costs associated with developing internal-use software are capitalized when such costs are incurred within the application development stage of software development.

Value added taxes

Revenue represents the invoiced value of service, net of value added tax (“VAT”). The VAT is based on gross sales price and VAT rates range up to 6%, depending on the type of service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payable. All of the VAT returns filed by the Company’s subsidiaries in China have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The Company presents deferred tax assets and liabilities as noncurrent in the balance sheet based on an analysis of each taxpaying component within a jurisdiction.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2019 are subject to examination by any applicable tax authorities.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2019 and 2018, there were no dilutive shares.

Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are PRC government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $918,696 and $1,182,328 for the years ended December 31, 2019 and 2018, respectively.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on January 1, 2021 after FASB delayed the effective date for non-public companies with ASU 2019-09. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (i) for public business entities for reporting periods for which financial statements have not yet been issued and (ii) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company adopted Topic 220 on January 1, 2018 and believes the adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments— Credit Losses—Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning September 1, 2023 after FASB delayed the effective date for non-public companies with ASU 2019-09. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (i) public business entities for periods for which financial statements have not yet been issued and (ii) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 – Variable interest entity

On May 27, 2020, Infobird WFOE entered into the Contractual Arrangements with Infobird Beijing. The significant terms of these Contractual Arrangements are summarized in “Note 1 – Nature of business and organization” above. As a result, the Company classifies Infobird Beijing as a VIE which should be consolidated based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Infobird WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Infobird Beijing because it has both of the following characteristics:

(1)	The power to direct activities at Infobird Beijing that most significantly impact such entity’s economic performance, and

(2)	The right to receive benefits from Infobird Beijing that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Infobird Beijing pays service fees equal to all of its net income to Infobird WFOE. The Contractual Arrangements are designed so that Infobird Beijing operates for the benefit of Infobird WFOE and ultimately, the Company.

Under the Contractual Arrangements, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the VIEs, except for registered capital and PRC statutory reserves, if any. As the VIEs are incorporated as limited liability companies under the Company Law of the PRC, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.

Accordingly, the accounts of Infobird Beijing are consolidated in the accompanying consolidated financial statements. In addition, its financial positions and results of operations are included in the Company’s consolidated financial statements.

The carrying amount of the VIEs’ consolidated assets and liabilities are as follows:

	December 31, 2019	December 31, 2018

Current assets	$5,944,254	$6,608,143
Other assets	5,194,972	3,761,784
Total assets	11,139,226	10,369,927
Total liabilities	(7,544,671)	(10,058,604)
Net assets	$3,594,555	$311,323

	December 31, 2019	December 31, 2018

Current liabilities:
Accounts payable	$1,160,125	$1,739,603
Short-term loans – bank	2,872,820	2,908,879
Short-term loans – related party	-	1,279,907
Interest payable – related party	538,047	526,123
Other payables and accrued liabilities	644,590	732,342
Deferred revenue	1,453,690	2,257,359
Taxes payable	673,792	559,659
Total current liabilities	7,343,064	10,003,872
Deferred tax liabilities	201,607	54,732
Total liabilities	$7,544,671	$10,058,604

The summarized operating results of the VIEs are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018

Operating revenues	$18,248,289	$18,789,550
Gross profit	10,261,143	9,485,747
Income from operations	6,038,880	3,067,668
Net income	$5,101,828	$2,442,375

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31, 2019	December 31, 2018

Accounts receivable	$2,323,328	$3,719,499
Allowance for doubtful accounts	(19,386)	(12,635)
Total accounts receivable, net	$2,303,942	$3,706,864

Movements of allowance for doubtful accounts are as follows:

	December 31, 2019	December 31, 2018

Beginning balance	$12,635	$17,430
Addition	15,250	67,634
Write off	(8,289)	(71,648)
Exchange rate effect	(210)	(781)
Ending balance	$19,386	$12,635

Note 5 – Property and equipment, net

Property and equipment consist of the following:

	December 31, 2019	December 31, 2018

Electronic devices	$123,697	$132,877
Office equipment, fixtures and furniture	78,148	79,129
Automobile	55,244	55,938
Computer and network equipment	322,209	310,792
Leasehold improvement	302,521	289,023
Construction in progress	1,799,997	1,784,288
Subtotal	2,681,816	2,652,047
Less: accumulated depreciation and amortization	(664,759)	(580,503)
Total	$2,017,057	$2,071,544

Depreciation expense for the years ended December 31, 2019 and 2018 amounted to $119,461 and $113,324, respectively. In 2019, the Company disposed of $28,142 of electronic equipment with accumulated depreciation of $27,298 for gross proceeds of $539 resulting in a loss on disposal of equipment of $305. In 2018, the Company disposed of $22,439 of electronic equipment with accumulated depreciation of $20,039 for gross proceeds of $567 resulting in a loss on disposal of equipment of $1,833.

Construction-in-progress consists of the following as of December 31, 2019:

Construction-in-progress description	Value	Estimated Completion date	Estimated Additional Cost to Complete
Guiyang Longdongbao Project (cloud computing facility in Guiyang)	$11,491,281	August 2022	Approximately $10 million

The Company completed the initial stage of the project, which included demolition, underground structure and design and permits. The Company is currently in negotiation with various contractors for the construction of the facility. As such, no significant contractual obligation regarding this project existed as of December 31, 2019. The Company is currently awaiting approval from the relevant governmental authorities and expects to begin construction within three months following such approval, and the project is estimated to be completed in late 2022.

Note 6 – Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of licensed software, capitalized development costs, platform system, and land use rights. The following table summarizes the components of acquired intangible asset balances as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Licensed software	$1,289,897	$ 1,306,087
Capitalized development costs	1,929,767	456,199
Platform system	41,081	41,597
Land use rights*	411,307	413,123
Less: accumulated amortization	(1,473,622)	(1,400,957)
Intangible assets, net	$2,198,430	$816,049

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

*On June 3, 2015, Infobird Guiyang signed a cloud computing development agreement with the local Guiyang government to promote development of the local cloud computing industry. See construction in progress in Note 5. The Company obtained land use rights in Guiyang, China for 9,760.8 square meters of land for approximately $4.7 million (RMB 32,532,746) through public bidding. The land is for building of technology related infrastructure only. In return, the Guiyang government will subsidize the cost of land through a form of cash grant in the amount of approximately $4.5 million (RMB 31,068,626). The Company received such grant in 2015. The grant was given to promote the local cloud computing industry, there are no services to perform on the part of the Company and the grant was given without restriction. The only condition is that the land use right acquired was to be used for the cloud computing industry only. The Company recorded the grant as a reduction of the related land use rights.

Amortization expense for the years ended December 31, 2019 and 2018 amounted to $84,068 and $228,604, respectively.

Amortization expense of capitalized development costs was $77,119, and $0 during the years ended December 31, 2019, and 2018, respectively. The carrying value of capitalized development costs at December 31, 2019 and 2018 was $1,852,648 and $456,199, respectively. No impairment of capitalized development costs were recognized as of December 31, 2019 and 2018.

The estimated amortization is as follows:

Twelve months ending December 31,	Estimated amortization expense

2020	$287,029
2021	396,153
2022	396,153
2023	396,153
2024	396,153
Thereafter	326,789
Total	$2,198,430

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2019	December 31, 2018

Salary payables	$606,056	$538,414
Employee reimbursement and benefit payables	24,284	172,574
Other miscellaneous payables	14,250	21,354
Total other payables and accrued liabilities	$644,590	$732,342

Note 8 – Short-term loans - bank

 Outstanding balances on short-term loans - bank consisted of the following:

Bank Name	Maturities	Interest rate	Collateral/Guarantee	December 31, 2019	December 31, 2018
Bank of Beijing	Matured in May, June, and July 2019 (1) and April 2020 (2) and matures in March and April 2021 (3)	5.2% - 5.7%	Guarantee by Beijing SMEs Credit Re-guarantee Co., Ltd*	$2,872,820	$2,908,879

*Beijing SMEs Credit Re-guarantee Co., Ltd is a financial services company and provides credit re-guarantee business and short-term capital operation to small and medium enterprises. The Company incurred approximately $72,000 and $42,000 of guarantee fees in 2019 and 2018. In addition, Qing Tang, the spouse of Yimin Wu, the Company’s Chairman of the Board of Directors and Chief Executive Officer, has provided real estate property as collateral of approximately $3.2 million (RMB 22,000,000) with Beijing SMEs Credit Re-guarantee Co., Ltd to secure the guarantee with Bank of Beijing.

(1) In May 2018, Infobird Beijing entered into a two-year line of credit agreement with Bank of Beijing pursuant to which Infobird Beijing may borrow up to approximately $2.9 million (RMB 20,000,000) for operation purposes. The line of credit entitles Infobird Beijing to enter into separate loan contracts under the line of credit. From May 2018 to July 2018, Infobird Beijing signed two loan contracts with Bank of Beijing to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bore an interest rate of 5.7% with the maturity dates in May, June, and July 2019. The Company fully repaid the loans in March 2019.

(2) In April 2019, Infobird Beijing renewed two loan contracts with Bank of Beijing to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bore an interest rate of 5.2% with the maturity date in April 2020 and were renewed as stated below.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) In March 2020, Infobird Beijing renewed the line of credit for a two-year period. In March and April 2020, Infobird Beijing renewed the two loan contracts with Bank of Beijing to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bear interest rates ranging from 4.8% to 5.0% with the maturity dates in March and April 2021.

Interest expense pertaining to the above short-term loans - bank for the years ended December 31, 2019 and 2018 amounted to $162,566 and $89,725, respectively.

Note 9 – Related party balances and transactions

Other receivables – related party

Name of Related Party	Term	Relationship	Nature	Maturity	December 31, 2019	December 31, 2018

Yimin Wu	Due on demand, interest free	Chairman of the Board of Directors and Chief Executive officer of the Company	Short-term advance	Due on demand	$-	$13,840

The Company made a short-term non-interest bearing advance of approximately $0.6 million (RMB 3,872,000) to Beijing Chengbaisheng Investment Management Limited Partnership, a company under the common control of Yimin Wu, in December 2017. The payment was received in January 2018.

Interest payable – related party

Name of Related Party	Relationship	Nature	December 31, 2019	December 31, 2018

Qing Tang	Spouse of Yimin Wu	Interest payable -Interest incurred from loan described above	$538,047	$526,123

Short-term loan – related party

Outstanding balances on short-term loan - related party consisted of the following:

Lender Name	Relationship	Maturities	Interest Rate	Collateral/ Guarantee	December 31, 2019	December 31, 2018
Qing Tang*	Spouse of Yimin Wu	Due on demand	18%	N/A	$-	$1,279,907

In July 2016, Infobird Beijing signed two loan contracts with a related party, Qing Tang, the spouse of Yimin Wu, to obtain loans for a total of approximately $1.3 million (RMB 8,800,000) for operation purposes. The loans bore a 1.5% monthly interest rate (18% annual interest rate) and were due on demand. By October 2019, the loans were fully repaid.

In June 2016, Infobird Beijing signed a loan agreement with Zhiguo Li, a shareholder of Infobird Beijing and a shareholder of one of our principal shareholders, CRExperience Limited, for approximately $0.5 million (RMB 3,000,000) for operation purposes. The loan bore a 1.5% monthly interest rate (18% annual interest rate) and was due on demand. The loan and interest was fully repaid in 2017 and 2018.

In June 2016, Infobird Beijing signed a loan agreement with Yimin Wu for approximately $0.15 million (RMB 1,000,000) for operation purposes. The loan bore a 1.5% monthly interest rate (18% annual interest rate) and was due on demand. We borrowed approximately $0.08 million (RMB 500,000) additionally in 2018 and repaid the full amount of the loan and interest by December 2018. In addition, Yimin Wu assumed a loan in the amount of approximately $0.2 million (RMB 1,536,844) from Beijing Mengdatong Technology Co., Ltd, a company under the common control of Yimin Wu, in 2017. The loan was interest free and was fully repaid in December 2018.

Interest expense pertaining to the above short-term loan - related party for the years ended December 31, 2019 and 2018 amounted to $176,354 and $365,100, respectively.

Loan Guarantee – related party

Qing Tang, the spouse of Yimin Wu, has provided real estate property as collateral of approximately $3.2 million (RMB 22,000,000) with Beijing SMEs Credit Re-guarantee Co., Ltd to secure a guarantee with Bank of Beijing for the line of credit in the amount of approximately $2.9 million (RMB 20,000,000). See Note 8 for more details.

Note 10 – Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hong Kong

Infobird HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Infobird HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Infobird WFOE, Infobird Beijing, Infobird Anhui, and Infobird Guiyang are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Infobird Beijing and Infobird Guiyang obtained the “high-tech enterprise” tax status in October 2017 and November 2016, respectively, which reduced their statutory income tax rate to 15% for a three year period. In November 2019, Infobird Guiyang’s “high-tech enterprise” tax status expired, and the Company has not renewed the “high-tech enterprise” tax status as of the date of this prospectus as Infobird Guiyang also qualifies for 15% preferential income tax rate for enterprises whose core business is one of the industrial projects listed in the Catalogue of Encouraged Industries in western regions of China.

In addition, 75% of research and development expenses of Infobird Beijing, Infobird Anhui, and Infobird Guiyang are subject to additional deduction from pre-tax income while such deduction cannot exceed the total amount of pre-tax income.

Tax savings for the years ended December 31, 2019 and 2018 amounted to $814,256 and $543,404, respectively, with the preferential tax rate reduction and additional deduction of 75% of research and development expenses.

The Company’s basic and diluted earnings per shares would have been lower by $0.04 and $0.03 per share for the years ended December 31, 2019 and 2018, respectively, without the preferential tax rate reduction and research and development expenses reduction.

Income tax expenses for the years ended December 31, 2019 and 2018 amounted to $673,034 and $145,263, respectively.

Significant components of the provision for income taxes are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018
Current	$316,944	$258,724
Deferred	356,090	(113,461)
Provision for income taxes	$673,034	$145,263

The following table reconciles China statutory rates to the Company’s effective tax rate:

	For the year ended December 31, 2019	For the year ended December 31, 2018

China statutory income tax rate	25.0%	25.0%
Preferential tax rate reduction	(6.9)%	(10.1)%
75% of research and development expenses deduction	(7.2)%	(10.9)%
Permanent difference	0.8%	1.6%
Effective tax rate	11.7%	5.6%

Deferred tax assets and liabilities – China

Significant components of deferred tax assets and liabilities were as follows:

	December 31,	December 31,
Deferred tax assets:	2019	2018
Allowance for doubtful account	$2,908	$2,065
Net operating loss carryforward	542,773	687,262
Deferred tax assets, net	545,681	689,327
Deferred tax liabilities:
Capitalized development costs	(285,827)	(68,430)
Deferred tax assets, net	$259,854	$620,897

Noncurrent deferred tax assets	$461,461	$675,629
Noncurrent deferred tax liabilities	(201,607)	(54,732)
Deferred tax assets, net	$259,854	$620,897

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018, the Company had net operating loss (NOL) carryforward of approximately $3.6 million and $4.6 million, respectively, from the Company’s PRC subsidiary, Infobird Guiyang, which was operating at a loss prior to the year ended December 31, 2018. The NOL will expire by December 31, 2023. As Infobird Guiyang has generated taxable income and started to utilize NOL for the year ended December 31, 2019, and is expected to continue generate positive taxable income in the coming years, the Company believes it is more likely than not that its PRC operations will be able to fully utilize its deferred tax assets related to the net operating loss carryforwards in the PRC.

In addition, the Company had $19,386 and $12,635 of allowance for doubtful accounts held at its profitable PRC VIEs as of December 31, 2019 and 2018, respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets for the profitable PRC VIEs as of December 31, 2019 and 2018. Thus, there were no valuation allowances as of December 31, 2019 and 2018 in respect to the deferred tax assets on allowance for doubtful accounts.

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of capitalized development costs. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2019 and 2018, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties tax for the years ended December 31, 2019 and 2018. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve (12) months from December 31, 2019.

Value added tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at a rate of 6% of the gross proceeds or at a rate approved by the Chinese local government.

Taxes payable consisted of the following:

	December 31, 2019	December 31, 2018

VAT taxes payable	$376,738	$320,247
Income taxes payable	276,284	213,576
Other taxes payable	20,770	25,836
Total	$673,792	$559,659

Note 11 – Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash in bank. As of December 31, 2019 and 2018, $3,507,217 and $2,709,677 were deposited with financial institutions located in the PRC, respectively. Deposit insurance system in China only insured each depositor at one bank for a maximum of approximately $73,000 (RMB 500,000). As of December 31, 2019 and 2018, $3,220,710 and $2,234,974 are over the China deposit insurance limit which is not covered by insurance.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company’s functional currency is the RMB, and its financial statements are presented in U.S. dollars. The RMB depreciated by 5.7% in fiscal year 2019 from December 31, 2018 to December 31, 2019. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Customer concentration risk

For the year ended December 31, 2019, China Guangfa Bank accounted for 77.3% of the Company’s total revenues. For the year ended December 31, 2018, China Guangfa Bank accounted for 76.7% of the Company’s total revenues.

As of December 31, 2019, China Guangfa Bank accounted for 77.6% and another customer accounted for 10.4% of the total balance of accounts receivable. As of December 31, 2018, China Guangfa Bank accounted for 88.4% of the total balance of accounts receivable.

Vendor concentration risk

For the year ended December 31, 2019, three vendors accounted for 16.0%, 13.1% and 10.3% of the Company’s total purchases, respectively. For the year ended December 31, 2018, three vendors accounted for 21.6%, 12.4% and 11.2% of the Company’s total purchases, respectively.

As of December 31, 2019, three vendors accounted for 18.6%, 12.9% and 12.3% of the total balance of accounts payable, respectively. As of December 31, 2018, three vendors accounted for 27.3%, 23.8% and 12.5% of the total balance of accounts payable, respectively.

Note 12 – Equity

Ordinary shares

Infobird Cayman was established under the laws of the Cayman Islands on March 26, 2020. The authorized number of ordinary shares is 50,000,000 shares with a par value of $0.001 per ordinary share, and 19,000,000 ordinary shares were issued on March 26, 2020. The Company has retroactively restated all shares and per share data for all the periods presented pursuant to ASC 260. As a result, the Company had 50,000,000 authorized ordinary shares, par value $0.001 per share, of which 19,000,000 were issued and outstanding as of December 31, 2019 and 2018.

Capital contributions

For the years ended December 31, 2019 and 2018, the Company’s shareholders made capital contributions of $0 and $202,104 to the Company, respectively.

Acquisition of noncontrolling interests

In August 2019, Infobird Beijing acquired an additional 18.18% of noncontrolling interests in Infobird Guiyang for approximately $1.8 million (RMB 12,360,000). The acquisition increased Infobird Beijing’s controlling interest in Infobird Guiyang from 72.00% to 90.18%. The excess of the price paid over the carrying value of noncontrolling interests, $1,685,154, was recorded as a reduction of the Company’s paid-in capital.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Infobird WFOE, Infobird Beijing, Infobird Anhui, and Infobird Guiyang (collectively “Infobird PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Infobird PRC entities.

Infobird PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Infobird PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Infobird PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, Infobird PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Infobird PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2019 and 2018, amounts restricted are the paid-in-capital, registered capital and statutory reserves of Infobird PRC entities, which amounted to $5,902,867, and $7,556,243, respectively.

Statutory reserves

During the years ended December 31, 2019 and 2018, Infobird PRC entities collectively attributed $31,778 and nil of retained earnings for their statutory reserves, respectively.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Commitments and contingencies

Lease commitments

The Company entered into sixteen non-cancellable operating lease agreements for twelve offices and four employee dormitories for the years ended December 31, 2019 and 2018. The Company’s commitment for minimum lease payments under the thirteen remaining operating leases as of December 31, 2019 for the next five years is as follows:

Twelve months ending December 31,	Minimum lease payment
2020	$375,062
2021	315,992
2022	62,274
Thereafter	-
Total minimum payments required	$753,328

Rent expense for the years ended December 31, 2019 and 2018 was $398,563 and $521,671, respectively.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

On July 20, 2012, Infobird Anhui signed a leasing agreement with Hefei Shushan Economic Development District Management Committee (“the Plaintiff”) to lease certain properties in the industry park managed by the Plaintiff. A supplemental agreement was subsequently signed on August 6, 2012 which amended the term of the lease and provided certain incentives and subsidies to Infobird Anhui. In June 2019, the Plaintiff filed a lawsuit in Shushan District People’s Court against Infobird Anhui claiming the incentives and subsidy provided to Infobird Anhui was indeed a loan and Infobird Anhui was in default of loan contract of approximately $0.9 million (RMB 6,400,000). On August 1, 2019, Shushan District People’s Court issued a civil judgment against the Plaintiff. The Plaintiff subsequently filed an appeal in Anhui Province Hefei City Intermediary People’s Court. The Court ruled against the Plaintiff on December 3, 2019. The case was concluded and no contingent loss was recorded on the Company’s financial statements.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Infobird WFOE and the VIEs are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Note 14 – Segment information and revenue analysis

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company and hence the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Disaggregated information of revenues by business lines are as follows:

	For the year ended December 31, 2019	For the year ended December 31, 2018

Standard cloud-based services	$2,018,919	$2,064,669
Customized cloud-based services	12,865,074	12,663,985
BPO services	2,007,919	1,994,501
Other revenues	1,356,377	2,066,395
Total revenues	$18,248,289	$18,789,550

Note 15– Subsequent Events

In December 2019, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly to many parts of China and other parts of the world, including the United States. The epidemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of the Company’s revenue is concentrated in China. Consequently, the COVID-19 pandemic may materially and adversely affect the Company’s business operations, financial condition and operating results for 2020, including but not limited to a material negative impact on the Company’s total revenues, slower collection of accounts receivables and additional allowance for doubtful accounts. Because of the significant uncertainties surrounding the COVID-19 pandemic, the extent of the business disruptions and the related financial impacts cannot be reasonably estimated at this time.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Condensed financial information of the parent company (unaudited)

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08(e)(3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for Infobird Co., Ltd, the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2019 and 2018.

INFOBIRD CO., LTD BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
OTHER ASSETS
Investment in subsidiaries	$3,424,072	$290,666

Total assets	$3,424,072	$290,666

LIABILITIES AND EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

EQUITY

Ordinary shares, $0.001 par value, 50,000,000 shares authorized, 19,000,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively*	19,000	19,000
Additional paid-in capital	5,852,089	7,537,243
Statutory reserves	31,778	-
Accumulated deficit	(2,508,120)	(7,323,699)
Accumulated other comprehensive income	29,325	58,122
Total equity	3,424,072	290,666

Total liabilities and equity	$3,424,072	$290,666

 * Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INFOBIRD CO., LTD STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2019	2018

EQUITY INCOME OF SUBSIDIARIES AND VIES	$4,847,357	$2,604,587

NET INCOME	4,847,357	2,604,587

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(28,797)	22,803
COMPREHENSIVE INCOME	$4,818,560	$2,627,390

INFOBIRD CO., LTD STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,847,357	$2,604,587
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries and VIEs	(4,847,357)	(2,604,587)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

INFOBIRD CO., LTD AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$1,213,730	$3,509,420
Accounts receivable, net	4,736,946	2,303,942
Other receivables	77,707	61,928
Prepayments	87,306	68,964
Total current assets	6,115,689	5,944,254

OTHER ASSETS
Property and equipment, net	1,975,518	2,017,057
Long-term deposits	158,925	138,286
Intangible assets, net	2,898,389	2,198,430
Deferred tax assets	407,262	461,461
Deferred offering cost	457,584	379,738
Total other assets	5,897,678	5,194,972

Total assets	$12,013,367	$11,139,226

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$564,974	$1,160,125
Short-term loan- bank	2,830,816	2,872,820
Interest payable- related party	530,180	538,047
Other payables and accrued liabilities	506,250	644,590
Deferred revenue	1,538,459	1,453,690
Taxes payable	674,952	673,792
Total current liabilities	6,645,631	7,343,064

DEFERRED TAX LIABILITIES	260,514	201,607

Total liabilities	6,906,145	7,544,671

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Ordinary shares,$0.001 par value, 50,000,000 shares authorized, and 19,000,000 outstanding as of June 30, 2020, and December 31, 2019*	19,000	19,000
Additional paid-in capital	5,852,089	5,852,089
Statutory reserves	107,735	31,778
Accumulated deficits	(1,080,715)	(2,508,120)
Accumulated other comprehensive (loss) income	(29,281)	29,325
Total shareholders’ equity attributable to Infobird Co., Ltd	4,868,828	3,424,072

Noncontrolling interests	238,394	170,483
Total equity	5,107,222	3,594,555

Total liabilities and equity	$12,013,367	$11,139,226

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended
	June 30,	June 30,
	2020	2019
	(Unaudited)	(Unaudited)

REVENUES	$6,232,741	$9,356,638
COST OF REVENUES	2,165,643	4,556,874

GROSS PROFIT	4,067,098	4,799,764

OPERATING EXPENSES:
Selling	783,945	778,505
General and administrative	838,995	564,179
Research and development	692,121	1,160,376
Total operating expenses	2,315,061	2,503,060

INCOME FROM OPERATIONS	1,752,037	2,296,704

OTHER INCOME (EXPENSE)
Interest income	3,598	3,663
Interest expense	(133,446)	(275,786)
Other income, net	60,170	25,107
Total other expense, net	(69,678)	(247,016)

INCOME BEFORE INCOME TAXES	1,682,359	2,049,688

PROVISION FOR INCOME TAX	109,818	95,261

NET INCOME	1,572,541	1,954,427

Less: Net income attributable to noncontrolling interests	69,179	138,492

NET INCOME ATTRIBUTABLE TO INFOBIRD CO., LTD	$1,503,362	$1,815,935

NET INCOME	1,572,541	1,954,427

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(59,874)	(22,694)

TOTAL COMPREHENSIVE INCOME	1,512,667	1,931,733

Less: Comprehensive income attributable to noncontrolling interests	67,911	137,361

COMPREHENSIVE INCOME ATTRIBUTABLE TO INFOBIRD CO., LTD	$1,444,756	$1,794,372

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	19,000,000	19,000,000

EARNINGS PER SHARE
Basic and diluted*	$0.08	$0.10

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

				Retained earnings		Accumulated
			Additional	(accumulated deficit)		other
	Ordinary shares		paid-in	Statutory		comprehensive	Noncontrolling
	Shares*	Par value	capital	reserves	Unrestricted	income	interests	Total
BALANCE, December 31, 2018	19,000,000	$19,000	$7,537,243	$-	$(7,323,699)	$58,122	$20,657	$311,323
Net income attributable to Beijing Infobird Co., Ltd	-	-	-	-	1,815,935	-	-	1,815,935
Net income attributable to noncontrolling interests	-	-	-	-	-	-	138,492	138,492
Statutory reserve	-	-	-	32,361	(32,361)	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	(21,563)	(1,131)	(22,694)
BALANCE, June 30, 2019 (unaudited)	19,000,000	$19,000	$7,537,243	$32,361	$(5,540,125)	$36,559	$158,018	$2,243,056

				Retained earnings		Accumulated
			Additional	(accumulated deficit)		other
	Ordinary shares		paid-in	Statutory		comprehensive	Noncontrolling
	Shares*	Par value	capital	reserves	Unrestricted	income (loss)	interests	Total
BALANCE, December 31, 2019	19,000,000	$19,000	$5,852,089	$31,778	$(2,508,120)	$29,325	$170,483	$3,594,555
Net income attributable to Beijing Infobird Co., Ltd	-	-	-	-	1,503,362	-	-	1,503,362
Net income attributable to noncontrolling interests	-	-	-	-	-	-	69,179	69,179
Statutory reserve	-	-	-	75,957	(75,957)	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	(58,606)	(1,268)	(59,874)
BALANCE, June 30, 2020 (unaudited)	19,000,000	$19,000	$5,852,089	$107,735	$(1,080,715)	$(29,281)	$238,394	$5,107,222

* Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,	June 30,
	2020	2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,572,541	$1,954,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,860	76,386
Amortization	151,863	47,080
Provision for doubtful accounts	72,337	77,329
Deferred taxes expense	109,818	67,126
Change in operating assets and liabilities
Accounts receivable	(2,550,569)	(335,005)
Other receivables	(18,114)	(4,296)
Prepayments	(27,117)	(13,592)
Long-term prepaid expense	(22,767)	(145,998)
Accounts payable	(580,894)	(31,081)
Deferred revenue	106,519	(30,643)
Other payables and accrued liabilities	(129,518)	(111,154)
Taxes payable	11,064	(78,277)
Net cash provided by (used in) operating activities	(1,246,977)	1,472,302

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(36,727)	(63,967)
Payments for construction in progress	-	(480,468)
Costs to obtain and develop software	(887,390)	(385,921)
Net cash used in investing activities	(924,117)	(930,356)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of deferred offering costs	(83,788)	-
Proceeds from short term loan - bank	2,844,061	2,948,276
Repayment for short term loan - bank	(2,844,061)	(2,948,276)
Repayment for short term loan - related party	-	(226,552)
Net cash used in financing activities	(83,788)	(226,552)

EFFECT OF EXCHANGE RATE CHANGES	(40,808)	409

NET CHANGE IN CASH	(2,295,690)	315,803

CASH, beginning of period	3,509,420	2,711,366

CASH, end of period	$1,213,730	$3,027,169

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$57,132	$179,701
Cash paid for interest	$135,125	$155,618

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of equipment with prepayment	$9,028	$-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Infobird Co., Ltd (“Infobird Cayman” or the “Company”) is a holding company incorporated on March 26, 2020 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Infobird International Limited (“Infobird HK”) established under the laws of Hong Kong on April 21, 2020.

Infobird HK is also a holding company holding all of the outstanding equity of Infobird Digital Technology (Beijing) Co., Ltd (“Infobird WFOE”) which was established on May 20, 2020 under the laws of the People’s Republic of China (“PRC” or “China”).

The Company, through its variable interest entity (“VIE”), Beijing Infobird Software Co., Ltd (“Infobird Beijing”), a PRC limited liability company established on October 26, 2001, and through its subsidiaries, is a software-as-a-service (“SaaS”) provider of innovative AI-powered (artificial intelligence enabled) customer engagement solutions in China. The Company primarily provides standard and customized customer relationship management cloud-based services, such as SaaS, and business process outsourcing (“BPO”), services to its clients.

On October 17, 2013, Infobird Beijing established its 90.18% owned subsidiary, Guiyang Infobird Cloud Computing Co., Ltd (“Infobird Guiyang”), a PRC limited liability company. Infobird Guiyang also engages in software development and mainly provides BPO services to its customers. On June 20, 2012, Infobird Beijing established a 99.95% owned subsidiary, Anhui Infobird Software Information Technology Co., Ltd (“Infobird Anhui”), a PRC limited liability company. Infobird Anhui also engages in software development and mainly provides cloud services and technology solutions to customers.

On May 27, 2020, Infobird Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned all of the equity interests of Infobird Cayman prior to the reorganization. Infobird Cayman and Infobird HK were established as the holding companies of Infobird WFOE. Infobird WFOE is the primary beneficiary of Infobird Beijing and its subsidiaries. All of these entities are under common control which results in the consolidation of Infobird Beijing and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The unaudited interim condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of Infobird Cayman.

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of Infobird Cayman and each of the following entities:

Name	Background	Ownership
Infobird International Limited (“Infobird HK”)	● A Hong Kong company ● Incorporated on April 21, 2020 ● A holding company	100% owned by Infobird Cayman
Infobird Digital Technology (Beijing) Co., Ltd (“Infobird WFOE”)	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on May 20, 2020 ● Registered capital of $15,000,000 (RMB 106,392,000) ● A holding company	100% owned by Infobird HK
Beijing Infobird Software Co., Ltd (“Infobird Beijing”)	● A PRC limited liability company ● Incorporated on October 26, 2001 ● Registered capital of $2,417,947 (RMB 16,624,597) ● Software developing that provides software as a service (SaaS)	VIE of Infobird WFOE
Guiyang Infobird Cloud Computing Co., Ltd (“Infobird Guiyang”)	● A PRC limited liability company ● Incorporated on October 17, 2013 ● Registered capital of $1,777,645 (RMB 12,222,200) ● Software developing that provides software as a service (SaaS)	90.18% owned by Infobird Beijing
Anhui Infobird Software Information Technology Co., Ltd (“Infobird Anhui”)	● A PRC limited liability company ● Incorporated on June 20, 2012 ● Registered capital of $1,454,440 (RMB 10,000,000) ● Software developing that provides software as a service (SaaS)	99.95% owned by Infobird Beijing

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, the development and operation of information technology in China, including cloud computing and big data analytics, the Company operates its businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. Neither the Company nor its subsidiaries own any equity interest in Infobird Beijing. As such, Infobird Beijing is controlled through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements consist of a series of three agreements, along with shareholders’ powers of attorney (“POAs”) and spousal consent letters (collectively the “Contractual Arrangements”, which were signed on May 27, 2020).

The significant terms of the Contractual Arrangements are as follows:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between Infobird WFOE and Infobird Beijing, Infobird WFOE has the exclusive right to provide Infobird Beijing with technical support services, consulting services and other services, including technical support and training, business management consultation, consultation, collection and research of technology and market information, marketing and promotion services, customer order management and customer services, lease equipment or properties, provide legitimate rights to use software license, provide deployment, maintenances and upgrade of software, design installation, daily management, maintenance and updating network system, hardware and database, and other services requested by Infobird Beijing from time to time to the extent permitted under PRC law. In exchange, Infobird WFOE is entitled to a service fee that equals to all of the consolidated net income. The service fee may be adjusted by Infobird WFOE based on the actual scope of services rendered by Infobird WFOE and the operational needs and expanding demands of Infobird Beijing. Pursuant to the exclusive business cooperation agreement, the service fees may be adjusted based on the actual scope of services rendered by Infobird WFOE and the operational needs of Infobird Beijing.

The exclusive business cooperation agreement remains in effect unless terminated in accordance with the following provision of the agreement or terminated in writing by Infobird WFOE.

During the term of the exclusive business cooperation agreement, Infobird WFOE and Infobird Beijing shall renew the operation term prior to the expiration thereof so as to enable the exclusive business cooperation agreement to remain effective. The exclusive business cooperation agreement shall be terminated upon the expiration of the operation term of either Infobird WFOE or Infobird Beijing if the application for renewal of the operation term is not approved by relevant government authorities. If an application for renewal of the operation term is not approved, according to the PRC Company Law, the expiration of the operation term may lead to the dissolution and cancellation of such PRC company.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Exclusive Option Agreements

Pursuant to the exclusive option agreements among Infobird WFOE, Infobird Beijing and the shareholders who collectively owned all of Infobird Beijing, such shareholders jointly and severally grant Infobird WFOE an option to purchase their equity interests in Infobird Beijing. The purchase price shall be the lowest price then permitted under applicable PRC laws. Infobird WFOE or its designated person may exercise such option at any time to purchase all or part of the equity interests in Infobird Beijing until it has acquired all equity interests of Infobird Beijing, which is irrevocable during the term of the agreements.

The exclusive option agreements remains in effect until all equity interest held by shareholders in Infobird Beijing has been transferred or assigned to Infobird WFOE and/or any other person designated by the Infobird WFOE in accordance with such agreement.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreements, among Infobird WFOE, Infobird Beijing, and the shareholders who collectively owned all of Infobird Beijing, such shareholders pledge all of the equity interests in Infobird Beijing to Infobird WFOE as collateral to secure the obligations of Infobird Beijing under the exclusive business cooperation agreement and exclusive option agreements. These shareholders are prohibited from transferring the pledged equity interests without the prior consent of Infobird WFOE unless transferring the equity interests to Infobird WFOE or its designated person in accordance to the exclusive option agreements.

The equity interest pledge agreements shall come into force the date on which the pledged interests are recorded, which is within three (3) days after signing of the agreements on May 27, 2020, under Infobird Beijing’s register of shareholders and are registered with the competent Administration for Market Regulation of Infobird Beijing until all of the obligations to Infobird WFOE have been fulfilled completely by Infobird Beijing. Infobird Beijing intends to register the pledges of equity interest of shareholders with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law.

Shareholders’ Powers of Attorney (“POAs”)

Pursuant to the shareholders’ POAs, the shareholders of Infobird Beijing give Infobird WFOE an irrevocable proxy to act on their behalf on all matters pertaining to Infobird Beijing and to exercise all of their rights as shareholders of Infobird Beijing, including the (i) right to attend shareholders meeting; (ii) to exercise voting rights and all of the other rights including but not limited to the sale or transfer or pledge or disposition of the shares held in part or in whole; and (iii) designate and appoint on behalf of the shareholder the legal representative, the directors, supervisors, the chief executive officer and other senior management members of Infobird Beijing, and to sign transfer documents and any other documents in relation to the fulfillment of the obligations under the exclusive option agreements and the equity interest pledge agreements. The shareholders’ POAs shall remain in effect while the shareholders of Infobird Beijing hold the equity interests in Infobird Beijing.

Spousal Consent Letters

Pursuant to the spousal consent letters, the spouses of the shareholders of Infobird Beijing commit that they have no right to make any assertions in connection with the equity interests of Infobird Beijing, which are held by the shareholders. In the event that the spouses obtain any equity interests of Infobird Beijing, which are held by the shareholders, for any reasons, the spouses of the shareholders shall be bound by the exclusive option agreement, the equity interest pledge agreement, the shareholder POA and the exclusive business cooperation agreement and comply with the obligations thereunder as a shareholder of Infobird Beijing. The letters are irrevocable and shall not be withdrawn without the consent of Infobird WFOE.

Based on the foregoing contractual arrangements, which grant Infobird WFOE effective control of Infobird Beijing and subsidiaries and enable Infobird WFOE to receive all of their expected residual returns, the Company accounts for Infobird Beijing as a VIE. Accordingly, the Company consolidates the accounts of Infobird Beijing and subsidiaries for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 2 – Summary of significant accounting policies

Liquidity

In assessing liquidity, the Company monitors and analyzes cash on-hand and operating expenditure commitments. The Company’s liquidity needs are to meet working capital requirements and operating expense obligations. To date, the Company financed its operations primarily through cash flows from operations and short-term borrowing from banks and related parties. The Company’s major customer, China Guangfa Bank, accounted for 75.5% and 81.0% of the Company’s total revenues for the six months ended June 30, 2020 and 2019, respectively, of which the Company collected approximately $2.3 million and $7.8 million in cash, respectively. The loss of the major customer or a reduction in usage by the major customer would adversely impact the Company’s liquidity.

Historically, the Company finances its operations through internally generated cash, short-term loans and payable from related parties. As of June 30, 2020, the Company had approximately $1.2 million in cash which primarily consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use and are deposited with banks in China. Although the Company’s working capital deficit was approximately $0.5 million at June 30, 2020, approximately $1.5 million of which was deferred revenue which the Company expects to realize and the Company does not expect to make any significant refund based on historical experience. Therefore, the Company’s working capital excluding deferred revenue was approximately $1.0 million. The Company will require a minimum of approximately $4.0 million over the next twelve months to operate at its current level, either from revenues or funding.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financing from PRC banks and other financial institutions; and

●	financial support from the Company’s related parties and shareholders.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due over the next twelve (12) months.

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the SEC, regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The results of operations are not necessarily indicative of results to be expected for any other interim period or for the full year. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended December 31, 2019 and 2018.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and VIE and its subsidiaries (“VIEs”) over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Use of estimates and assumptions

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the useful lives of plant and equipment and intangible assets, capitalized development costs, impairment of long-lived assets, allowance for doubtful accounts, revenue recognition, allowance for deferred tax assets and uncertain tax position. The inputs into the Company’s judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Actual results could differ from these estimates.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. The Company in China conducts its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities are translated at the noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York at the end of the period. The statement of income accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income (loss) amounted to ($29,281) and $29,325 as of June 30, 2020 and December 31, 2019, respectively. The balance sheet amounts, with the exception of equity at June 30, 2020 and December 31, 2019 were translated at 7.0651 RMB and 6.9618 RMB, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income accounts for the six months ended June 30, 2020 and 2019 were 7.0322 RMB and 6.7836 RMB to $1.00, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Noncontrolling Interests

The Company’s noncontrolling interests represent the minority shareholders’ ownership interests related to the Company’s subsidiaries, including 0.05% for Infobird Anhui for both the six months ended June 30, 2020 and the year ended December 31, 2019, and 9.82% for Infobird Guiyang for both the six months ended June 30, 2020 and the year ended December 31, 2019. The Company repurchased 18.18% of noncontrolling interests in Infobird Guiyang in 2019, resulting in noncontrolling interests of 9.82% for Infobird Guiyang for the year ended December 31, 2019. Excess of payment made to noncontrolling shareholders over carrying value of the entity is recorded as reduction in additional paid in capital. The noncontrolling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Noncontrolling interests in the results of the Company are presented on the consolidated statement of operations as allocations of the total income or loss for the year between noncontrolling interests holders and the shareholders of the Company.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Noncontrolling interests consist of the following:

	June 30,	December 31,
	2020	2019
	(Unaudited)
Infobird Guiyang	$239,143	$170,623
Infobird Anhui	(749)	(140)
Total	$238,394	$170,483

Revenue recognition

The Company’s revenue recognition is accounted under ASC Topic 606, “Revenue from Contracts with Customers” which requires the Company to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers.

The Company generates revenues from sales of software products, services and cloud, which include software-as-a-service, technical services, network connectivity, hosting, training, and support and maintenance.

The Company recognizes revenue which represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company identifies contractual performance obligations and determines whether revenue should be recognized at a point in time or over time, based on when control of goods and services are provided to customers. The Company’s contracts with customers generally do not include a general right of return relative to the delivered products or services.

The Company applied practical expedient when sales taxes were collected from customers, meaning sales tax is recorded net of revenue, instead of cost of revenue, which are subsequently remitted to governmental authorities and are excluded from the transaction price.

Revenue recognition policies for each type of revenue stream are as follow:

(1) Revenue from customized cloud-based services

The Company derives its customized cloud-based revenues from subscription services which are comprised of subscription fee from granting customers access to the customized SaaS, voice/data plan, which includes telecommunication usage such as telephone calls and messaging that our customers can subscribe for, and technical support. The provision of customized SaaS, voice/data plan and technical support is considered as one performance obligation as the services provided are not distinct within the context of the contract whereas the customer can only obtain benefit when the services are provided together. The Company uses monthly utilization records based on number of user accounts subscribed by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services.

As of June 30, 2020, the Company derived all of its customized cloud-based revenues from China Guangfa Bank. The Company has entered into contracts with China Guangfa Bank where the amounts charged per user account were fixed and determinable, and the specific terms of the contracts were agreed to by the Company and China Guangfa Bank. Contract performance periods are generally fifteen months, and payment terms are generally a specified percentage prepaid based on estimated usage, and the remaining to be billed monthly based on actual usage. Contracts generally do not contain significant financing components or variable consideration.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

(2) Revenue from standard cloud-based services

The Company also derives its standard cloud-based revenues from subscription services which are comprised of subscription fee from granting customers access to its software through the internet. The Company’s standard cloud-based solutions represent a series of services such as calling, voice recording and technical support. These services are made available to the customer continuously throughout the contractual period, however, the extent to which the customer uses the services may vary at the customers’ discretion. The standard cloud-based services are considered to have one single performance obligation. The Company uses monthly utilization records based on number of user accounts subscribed by customers, an output measure, to recognize revenue over time as there is simultaneous consumption and delivery of services.

The Company also enters into contracts with customers where the customers pay a fixed fee to access a fixed number of user accounts over the subscription period as specified in the contracts; therefore, the customers receive and consume the benefits of the cloud services throughout the subscription period so revenue is recognized ratably over the contractual subscription period that the services are delivered, beginning on the date the service is made available to the customers.

Contract performance periods generally are one year, and pursuant to the contracts, full payments are generally collected in advance, with payment to be made within three months after execution of the contract. Contracts generally do not contain significant financing components or variable consideration.

(3) Revenue from BPO services

The Company provides BPO services to operate the call centers for its customers. Customers using these services are not permitted to take possession of the Company’s software and the contract term is for a defined period, where customers pay a monthly service fee. These services are considered as one performance obligation as the customers do not obtain benefit for each separate service. Revenues are recognized over time over contractual period using the time elapsed output method as BPO services are provided.

Contract performance periods generally are one year and pursuant to the contracts, full payments for several months of services are generally collected in advance. Contracts generally do not contain significant financing components or variable consideration.

(4) Professional services and other revenues

The Company also generates revenue from sales of software license, data analysis services and other professional services where a separate contract is entered into with the customer when the customer needs the product or services.

Software license revenues are recognized at the point in time when the software license is delivered and the customer obtains control of the asset.

The service revenue from data analysis service is recognized based on the service performed, an output measure, over the contractual period.

Other professional services consists primarily of technical consulting services. The Company recognizes revenue ratably over the contractual period as the customer simultaneously receives and consumes the benefits as the Company performs.

Contract performance periods range from month to month, completion of service (software license) to one year, and payment terms are generally prepaid to 30 days. Contracts generally do not contain significant financing components or variable consideration.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Advertising costs

Advertising costs amounted to $20,207 and $33,510 for the six months ended June 30, 2020 and 2019, respectively. Advertising costs are expensed as incurred and included in selling expenses.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2020 and for the years ended December 31, 2019, there were no dilutive shares.

Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are PRC government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $369,408 and $430,956 for the six months ended June 30, 2020 and 2019, respectively.

Note 3 – Variable interest entity

On May 27, 2020, Infobird WFOE entered into the Contractual Arrangements with Infobird Beijing. The significant terms of these Contractual Arrangements are summarized in “Note 1 – Nature of business and organization” above. As a result, the Company classifies Infobird Beijing as a VIE which should be consolidated based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Infobird WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Infobird Beijing because it has both of the following characteristics:

(1)	The power to direct activities at Infobird Beijing that most significantly impact such entity’s economic performance, and

(2)	The right to receive benefits from Infobird Beijing that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Infobird Beijing pays service fees equal to all of its net income to Infobird WFOE. The Contractual Arrangements are designed so that Infobird Beijing operates for the benefit of Infobird WFOE and ultimately, the Company.

Under the Contractual Arrangements, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs. Therefore, the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the VIEs, except for registered capital and PRC statutory reserves, if any. As the VIEs are incorporated as limited liability companies under the Company Law of the PRC, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Accordingly, the accounts of Infobird Beijing are consolidated in the accompanying unaudited interim condensed consolidated financial statements. In addition, its financial positions and results of operations are included in the Company’s unaudited interim condensed consolidated financial statements.

The carrying amount of the VIEs’ consolidated assets and liabilities are as follows:

	June 30, 2020	December 31, 2019
	(Unaudited)
Current assets	$6,115,689	$5,944,254
Other assets	5,897,678	5,194,972
Total assets	12,013,367	11,139,226
Total liabilities	(6,906,145)	(7,544,671)
Net assets	$5,107,222	$3,594,555

	June 30, 2020	December 31, 2019
	(Unaudited)
Current liabilities:
Accounts payable	$564,974	$1,160,125
Short-term loans – bank	2,830,816	2,872,820
Interest payable – related party	530,180	538,047
Other payables and accrued liabilities	506,250	644,590
Deferred revenue	1,538,459	1,453,690
Taxes payable	674,952	673,792
Total current liabilities	6,645,631	7,343,064
Deferred tax liabilities	260,514	201,607
Total liabilities	$6,906,145	$7,544,671

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

The summarized operating results of the VIEs are as follows:

	For the six months ended June 30, 2020	For the six months ended June 30, 2019
	(Unaudited)	(Unaudited)
Operating revenues	$6,232,741	$9,356,638
Gross profit	4,067,098	4,799,764
Income from operations	1,752,037	2,296,704
Net income	$1,572,541	$1,954,427

Note 4 – Accounts receivable, net

Accounts receivable, net consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Accounts receivable	$4,828,049	$2,323,328
Allowance for doubtful accounts	(91,103)	(19,386)
Total accounts receivable, net	$4,736,946	$2,303,942

Movements of allowance for doubtful accounts are as follows:

	June 30, 2020	December 31, 2019
	(Unaudited)
Beginning balance	$19,386	$12,635
Addition	72,337	15,250
Write off	-	(8,289)
Exchange rate effect	(620)	(210)
Ending balance	$91,103	$19,386

Note 5 – Property and equipment, net

Property and equipment consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Electronic devices	$127,224	$123,697
Office equipment, fixtures and furniture	77,006	78,148
Automobile	54,437	55,244
Computer and network equipment	327,769	322,209
Leasehold improvement	304,586	302,521
Construction in progress	1,797,126	1,799,997
Subtotal	2,688,148	2,681,816
Less: accumulated depreciation and amortization	(712,630)	(664,759)
Total	$1,975,518	$2,017,057

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Depreciation expense for the six months ended June 30, 2020 and 2019 amounted to $57,860 and $76,386, respectively.

Construction-in-progress consists of the following as of June 30, 2020:

Construction-in-progress description	Value	Estimated Completion date	Estimated Additional Cost to Complete
Guiyang Longdongbao Project (cloud computing facility in Guiyang)	$11,323,265	August 2022	Approximately $10 million

The Company completed the initial stage of the project, which included demolition, underground structure and design and permits. The Company is currently in negotiation with various contractors for the construction of the facility. As such, no significant contractual obligation regarding this project existed as of June 30, 2020. The Company is currently awaiting approval from the relevant governmental authorities and expects to begin construction within three months following such approval, and the project is estimated to be completed in late 2022.

Note 6 – Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of licensed software, capitalized development costs, platform system, and land use rights. The following table summarizes the components of acquired intangible asset balances as of June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
	(Unaudited)
Licensed software	$1,271,036	$1,289,897
Capitalized development costs	2,781,552	1,929,767
Platform system	40,481	41,081
Land use rights*	402,037	411,307
Less: accumulated amortization	(1,596,717)	(1,473,622)
Intangible assets, net	$2,898,389	$2,198,430

*On June 3, 2015, Infobird Guiyang signed a cloud computing development agreement with the local Guiyang government to promote development of the local cloud computing industry. See construction in progress in Note 5. The Company obtained land use rights in Guiyang, China for 9,760.8 square meters of land for approximately $4.7 million (RMB 32,532,746) through public bidding. The land is for building of technology related infrastructure only. In return, the Guiyang government will subsidize the cost of land through a form of cash grant in the amount of approximately $4.5 million (RMB 31,068,626). The Company received such grant in 2015. The grant was given to promote the local cloud computing industry, there are no services to perform on the part of the Company and the grant was given without restriction. The only condition is that the land use right acquired was to be used for the cloud computing industry only. The Company recorded the grant as a reduction of the related land use rights.

Amortization expense for the six months ended June 30, 2020 and 2019 amounted to $151,863 and $47,080, respectively.

Amortization expense of capitalized development costs was $143,542, and $41,846 during the six months ended June 30, 2020 and 2019, respectively. The carrying value of capitalized development costs at June 30, 2020 and December 31, 2019 was $2,563,272 and $1,852,648, respectively. No impairment of capitalized development costs were recognized as of June 30, 2020 and December 31, 2019.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

The estimated amortization is as follows:

Twelve months ending June 30,	Estimated amortization expense

2021	$566,361
2022	566,361
2023	566,361
2024	520,943
2025	393,500
Thereafter	284,863
Total	$2,898,389

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
Salary payables	$496,368	$606,056
Employee reimbursement and benefit payables	6,362	24,284
Other miscellaneous payables	3,520	14,250
Total other payables and accrued liabilities	$506,250	$644,590

Note 8 – Short-term loans - bank

 Outstanding balances on short-term loans - bank consisted of the following:

Bank Name	Maturities	Interest rate	Collateral/Guarantee	June 30, 2020	December 31, 2019
				(Unaudited)
Bank of Beijing	Matured in May, June, and July 2019 (1) and April 2020 (2) and matures in March and April 2021 (3)	5.2% - 5.7%	Guarantee by Beijing SMEs Credit Re-guarantee Co., Ltd*	$2,830,816	$2,872,820

*Beijing SMEs Credit Re-guarantee Co., Ltd is a financial services company and provides credit re-guarantee business and short-term capital operation to small and medium enterprises. The Company incurred approximately $65,000 and $74,000 of guarantee fees during the six months ended June 30, 2020 and 2019. In addition, Qing Tang, the spouse of Yimin Wu, the Company’s Chairman of the Board of Directors and Chief Executive Officer, has provided real estate property as collateral of approximately $3.2 million (RMB 22,000,000) with Beijing SMEs Credit Re-guarantee Co., Ltd to secure the guarantee with Bank of Beijing.

(1) In May 2018, Infobird Beijing entered into a two-year line of credit agreement with Bank of Beijing pursuant to which Infobird Beijing may borrow up to approximately $2.9 million (RMB 20,000,000) for operation purposes. The line of credit entitles Infobird Beijing to enter into separate loan contracts under the line of credit. From May 2018 to July 2018, Infobird Beijing signed two loan contracts with Bank of Beijing to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bore an interest rate of 5.7% with the maturity dates in May, June, and July 2019. The Company fully repaid the loans in March 2019.

(2) In April 2019, Infobird Beijing renewed two loan contracts with Bank of Beijing to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bore an interest rate of 5.2% with the maturity date in April 2020 and were renewed as stated below.

(3) In March 2020, Infobird Beijing renewed the line of credit for a two-year period. In March and April 2020, Infobird Beijing renewed the two loan contracts with Bank of Beijing to obtain loans in a total amount of approximately $2.9 million (RMB 20,000,000) for operation purposes. The loans bear interest rates ranging from 4.8% to 5.0% with the maturity dates in March and April 2021.

Interest expense pertaining to the above short-term loans - bank for the six months ended June 30, 2020 and 2019 amounted to $133,446 and $154,338, respectively.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 9 – Related party balances and transactions

Interest payable – related party

Name of Related Party	Relationship	Nature	June 30, 2020	December 31, 2019
			(Unaudited)
Qing Tang	Spouse of Yimin Wu	Interest payable -Interest incurred from loan described above	$530,180	$538,047

Short-term loan – related party

Outstanding balances on short-term loan - related party consisted of the following:

In July 2016, Infobird Beijing signed two loan contracts with a related party, Qing Tang, the spouse of Yimin Wu, to obtain loans for a total of approximately $1.3 million (RMB 8,800,000) for operation purposes. The loans bore a 1.5% monthly interest rate (18% annual interest rate) and were due on demand. By October 2019, the principal of the loans were fully repaid.

Interest expense pertaining to the above short-term loan - related party for the six months ended June 30, 2020 and 2019 amounted to $0 and $115,152, respectively.

Loan Guarantee – related party

Qing Tang, the spouse of Yimin Wu, has provided real estate property as collateral of approximately $3.2 million (RMB 22,000,000) with Beijing SMEs Credit Re-guarantee Co., Ltd to secure a guarantee with Bank of Beijing for the line of credit in the amount of approximately $2.9 million (RMB 20,000,000). See Note 8 for more details.

Note 10 – Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Infobird HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Infobird HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

PRC

Infobird WFOE, Infobird Beijing, Infobird Anhui, and Infobird Guiyang are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Infobird Beijing and Infobird Guiyang obtained the “high-tech enterprise” tax status in October 2017 and November 2016, respectively, which reduced their statutory income tax rate to 15% for a three year period. Infobird Beijing applied to renew the “high-tech enterprise” tax status in July 2020 upon expiration of the current “high-tech enterprise” tax status and is currently pending approval from local authorities. In November 2019, Infobird Guiyang’s “high-tech enterprise” tax status expired, and the Company has not renewed such “high-tech enterprise” tax status as of the date of this prospectus as Infobird Guiyang also qualifies for 15% preferential income tax rate for enterprises whose core business is one of the industrial projects listed in the Catalogue of Encouraged Industries in western regions of China.

In addition, 75% of research and development expenses of Infobird Beijing, Infobird Anhui, and Infobird Guiyang are subject to additional deduction from pre-tax income while such deduction cannot exceed the total amount of pre-tax income.

Tax savings for the six months ended June 30, 2020 and 2019 amounted to $329,742 and $430,434, respectively, with the 10% preferential tax rate reduction and additional deduction of 75% of research and development expenses.

The Company’s basic and diluted earnings per shares would have been lower by $0.02 per share for the six months ended June 30, 2020 and 2019, respectively, without the preferential tax rate reduction and research and development expenses reduction.

Income tax expenses for the six months ended June 30, 2020 and 2019 amounted to $109,818 and $95,261, respectively.

Significant components of the provision for income taxes are as follows:

	For the six months ended June 30, 2020	For the six months ended June 30, 2019
	(Unaudited)	(Unaudited)
Current	$-	$28,135
Deferred	109,818	67,126
Provision for income taxes	$109,818	$95,261

Deferred tax assets and liabilities – China

Significant components of deferred tax assets and liabilities were as follows:

	June 30,	December 31,
Deferred tax assets:	2020	2019
	(Unaudited)
Allowance for doubtful account	$13,798	$2,908
Net operating loss carryforward	534,399	542,773
Deferred tax assets, net	548,197	545,681
Deferred tax liabilities:
Capitalized development costs	(401,449)	(285,827)
Deferred tax assets, net	$146,748	$259,854

Noncurrent deferred tax assets	$407,262	$461,461
Noncurrent deferred tax liabilities	(260,514)	(201,607)
Deferred tax assets, net	$146,748	$259,854

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

As of June 30, 2020 and December 31, 2019, the Company had net operating loss (NOL) carryforward of approximately $3.6 million from the Company’s PRC subsidiary, Infobird Guiyang, which was operating at a loss prior to the year ended December 31, 2018. The NOL will expire by December 31, 2023. As Infobird Guiyang has generated taxable income and started to utilize NOL for the six months ended June 30, 2020 and for the year ended December 31, 2019, and is expected to continue generate positive taxable income in the coming years, the Company believes it is more likely than not that its PRC operations will be able to fully utilize its deferred tax assets related to the net operating loss carryforwards in the PRC.

In addition, the Company had $91,103 and $19,386 of allowance for doubtful accounts held at its profitable PRC VIEs as of June 30, 2020 and December 31, 2019, respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets for the profitable PRC VIEs as of June 30, 2020 and December 31, 2019. Thus, there were no valuation allowances as of June 30, 2020 and December 31, 2019 in respect to the deferred tax assets on allowance for doubtful accounts.

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of capitalized development costs. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2020 and December 31, 2019, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties tax for the six months ended June 30, 2020 and 2019. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve (12) months from June 30, 2020.

Value added tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at a rate of 6% of the gross proceeds or at a rate approved by the Chinese local government.

Taxes payable consisted of the following:

	June 30, 2020	December 31, 2019
	(Unaudited)
VAT taxes payable	$452,744	$376,738
Income taxes payable	215,378	276,284
Other taxes payable	6,830	20,770
Total	$674,952	$673,792

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 11 – Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash in bank. As of June 30, 2020 and December 31, 2019, $1,211,337 and $3,507,217 were deposited with financial institutions located in the PRC, respectively. Deposit insurance system in China only insured each depositor at one bank for a maximum of approximately $71,000 (RMB 500,000). As of June 30, 2020 and December 31, 2019, $899,934 and $3,220,710 are over the China deposit insurance limit which is not covered by insurance, respectively.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company’s functional currency is the RMB, and its financial statements are presented in U.S. dollars. The RMB depreciated by 1.5% from December 31, 2019 to June 30, 2020. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Customer concentration risk

For the six months ended June 30, 2020, China Guangfa Bank accounted for 75.5% of the Company’s total revenues. For the six months ended June 30, 2019, China Guangfa Bank accounted for 81.0% of the Company’s total revenues.

As of June 30, 2020, China Guangfa Bank accounted for 91.5% of the total balance of accounts receivable. As of December 31, 2019, China Guangfa Bank accounted for 77.6% and another customer accounted for 10.4% of the total balance of accounts receivable.

Vendor concentration risk

For the six months ended June 30, 2020, two vendors accounted for 11.8% and 11.4% of the Company’s total purchases, respectively. For the six months ended June 30, 2019, two vendors accounted for 17.9% and 10.3% of the Company’s total purchases, respectively.

As of June 30, 2020, two vendors accounted for 37.5% and 11.0% of the total balance of accounts payable, respectively. As of December 31, 2019, three vendors accounted for 18.6%, 12.9% and 12.3% of the total balance of accounts payable, respectively.

Note 12 – Equity

Ordinary shares

Infobird Cayman was established under the laws of the Cayman Islands on March 26, 2020. The authorized number of ordinary shares is 50,000,000 shares with a par value of $0.001 per ordinary share, and 19,000,000 ordinary shares were issued on March 26, 2020. The Company has retroactively restated all shares and per share data for all the periods presented pursuant to ASC 260. As a result, the Company had 50,000,000 authorized ordinary shares, par value $0.001 per share, of which 19,000,000 were issued and outstanding as of June 30, 2020 and December 31, 2019.

 Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Infobird WFOE, Infobird Beijing, Infobird Anhui, and Infobird Guiyang (collectively “Infobird PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying unaudited interim condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Infobird PRC entities.

Infobird PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Infobird PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Infobird PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, Infobird PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict Infobird PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of June 30, 2020 and December 31, 2019, amounts restricted are the paid-in-capital, registered capital and statutory reserves of Infobird PRC entities, which amounted to $5,978,824, and $5,902,867, respectively.

Statutory reserves

During the six months ended June 30, 2020 and 2019, Infobird PRC entities collectively attributed $107,735 and 32,361 of retained earnings for their statutory reserves, respectively.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 13 – Commitments and contingencies

Lease commitments

The Company entered into fourteen non-cancellable operating lease agreements for nine offices and five employee dormitories for the six months ended June 30, 2020. The Company’s commitment for minimum lease payments under the ten remaining operating leases as of June 30, 2020 for the next five years is as follows:

Twelve months ending June 30,	Minimum lease payment
2021	$342,290
2022	211,953
Thereafter	-
Total minimum payments required	$554,243

Rent expense for the six months ended June 30, 2020 and 2019 was $192,296 and $189,931, respectively.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited interim condensed consolidated financial statements.

On July 20, 2012, Infobird Anhui signed a leasing agreement with Hefei Shushan Economic Development District Management Committee (“the Plaintiff”) to lease certain properties in the industry park managed by the Plaintiff. A supplemental agreement was subsequently signed on August 6, 2012 which amended the term of the lease and provided certain incentives and subsidies to Infobird Anhui. In June 2019, the Plaintiff filed a lawsuit in Shushan District People’s Court against Infobird Anhui claiming the incentives and subsidy provided to Infobird Anhui was indeed a loan and Infobird Anhui was in default of loan contract of approximately $0.9 million (RMB 6,400,000). On August 1, 2019, Shushan District People’s Court issued a civil judgment against the Plaintiff. The Plaintiff subsequently filed an appeal in Anhui Province Hefei City Intermediary People’s Court. The Court ruled against the Plaintiff on December 3, 2019. The case was concluded and no contingent loss was recorded on the Company’s financial statements.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Infobird WFOE and the VIEs are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

COVID-19

In March 2020, the World Health Organization declared COVID-19 a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of the Company’s business operations and workforce are concentrated in China, the Company’s business, results of operations, and financial condition have been adversely affected for the six months ended June 30, 2020. The impact of COVID-19 on the macroeconomic outlook of China and any business disruption due to further resurgence of C COVID-19 may have adverse financial impacts for the Company for the rest of 2020 and beyond and cannot be reasonably estimated at this time.

Note 14 – Segment information and revenue analysis

The Company follows ASC 280, Segment Reporting, which requires that companies disclose segment data based on how management makes decisions about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company and hence the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Disaggregated information of revenues by business lines are as follows:

	For the six months ended June 30, 2020	For the six months ended June 30, 2019
	(Unaudited)	(Unaudited)
Standard cloud-based services	$658,142	$778,949
Customized cloud-based services	4,660,918	6,617,204
BPO services	830,170	970,412
Other revenues	83,511	990,073
Total revenues	$6,232,741	$9,356,638

Note 15– Subsequent Events

The Company evaluated all events and transactions that occurred after June 30, 2020 up through the date the Company issued these unaudited interim condensed consolidated financial statements on October 29, 2020.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

Note 16 – Interim condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08(e)(3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for Infobird Co., Ltd, the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2020 and December 31, 2019.

INFOBIRD CO., LTD BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
OTHER ASSETS
Investment in subsidiaries	$4,868,828	$3,424,072

Total assets	$4,868,828	$3,424,072

LIABILITIES AND EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

EQUITY

Ordinary shares, $0.001 par value, 50,000,000 shares authorized, 19,000,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019*	19,000	19,000
Additional paid-in capital	5,852,089	5,852,089
Statutory reserves	31,778	31,778
Accumulated deficit	(1,004,758)	(2,508,120)
Accumulated other comprehensive (loss) income	(29,281)	29,325
Total equity	4,868,828	3,424,072

Total liabilities and equity	$4,868,828	$3,424,072

 * Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance on March 26, 2020.

INFOBIRD CO., LTD AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, unless stated otherwise)

INFOBIRD CO., LTD STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Six Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
EQUITY INCOME OF SUBSIDIARIES AND VIES	$1,503,362	$1,815,935

NET INCOME	1,503,362	1,815,935

FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(58,606)	(21,563)
COMPREHENSIVE INCOME	$1,444,756	$1,794,372

INFOBIRD CO., LTD STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,503,362	$1,815,935
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries and VIEs	(1,503,362)	(1,815,935)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of period	-	-

CASH, end of period	$-	$-

6,250,000 Ordinary Shares

Infobird Co., Ltd

Ordinary Shares

PROSPECTUS

VIEWTRADE SECURITIES, INC.	GF SECURITIES (HONG KONG) BROKERAGE LIMITED

, 2020

Until and including       , 2020 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Our post-offering memorandum and articles of association, which will become effective immediately upon completion of this offering, will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have entered into indemnification agreements with each of our directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

In March 2020, in connection with the incorporation of Infobird Cayman and the reorganization described in the prospectus, we issued an aggregate of 19,000,000 ordinary shares to certain investors for aggregate consideration of $19,000. We have also agreed to issue ordinary shares to Harry D. Schulman, an independent director, after the consummation of this offering in accordance with the terms of his director agreement.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits and Financial Statement Schedules

(a)

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

 (ii)       If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)       The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1*	Specimen certificate evidencing ordinary shares
4.2*	Form of Underwriters’ Warrant
5.1*	Opinion of Campbells
5.2*	Opinion of K&L Gates LLP
10.1	Unofficial English Translation of Exclusive Business Cooperation Agreement by and between Infobird Digital Technology (Beijing) Co., Ltd and Beijing Infobird Software Co., Ltd, dated as of May 27, 2020
10.2	Unofficial English Translations of Exclusive Option Agreements by and among Infobird Digital Technology (Beijing) Co., Ltd, Beijing Infobird Software Co., Ltd and the shareholders of Beijing Infobird Software Co., Ltd, dated as of May 27, 2020
10.3	Unofficial English Translations of Equity Interest Pledge Agreements by and among Infobird Digital Technology (Beijing) Co., Ltd, Beijing Infobird Software Co., Ltd and the shareholders of Beijing Infobird Software Co., Ltd, dated as of May 27, 2020
10.4	Unofficial English Translations of Shareholders’ Powers of Attorney, dated as of May 27, 2020
10.5	Unofficial English Translations of Spousal Consent Letters, dated as of May 27, 2020
10.6*	Form of Indemnification Escrow Agreement
10.7	Form of Indemnification Agreement by and between the registrant and its officers and directors
10.8	Form of Director Agreement by and between the registrant and its directors
10.9	Form of Independent Director Agreement by and between the registrant and certain of its independent directors
10.10	Form of Independent Director Agreement by and between the registrant and its U.S. independent director
10.11	Form of Employment Agreement by and between the registrant and its officers
10.12	Employment Agreement, by and between Yimin Wu and the registrant, dated as of May 25, 2020
10.13	Employment Agreement, by and between Lianfang Zhou and the registrant, dated as of May 25, 2020
10.14	Employment Agreement, by and between Chunhsiang Chen and the registrant, dated as of May 25, 2020
10.15	Employment Agreement, by and between Hsiaochien Tseng and the registrant, dated as of May 25, 2020
10.16	Unofficial English Translation of Beijing House Lease Contract, by and among Beijing Infobird Software Co., Ltd, Wang Tao, Wang Yong, and Beijing Yuanxing Real Estate Brokerage Co., Ltd., dated as of February 27, 2019
10.17	Unofficial English Translation of Beijing House Lease Contract, by and among Beijing Infobird Software Co., Ltd, Wang Tao, and Wang Yong, dated as of November 8, 2019
10.18	Unofficial English Translation of Office Lease Contract, by and between Guiyang Infobird Cloud Computing Technology Co., Ltd. and Qin Huxiang
10.19	Unofficial English Translation of Office Lease Contract, by and between Guiyang Infobird Cloud Computing Technology Co., Ltd. and Wang Haihong
10.20	Unofficial English Translation of Office Lease Contract, by and between Guiyang Infobird Cloud Computing Technology Co., Ltd. and Yang Xiaokang
10.21	Unofficial English Translation of Office Lease Contract, by and between Guiyang Infobird Cloud Computing Technology Co., Ltd. and Zhang Zhihua, dated as of November 14, 2019
21.1	List of Subsidiaries
23.1	Consent of Friedman LLP, an independent registered public accounting firm
23.2*	Consent of Campbells (included in Exhibit 5.1)
23.3*	Consent of K&L Gates LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on December 9, 2020.

Infobird Co., Ltd

By:	/s/ Yimin Wu
Name: Yimin Wu
Title: Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes Yimin Wu and Lianfang Zhou appoints and and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yimin Wu	Chief Executive Officer and Chairman of the Board of Directors	December 9, 2020
Yimin Wu	(Principal Executive Officer)

/s/ Lianfang Zhou	Chief Financial Officer	December 9, 2020
Lianfang Zhou	(Principal Financial and Accounting Officer)

/s/ Dongliang Jiang	Director	December 9, 2020
Dongliang Jiang

/s/ Hanbin Xiao	Director	December 9, 2020
Hanbin Xiao

/s/ Harry D. Schulman	Director	December 9, 2020
Harry D. Schulman

/s/ Feng Liu	Director	December 9, 2020
Feng Liu

/s/ Zhixiong Wang	Director	December 9, 2020
Zhixiong Wang

/s/ Xuan Li	Director	December 9, 2020
Xuan Li

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Infobird Co., Ltd has signed this registration statement or amendment thereto in Newark, Delaware on December 9, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director